UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 2)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934, as amended

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PENN NATIONAL GAMING, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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SUBJECT TO COMPLETION, October 29, 2007

PENN NATIONAL GAMING, INC.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

            , 2007

Merger Proposal—Your Vote Is Very Important

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Penn National Gaming, Inc., which is referred to as the Company, which will be held on             , 2007, beginning at 10:00 a.m., eastern time, at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 15, 2007, by and among the Company, PNG Acquisition Company Inc., which is referred to as Parent, and PNG Merger Sub Inc., a wholly owned subsidiary of Parent. Parent is controlled by an investor group comprised of investment funds affiliated with Fortress Investment Group LLC and Centerbridge Partners, L.P., which are private equity firms.

The agreement and plan of merger provides for, among other things, the merger of PNG Merger Sub Inc. with and into the Company, with the Company as the surviving corporation in the merger and becoming a wholly owned subsidiary of Parent. If the merger is completed by June 15, 2008, you will be entitled to receive $67.00 in cash, without interest, for each share of Company common stock you own, as more fully described in the enclosed proxy statement. If the merger is not completed by June 15, 2008, the $67.00 per share merger consideration will be increased $0.0149 per day for each day after such date through and including the closing date.

After careful consideration, the Board of Directors has (i) determined that the agreement and plan of merger and the merger are advisable and fair to, and in the best interests of, the Company and its shareholders and (ii) approved and adopted the merger and the agreement and plan of merger. Accordingly, the Board of Directors (other than Mr. Carlino, who recused himself) recommends that the Company’s shareholders vote “FOR” the approval and adoption of the agreement and plan of merger.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters, including the conditions to the completion of the merger. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the agreement and plan of merger is approved and adopted by the affirmative vote of a majority of the votes cast by our holders of shares of Company common stock present in person or by proxy at the special meeting who are entitled to vote (assuming a quorum is present).

Thank you for your continued support.

Sincerely,

[SCAN OF SIGNATURE]
Peter M. Carlino Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated             , 2007 and is first being mailed to shareholders on or about             , 2007.

PENN NATIONAL GAMING, INC.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON             , 2007

Dear Shareholder:

A special meeting of shareholders of Penn National Gaming, Inc., which is referred to as the Company, will be held on             , 2007, beginning at 10:00 a.m., eastern time, at Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103, for the following purpose:

1.	Adoption of the Merger Agreement. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 15, 2007, by and among the Company, PNG Acquisition Company Inc., which is referred to as Parent, and PNG Merger Sub Inc., a wholly owned subsidiary of Parent, that provides for, among other things, the merger of PNG Merger Sub Inc. with and into the Company, with the Company as the surviving corporation in the merger and becoming a wholly owned subsidiary of Parent. If the merger is completed, you will be entitled to receive $67.00 in cash, without interest, for each share of Company common stock you own, as more fully described in the enclosed proxy statement. If the merger is not completed by June 15, 2008, the $67.00 per share merger consideration will be increased $0.0149 per day for each day after such date through and including the closing date.

2.	Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

3.	Other Matters. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only shareholders of record of our common stock as of the close of business on             , 2007, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless the agreement and plan of merger is approved and adopted by the affirmative vote of a majority of the votes cast by our holders of shares of Company common stock present in person or by proxy at the special meeting who are entitled to vote (assuming a quorum is present). Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. If you are a shareholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

[SCAN OF SIGNATURE]
Robert S. Ippolito Secretary

Wyomissing, Pennsylvania

            , 2007

i

ANNEX A	Agreement and Plan of Merger, dated as of June 15, 2007, by and among the Company, PNG Acquisition Company Inc. and PNG Merger Sub Inc.

ANNEX B	Opinion of Lazard Frères & Co. LLC

ii

SUMMARY

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to in this proxy statement. We have included section references to direct you to a more complete description of the topics presented in this summary term sheet. See “Where You Can Find More Information.”

The Parties to the Merger Agreement (Page 17).

Penn National Gaming, Inc. Penn National Gaming, Inc., which is referred to as “Penn National,” “we,” “us,” “our” and the “Company”, is a leading, diversified, multi-jurisdictional owner and operator of gaming and pari-mutuel properties that currently owns or operates eighteen facilities in fourteen jurisdictions: Colorado, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia and Ontario.

PNG Acquisition Company Inc. PNG Acquisition Company Inc., which is referred to as Parent, is a Delaware corporation formed solely for the purpose of acquiring the Company and has not engaged in any activities to date except for those incidental to its formation, in connection with the financing of the merger consideration, and as otherwise contemplated by the Merger Agreement. Parent is controlled by an investor group comprised of investment funds affiliated with Fortress Investment Group LLC, which is referred to as Fortress, and Centerbridge Partners, L.P., which is referred to as Centerbridge, and together with Fortress, as Fortress/Centerbridge.

Fortress is a leading global alternative asset manager with approximately $43.3 billion in assets under management as of June 30, 2007. Fortress’s private equity business primarily makes significant, control-oriented investments in North America and Western Europe, with a focus on acquiring and building asset-based businesses with significant cash flows.

Centerbridge is a private equity firm specializing in leveraged buyouts and distressed securities opportunities. It makes investments in corporate partnerships and buildups, and typically invests in companies based in North America.

PNG Merger Sub Inc. PNG Merger Sub Inc., which is referred to as Merger Sub, is a Pennsylvania corporation formed for the sole purpose of completing the merger with the Company. Merger Sub has not engaged in any activities to date except for those incidental to its formation, in connection with the financing of the merger consideration, and as otherwise contemplated by the Merger Agreement. Merger Sub is a wholly owned subsidiary of Parent. Upon consummation of the proposed merger, Merger Sub will merge with and into the Company and will cease to exist, with the Company continuing as the surviving corporation.

The Merger (Page 71).

You are being asked to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of June 15, 2007, by and among the Company, Parent and Merger Sub, which is referred to as the Merger Agreement, that provides for, among other things, the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger and becoming a wholly owned subsidiary of Parent. As a result of the merger, the Company will become a privately owned company controlled by affiliates of Fortress/Centerbridge. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

Certain Effects of the Merger (Page 40).

If the merger is completed, each outstanding share of Company common stock, which is referred to collectively as the Company shares, will be converted into the right to receive $67.00 in cash, without interest, which is referred to as the merger consideration (subject to increase if the merger is not completed by June 15, 2008). However, Company shares held in treasury or owned directly or indirectly by Parent or Merger Sub immediately prior to the time at which the merger becomes effective, which is referred to as the effective time, will be cancelled without payment of any consideration therefor.

Following the merger, you will no longer own any shares of the surviving corporation and the Company will cease to be an independent, publicly traded company. Upon completion of the proposed merger, Company shares will no longer be listed on any stock exchange or quotation system, including the NASDAQ Global Select Market, which is referred to as the NASDAQ. In addition, the Company may also elect, upon or after the completion of the merger, to terminate the registration of Company’s securities and its reporting obligations with respect to such securities under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, upon application to the Securities and Exchange Commission (which is referred to as the SEC).

Merger Consideration (Page 72).

At the effective time, your Company shares will be cancelled and converted into the right to receive $67.00 in cash, without interest, for each Company share that you own. If the merger is not completed by June 15, 2008, the $67.00 per share merger consideration will be increased $0.0149 per day for each day after such date through and including the closing date.

Procedure for Receiving Merger Consideration (Page 72).

As soon as practicable after the effective time, a paying agent appointed by Parent that is reasonably satisfactory to the Company will mail a letter of transmittal and instructions to all Company shareholders. The letter of transmittal and instructions will tell you how to surrender your share certificates in exchange for the merger consideration. You should not return any share certificates you hold with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

Recommendation of the Company’s Board of Directors (Page 29).

Our Board of Directors (other than Mr. Carlino, who recused himself) recommends that the Company’s shareholders vote “FOR” the approval and adoption of the Merger Agreement. Please see “Special Factors—Recommendation of Our Board of Directors; Reasons for the Merger” beginning on page 29 for a description of the factors that the Board of Directors believed supported its decision to recommend the merger.

Opinion of Lazard Frères & Co. LLC (Page 35).

In connection with the Merger Agreement, the Board of Directors received a written opinion from Lazard Frères & Co. LLC, which is referred to as Lazard, as to the fairness, from a financial point of view, to holders of the Company common stock (other than Parent, its affiliates and any holder who exchanges their Company shares for shares of Parent or its affiliates in connection with the merger) of the merger consideration to be received by such holders pursuant to the Merger Agreement. The full text of the Lazard opinion is attached to this proxy statement as Annex B. The Company and its Board of Directors encourage shareholders to read the Lazard opinion carefully and in its entirety. Lazard’s written opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Penn National or the underlying business decision by Penn National to engage in the merger, and is not intended to and does not constitute a recommendation to any holder of Penn National common stock as to how such holder should vote with respect to the merger or any matter relating thereto.

Required Vote of Shareholder to Approve and Adopt the Merger Agreement (Page 22).

The merger cannot be completed unless the Merger Agreement is approved and adopted by the affirmative vote of a majority of the votes cast by our holders of Company shares present in person or by proxy at the special meeting who are entitled to vote (assuming a quorum is present).

Share Ownership of Directors and Executive Officers (Page 23).

As of             , 2007, the record date for the special meeting, the directors and executive officers of the Company held and are entitled to vote, in the aggregate,              shares of the Company common stock (excluding options), representing approximately             % of the voting power of the Company. Each of our directors and executive officers have informed the Company that they intend to vote all of their Company shares “FOR” the approval and adoption of the Merger Agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Treatment of Options to Acquire Company Shares (Page 72).

As of the effective time, all then outstanding options to acquire Company shares under the Company’s equity incentive plans will be cancelled, and the holder of such options will receive, at the effective time or as soon as practicable thereafter from the surviving corporation, an amount in cash, without interest, equal to the product of (1) the number of Company shares previously subject to such option and (2) the excess, if any, of the merger consideration over the exercise price per share previously subject to such option.

Treatment of Restricted Shares (Page 72).

Each restricted share outstanding immediately prior to the effective time, granted subject to vesting or other lapse restrictions will become vested and free of such restrictions immediately prior to the effective time and will be cancelled and converted into the right to receive the merger consideration.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 45).

In considering the recommendation of the Board of Directors (other than Mr. Carlino, who recused himself) to vote “FOR” the approval and adoption of the Merger Agreement, the Company’s shareholders should be aware that members of the Company’s Board of Directors and the Company’s executive officers, Peter M. Carlino, William J. Clifford, Leonard M. DeAngelo, Jordan B. Savitch and Robert S. Ippolito, may have interests in the transaction that are different from, and in addition to, the interests of the Company’s shareholders generally. The independent members of the Board of Directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and the merger and in recommending to the shareholders that they vote in favor of approving and adopting the Merger Agreement. These interests include:

•

Cash-out of all vested and unvested Company stock options and restricted stock, including those held by our directors and executive officers, which, based on anticipated holdings as of June 30, 2008 and certain assumptions described in “Special Factors—Interests of Our Directors and Executive Officers in the Merger—Stock Options and Other Equity-Based Awards,” would result in estimated cash payments to our directors and executive officers of approximately $207.0 million in the aggregate.

•

Agreements with our executive officers that provide for change of control payments in connection with or following the merger and/or entitle them to severance payments and benefits in connection with a termination of their employment in connection with or following the merger. Each executive officer would also be eligible for tax gross-up payments in reimbursement for any federal excise tax imposed on change of control payments received by the executive officer. The estimated aggregate value of the payments and benefits under these agreements with our executive officers, including the value of any tax gross-up payments and based on certain assumptions described in “Special Factors—Interests of Our Directors and Executive Officers in the Merger—Change of Control Agreements,” would be approximately $32.0 million.

•

An agreement between Mr. Carlino and PNG Holdings LLC, which is referred to as PNG Holdings, the entity through which Fortress/Centerbridge will make their investments in Parent, whereby Mr. Carlino has agreed that, in connection with the closing of the merger, he would (i) invest in, and become a member of, PNG Holdings (ii) participate in an equity-based compensation plan that will replace the Company’s existing compensation plan and (iii) enter into an employment agreement with PNG Holdings, on terms similar to his existing employment agreement with the Company, whereby Mr. Carlino would continue in his current role as Chairman and Chief Executive Officer of the Company. Mr. Carlino’s investment in PNG Holdings would represent approximately 1.8% of the outstanding equity interests of PNG Holdings, and would be acquired for the same per share purchase price as Fortress/Centerbridge will pay for their controlling interest in the Company. Mr. Carlino would be investing in PNG Holdings at the insistence of Fortress/Centerbridge to align his interests following the merger with those of Fortress/Centerbridge. Mr. Carlino’s new employment agreement would provide for an annual base salary and bonus opportunity that would be identical to his current employment arrangements, but will not include the provisions respecting cash severance and change of control payments included in his current employment agreement, and Fortress/Centerbridge has advised us that Mr. Carlino will not be granted any rights to cash severance or change of control payments under any other agreement. His employment agreement would have an initial term of five years, with automatic renewals for one-year periods unless either party gives notice of its desire to terminate. Mr. Carlino and Fortress/Centerbridge have informed us that a portion of Mr. Carlino’s investment in PNG Holdings may come from Mr. Carlino’s affiliates.

•	Company directors and executive officers are entitled to continued indemnification and insurance coverage for six years following the closing under the Merger Agreement.

As of the date of this proxy statement, other than Mr. Carlino as described above, no members of management have entered into any discussion, agreement, arrangement or understanding with the Company or its subsidiaries or with Parent, Merger Sub or their affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, PNG Holdings. Further, Fortress/Centerbridge has advised us that at this time they have not yet determined which members of Penn National’s management (other than Mr. Carlino) will receive proposals regarding an investment in PNG Holdings or any potential employment arrangements following the merger, or the nature and extent of such employment or other arrangements. Fortress/Centerbridge has indicated that it expects members of our management who are retained to receive salaries and bonuses consistent with their current arrangements. Any such new arrangements with members of management would not become effective until the merger is completed.

Financing (Page 42).

It is estimated that the total amount of funds necessary to consummate the merger and the related transactions (including payment of the aggregate merger consideration and related expenses, as well as the repayment of certain existing indebtedness of the Company) will be approximately $9.4 billion, which is expected to be funded by the following: (i) borrowings under debt facilities and (ii) equity financing from affiliates of Fortress and Centerbridge. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. See “Special Factors—Financing by Parent of Merger and Related Transactions.” The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing

Parent has received an equity commitment letter from affiliates of each of Fortress and Centerbridge. In connection with these equity commitment letters, the affiliates of each of Fortress and Centerbridge have collectively agreed to directly or indirectly provide, or cause to be provided, up to $3.061 billion of cash to Parent.

In connection with the equity commitments, the affiliates of each of Fortress and Centerbridge will be obligated to fund a pro rata portion (based on their respective equity commitments) of any reverse termination fee payable by Parent to the Company, any amounts payable pursuant to the indemnification and/or reimbursement obligations of Parent under the Merger Agreement and any amounts arising from certain claims described in the Merger Agreement, provided that the aggregate liability of the Fortress affiliates will not exceed an amount equal to (x) $156 million plus (y) 78% of the aggregate amount of other liabilities or obligations of Parent to third parties, and the aggregate liability of the Centerbridge affiliates will not exceed an amount equal to (x) $44 million plus (y) 22% of the aggregate amount of other liabilities and obligations of Parent to third parties. The obligation to fund such amounts to the Company will remain in full force and effect until six months after the termination of the Merger Agreement, provided that the obligation will not terminate as to any claim made by the Company against Parent prior to that date.

Debt Financing

In connection with the signing of the Merger Agreement, Parent entered into a debt commitment letter, dated June 15, 2007, with certain banks and debt financing sources whereby, subject to the terms and conditions set forth in the debt commitment letter, the debt financing sources committed to underwrite and arrange (1) $5.100 billion of senior secured credit facilities, including $4.600 billion in senior secured term loans to be drawn on the closing date of the merger and a $500 million senior secured revolving credit facility (of which $100 million is available to be drawn on the closing date of the merger) and (2) a $2.000 billion unsecured term loan facility.

The debt commitment letter and each of the debt facilities are subject to the satisfaction or waiver of a number of customary conditions and are subject to termination if the definitive documentation with respect to the facilities is not negotiated, executed and delivered on or before June 15, 2008, which date may be extended for 120 days under certain circumstances.

Parent has agreed in the Merger Agreement to use its best efforts to obtain the financing on the terms and conditions described in the commitment letters as promptly as practicable. If any portion of the debt financing under the debt commitment letter becomes unavailable in the manner or form contemplated by such letters, Parent is obligated under the Merger Agreement to promptly notify the Company and use its best efforts to arrange to obtain any such portion from existing lenders or alternative sources in an amount sufficient to consummate the merger and the transactions contemplated by the Merger Agreement on terms not materially less favorable, taken as a whole, to Parent and Merger Sub, as promptly as practicable following the occurrence of such event.

Parent may agree to amendments or modifications to, or grant waivers of, any condition or other material provision under the debt commitment letters without the consent of the Company so long as such amendment, modification or waiver would not impose new or additional conditions or otherwise amend, modify or waive any of the conditions to the receipt of the financing in a manner that may cause any delay in the satisfaction of the conditions set forth in the Merger Agreement. In addition, Parent may enter into new debt financing commitments so long as the terms of the new debt financing do not impose new or additional conditions or adversely amend the existing conditions to the receipt of financing or cause or increase the possibility of causing any delay in the satisfaction of the conditions set forth in Merger Agreement.

Conditions to Completion of the Merger (Page 79).

The completion of the merger is subject to the following conditions: the receipt of the required shareholder vote for the approval and adoption of the Merger Agreement; the expiration or early termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which is referred to as the HSR Act; the receipt of all gaming approvals required to be obtained prior to the effective time; the absence of any order, injunction or other legal restraint issued by any governmental entity or any law prohibiting, restraining or rendering illegal the consummation of the merger; the truth and correctness of the Company’s, Parent’s and Merger Sub’s representations and warranties set forth in the Merger Agreement, subject to certain exceptions; the performance by the Company, Parent and Merger Sub in all material respects of their respective obligations under the Merger Agreement; and the delivery of officer’s certificates.

Regulatory and Other Governmental Approvals (Page 51).

The merger is subject to various regulatory approvals. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Penn National, Parent and Merger Sub have agreed to use their respective best efforts to take, or cause to be taken, all appropriate actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all governmental authorities (including gaming authorities) or other persons.

Parent and Merger Sub have also agreed to use their respective best efforts to, as promptly as practicable, obtain all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any gaming authority required to permit the parties to consummate the transactions contemplated by the Merger Agreement or necessary to permit Parent to own and operate the Company, including causing all persons who are associated or affiliated with them or their affiliates who are, in the view of the applicable gaming authorities, required to be licensed under applicable gaming laws in order to consummate the transactions contemplated by the Merger Agreement, to submit to the licensing process. For information regarding the obligations of Penn National, Parent and Merger Sub with regard to governmental and regulatory matters, see “The Merger Agreement—Best Efforts; Antitrust Matters; Gaming Approvals.”

Gaming Approvals

Penn National is, and upon completion of the merger will continue to be, subject to a variety of gaming regulations in the fourteen jurisdictions in which it operates, including Indiana, Illinois, Pennsylvania and West Virginia. Penn National and Parent intend to make all filings with the appropriate regulatory authorities and take all other actions necessary, in each case in a timely manner, to obtain the approvals necessary under all applicable gaming regulations in each jurisdiction in which such approval is required to complete the merger and the other transactions contemplated by the Merger Agreement. There can be no assurance that the approvals will be granted or will be granted on a timely basis.

Antitrust

Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, which is referred to as the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, which is referred to as the DOJ, and the applicable waiting period has expired. The Company and Parent plan to make the necessary filings under the HSR Act during the fourth quarter of 2007.

Solicitation of Other Offers (Page 77).

Until 11:59 p.m., eastern time, on July 30, 2007, which is referred to as the no-shop period start date, the Company had the right to: (i) initiate, solicit and encourage acquisition proposals for Penn National and (ii) enter into and maintain discussions or negotiations with respect to acquisition proposals for Penn National.

After the no-shop period start date, until the effective time or the termination of the Merger Agreement, the Company has agreed not to (i) initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any acquisition proposal for Penn National or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an acquisition proposal for Penn National or enter into any merger agreement, letter of intent, agreement in principle or other similar agreement.

Under certain circumstances prior to obtaining the required shareholder approval, if the Company’s Board of Directors determines in good faith, after consultation with its independent financial advisors and outside counsel, that an acquisition proposal for Penn National constitutes or could reasonably be expected to lead to a superior proposal, then the Company may furnish information with respect to the Company and its subsidiaries to, and participate in discussions or negotiations with, the person making such proposal.

Change of Board Recommendation (Page 79).

The Merger Agreement restricts the Company’s Board of Directors from directly or indirectly withdrawing or modifying its recommendation for the merger in a manner adverse to Parent or Merger Sub, or publicly proposing to do so. Notwithstanding this restriction, the Board may take such action prior to obtaining the required shareholder approval if the Board determines in good faith that an acquisition proposal received by the Company is a superior proposal and that the failure to take such action likely would be inconsistent with its fiduciary duties under applicable law.

Termination of the Merger Agreement (Page 81).

The Merger Agreement may be terminated at any time prior to the effective time of the merger, before or after shareholder approval has been obtained, as follows:

•	by mutual written consent of the Company, Parent and Merger Sub;

•	by the Company or Parent, under certain circumstances, if:

•	the effective time shall not have occurred on or before June 15, 2008, which is referred to as the end date, subject to extension by an additional 120 days to obtain gaming approvals;

•	a final, non-appealable injunction, order, decree or ruling prohibits the merger;

•

the Merger Agreement shall have been voted upon at the special meeting (including any adjournment thereof), the special meeting shall have been completed, and the Company’s shareholders shall have failed to approve and adopt the Merger Agreement by the requisite vote; or

•

any applicable gaming authority shall have conclusively determined not to grant any gaming approval, the receipt of which is necessary to satisfy the condition relating to the receipt of gaming approvals;

•	by the Company, under certain circumstances, if:

•

Parent or Merger Sub breaches any of their representations, covenants or agreements set forth in the Merger Agreement, and such breach (i) would cause the Company’s closing condition relating to Parent’s and Merger Sub’s representations or the Company’s closing condition relating to Parent’s and Merger Sub’s covenants and agreements not to be satisfied by the closing date and (ii) is incapable of being cured or is not cured within 60 calendar days following notice of such breach to Parent;

•

prior to obtaining the required shareholder approval, the Company receives an acquisition proposal for the Company that the Company’s Board of Directors determines in good faith constitutes a superior proposal; or

•

Parent fails to comply with its obligation to deposit the merger consideration with the disbursing agent or otherwise consummate the merger following the satisfaction or waiver of all of the closing conditions; and

•	by Parent or Merger Sub, under certain circumstances, if:

•

the Company breaches any of its representations, covenants or agreements set forth in the Merger Agreement, and such breach (i) would cause the Parent’s and Merger Sub’s closing condition relating to the Company’s representations or to the Company’s covenants and agreements not to be satisfied by the closing date and (ii) is incapable of being cured or is not cured within 60 calendar days following notice of such breach to the Company; or

•

the Company’s Board of Directors withdraws or modifies its recommendation for the merger in a manner adverse to Parent and Merger Sub, including by failing to include its recommendation in this proxy statement.

Termination Fees (Page 82).

The Company has agreed to pay Parent the following fees in the following circumstances:

•

If the Company terminates the Merger Agreement because the Company receives a company acquisition proposal that the Company’s Board of Directors determines in good faith constitutes a superior proposal, then concurrently with any such termination the Company must pay Parent a termination fee of $200 million, which amount is referred to as the termination fee.

•

If Parent terminates the Merger Agreement because the Company’s Board of Directors withdraws or modifies its recommendation for the merger in a manner adverse to Parent and Merger Sub, then Company must pay to Parent an amount equal to (i) 50% of the termination fee and (ii) up to $17.5 million of Parent’s and Merger Sub’s reasonable out-of-pocket fees and expenses, which amount is referred to as the Parent expenses. In addition, if, prior to such termination, a company acquisition proposal shall have been publicly announced and such company acquisition proposal is not withdrawn or terminated prior to such termination and, within nine months after such termination, the Company or any of its subsidiaries enters into (and thereafter consummates) a definitive agreement with respect to, or consummates, any company acquisition proposal (whether or not the same as that originally announced), then the Company shall pay to Parent an amount equal to (a) 50% of the termination fee, less (b) the amount of parent expenses previously paid.

•

If (i) Parent or the Company terminate the Merger Agreement because (a) the effective time does not occur on or before the end date and the Company’s shareholders have not approved and adopted the Merger Agreement or (b) the Merger Agreement shall have been voted upon at the special meeting (including any adjournment thereof), the special meeting shall have been completed, and the Company’s shareholders shall have failed to approve and adopt the Merger Agreement, (ii) prior to the special meeting, a company acquisition proposal shall have been publicly announced and not withdrawn or terminated prior to the special meeting and (iii) within nine months after such termination, the Company or any of its subsidiaries enters into (and thereafter consummates) a definitive agreement with respect to, or consummates, any company acquisition proposal (whether or not the same as that originally announced), then the Company shall pay to Parent an amount equal to the termination fee, less the amount of any parent expenses previously paid to Parent by the Company.

•

If Parent or the Company terminate the Merger Agreement because the required shareholder vote in favor of approving and adopting the Merger Agreement was not obtained, then the Company shall pay to Parent the Parent expenses.

Parent has agreed to pay the Company a termination fee of $200 million, which is referred to as the reverse termination fee, in any of the following circumstances:

•

The Company terminates the Merger Agreement because (i) Parent or Merger Sub breaches any of their representations, covenants or agreements, and such breach would cause the Company’s closing condition relating to Parent’s and Merger Sub’s representations or the Company’s closing condition relating to Parent’s and Merger Sub’s covenants and agreements not to be satisfied by the Closing date and is incapable of being cured or is not cured within 60 calendar days following notice of such breach or (ii) Parent fails to comply with its obligation to deposit the merger consideration with the disbursing agent or otherwise consummate the merger following the satisfaction or waiver of all of the closing conditions;

•

The Company or Parent terminate the Merger Agreement because (i) an order, injunction or other legal restraint, or any law, attributable to gaming approvals is issued by any governmental entity prohibiting, restraining or rendering illegal the consummation of the merger is in effect and has become final and nonappealable or (ii) a gaming authority has conclusively determined not to grant any gaming approval the receipt of which is necessary to satisfy the closing condition relating to the receipt of gaming approvals; or

•

The Company or Parent terminate the Merger Agreement because the effective time has not occurred on or before the end date and as of such date (i) the Company’s shareholders have not approved and adopted the Merger Agreement and (ii) all of the mutual closing conditions and all of Parent’s and Merger Sub’s closing conditions have been satisfied or waived except for the mutual conditions concerning (A) the receipt of gaming approvals required to be obtained prior to the effective time and (B) if attributable to gaming approvals, the absence of any order, injunction or other legal restraint issued by any governmental entity or any law prohibiting, restraining or rendering illegal the consummation of the merger, provided that the Company is not substantially at fault for the failure of such conditions to be satisfied.

Remedies (Page 90).

Parent’s and Merger Sub’s right to terminate the Merger Agreement and receive the termination fee of $200 million and, as applicable, the Parent expenses, is the sole and exclusive monetary remedy of Parent and Merger Sub, except that if Parent terminates the Merger Agreement as a result of a breach of a covenant or agreement or other intentional breach on the part of the Company, the Company may be liable for losses and damages arising from or in connection therewith in an aggregate amount in excess of $200 million. The Company’s right to terminate the Merger Agreement and receive the reverse termination fee of $200 million or other amounts payable pursuant to the Merger Agreement is the sole and exclusive monetary remedy of the Company and its subsidiaries.

The Company and Parent shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement by the other or to enforce specifically the obligations of the other under the Merger Agreement. Whether or not a party seeks specific performance, in no event shall it be entitled to damages in excess of $200 million.

Rights of Dissenting Shareholders (Page 95).

Under Pennsylvania law, you do not have appraisal or similar dissenters’ rights in connection with the merger, any transaction contemplated by the Merger Agreement or any other matter described in this proxy statement. If the Merger Agreement is approved and adopted and the merger is completed, shareholders who voted against the approval and adoption of the Merger Agreement will be treated the same as shareholders who voted for the approval and adoption of the Merger Agreement and their shares will automatically be converted into the right to receive the merger consideration described in “Special Factors—Certain Effects of the Merger.”

Material U.S. Federal Income Tax Consequences (Page 50).

The receipt of cash in exchange for Company shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, your receipt of cash in exchange for your Company shares will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your Company shares. You should consult your tax advisor regarding the particular tax consequences of the merger to you, including the federal, state, local and/or non-U.S. tax consequences of the merger.

Legal Proceedings (Page 70).

Subsequent to the announcement of the Merger Agreement, a complaint was filed on behalf of a putative class of public shareholders of Penn National and derivatively on behalf of Penn National in the Court of Common Pleas of Berks County, Pennsylvania, styled Superior Partners v. Carlino, et al., Case No. 07-9637 (the “Complaint”). The Complaint names our directors as defendants and Penn National as a nominal defendant. The Complaint alleges, among other things, that the directors of Penn National breached their fiduciary duties by agreeing to the proposed transaction with Fortress and Centerbridge for inadequate consideration, that certain of Penn National’s directors have conflicts with regard to the merger, and that Penn National and its directors have failed to disclose certain material information with regard to the merger. The Complaint seeks, among other things, a court order: determining that the action is properly maintained as a class action and a derivative action; enjoining Penn National and its directors from consummating the proposed merger; and awarding the payment of attorneys’ fees and expenses. Penn National intends to defend the action vigorously.

Market Price of Shares of Company Common Stock (Page 94).

The Company shares are listed on the NASDAQ under the trading symbol “PENN.” On June 14, 2007, which was the last trading day before the announcement of the execution of the Merger Agreement, the closing sale price of Company common stock was $51.14 per share. On             , 2007, which was the last trading day before the date of printing this proxy statement, the closing sale price of Company common stock was $             per share.

Additional Information (Page 101).

You can find more information about Penn National in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. This information is also available on our website at www.pngaming.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company shareholder. Please refer to “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Company and Fortress/Centerbridge have agreed to the acquisition of the Company under the terms of the Merger Agreement that is described in this proxy statement. The merger cannot be completed unless the Merger Agreement is approved and adopted by the affirmative vote of a majority of the votes cast by our holders of Company shares present in person or by proxy at the special meeting who are entitled to vote (assuming a quorum is present). This proxy statement contains important information about the merger and the special meeting of Company shareholders. The Company is sending you these materials to provide you with important information about the special meeting and to help you decide whether to approve and adopt the Merger Agreement.

Q:	What will I receive in the merger?

A:	Upon the consummation of the merger, you will be entitled to receive $67.00 in cash, without interest, for each Company share that you own immediately prior to the effective time. In the event that the merger is not completed by June 15, 2008, the $67.00 per share merger consideration will be increased $0.0149 per day for each day after such date through and including the closing date.

Q:	Am I entitled to exercise rights of dissent and appraisal instead of receiving the merger consideration for my Company shares?

A:	No, under Pennsylvania law, holders of Company shares are not entitled to dissenters’ rights in connection with the merger.

Q:	What will happen to Penn National as a result of the merger?

A:	The Company will become a wholly owned subsidiary of Parent, which is in turn controlled by Fortress/Centerbridge. As a result of the merger, the Company will become privately owned and Company shares will no longer be traded on the NASDAQ.

Q:	When and where is the special meeting?

A:	The special meeting of the Company shareholders will be held on , 2007, beginning at 10:00 a.m., eastern time, at Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103

Q:	What matters will I vote on at the special meeting?

A:	You may vote “For” or “Against” the approval and adoption of the Merger Agreement or “Abstain” from voting. The merger cannot be completed unless the Merger Agreement is approved and adopted by the affirmative vote of a majority of the votes cast by our holders of Company shares present in person or by proxy at the special meeting who are entitled to vote (assuming a quorum is present).

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	Our Board of Directors (other than Mr. Carlino, who recused himself) recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement and “FOR” the proposal to adjourn or postpone the Merger Agreement, if necessary or appropriate, to solicit additional proxies.

Q:	Why is our Board of Directors recommending that I vote “FOR” the proposal to approve and adopt the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies?

A:	After careful consideration, our Board of Directors (other than Mr. Carlino, who recused himself) has determined that the merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, the Company and its shareholders. Our Board of Directors (other than Mr. Carlino, who recused himself) has approved and adopted the Merger Agreement. In the course of reaching its decision to approve and adopt the Merger Agreement, the Company’s Board of Directors consulted with the Company’s legal and financial advisors and considered a number of factors. You should read “Special Factors—Recommendation of Our Board of Directors; Reasons for the Merger” beginning on page 25 for a discussion of the factors that the Board of Directors considered in deciding to recommend the approval and adoption of the Merger Agreement.

Q:	What vote of shareholders is required to approve and adopt the Merger Agreement?

A:	The merger cannot be completed unless the Merger Agreement is approved and adopted by the affirmative vote of a majority of the votes cast by our holders of Company shares present in person or by proxy at the special meeting who are entitled to vote (assuming a quorum is present).

Q:	Who is entitled to vote?

A:	Shareholders as of the close of business on, , 2007, the record date for the special meeting, are entitled to receive notice of, attend and to vote at the special meeting. On the record date, approximately shares of the Company common stock, held by approximately shareholders of record, were outstanding and entitled to vote. You may vote all Company shares you owned as of the record date. You are entitled to one vote per share of Company common stock.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of the Company that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your Company shares are voted.

Q:	How do I vote without attending the special meeting?

A:	If you are a registered shareholder (that is, if you hold Company shares in certificated form), you may submit your proxy and vote your Company shares by signing and returning the enclosed proxy card in the postage-paid envelope provided, or by telephone or through the Internet by following the instructions included with the enclosed proxy card.

If you are voting by telephone or via the Internet, your voting instructions must be received by              on             , 2007.

Q:	If my Company shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my Company shares for me?

A:	If you hold your Company shares through a broker, bank or other nominee (that is, in “street name”), you should follow the separate voting instructions, if any, provided to you by the broker, bank or other nominee along with the proxy statement. Please contact your broker, bank or other nominee to determine how to vote.

Q:	What if I fail to instruct my brokerage firm, bank or other nominee how to vote?

A:	Without instructions, your bank, brokerage firm or other nominee will not vote any of your shares held in “street name” on the proposal to approve and adopt the Merger Agreement. To be sure your shares are voted, you should instruct your bank, broker or other nominee to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding Company shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the Company shares on non-routine matters (such as the approval and adoption of the Merger Agreement). Broker non-votes (if any) will be counted for the purpose of determining the presence or absence of a quorum only if the shares covered by the broker non-vote are voted on a non-procedural matter at the meeting, but will not be deemed votes cast under Pennsylvania law and, therefore, will have no effect on the outcome of the vote.

Q:	How do I vote in person at the special meeting?

A:	If you are a registered shareholder, you may attend the special meeting and vote your Company shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your Company shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold your Company shares through a broker, bank or other nominee, you may vote those Company shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the Company shares. To do this, you should contact your nominee.

Q:	What happens if I do not vote or abstain from voting?

A:	Because under Pennsylvania law the vote required is based on the number of shares voted, your shares will not be counted and will have no effect on the outcome of the vote if you do not vote or abstain from voting. If the merger is completed, whether or not you vote for the merger proposal, you will be entitled to receive the merger consideration for your shares of common stock upon completion of the merger.

Q:	Can I change my vote?

A:	You may revoke or change your proxy at any time before it is voted, except as otherwise described below. If you are the registered shareholder (that is, you hold your Company shares in certificated form), you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary;

•	submitting a duly executed proxy card bearing a later date;

•

submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m., eastern time, on             , 2007, or the day before the meeting date, if the special meeting is adjourned or postponed; or

•	voting by ballot at the special meeting (simply attending the special meeting will not constitute revocation of a proxy).

If your Company shares are held in “street name,” you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies in order to revoke or change your proxy. If your broker, bank or other nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding Company shares must be present for the special meeting to be held. A quorum is present if the holders of a majority of the Company shares entitled to vote at the special meeting is present at the meeting, either in person or represented by proxy. Abstentions are counted as present for the purpose of determining whether a quorum is present. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For”, “Against” and “Abstain” votes. Because under Pennsylvania law adoption of the Merger Agreement requires the affirmative vote of holders representing a majority of all votes cast by our shareholders present in person or by proxy at the special meeting who are entitled to vote (assuming a quorum is present), and because failures to vote and abstentions are not considered votes “cast,” such failures to vote and abstentions will not be counted in determining the total number of votes cast or the number of votes cast for or against any proposal. If you sign your proxy card without indicating your vote, your Company shares will be voted “FOR” the approval and adoption of the Merger Agreement and “FOR” the postponement or adjournment of the meeting.

Q:	Who will bear the cost of this solicitation?

A:	The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of Company shares held of record by others.

Q:	Will a proxy solicitor be used?

A:	Yes. The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting, and the Company estimates that it will pay them a fee of approximately $[•], and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation.

Q:	Should I send in my share certificates now?

A:	No. Assuming the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent, shortly thereafter, in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange the Company share certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY CARD.

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger as quickly as possible, and we anticipate that it will be completed by [the third quarter of 2008]. We cannot, however, predict the exact timing of the merger. In order to complete the merger, our shareholders must approve and adopt the Merger Agreement and the other closing conditions under the Merger Agreement must be satisfied or waived.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the merger, you should contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 750-9498 . Banks and brokers may call collect at (212) 750-5833.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements. Forward-looking statements represent Penn’s expectations or beliefs concerning future events, including without limitation, those statements relating to any projections or forecasts, including the financial forecast included under “Special Factors—Certain Financial Forecast” beginning on page 68, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, the continuation of historical trends, expected capital expenditures, the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs and the expected completion and timing of the merger and other information relating to the merger. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “should,” “estimates” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummation of the merger, including the adoption of the Merger Agreement by our shareholders and the receipt of gaming and other regulatory approvals;

•

the actual terms of the financing that will be obtained for the merger, or the failure by Parent to obtain the necessary debt financing contemplated by the commitment letter received in connection with the merger;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee of up to $200 million to Parent;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	risks related to diverting management’s attention from our ongoing business operations;

•	the fact that the gaming industry is a highly competitive industry with many well-established competitors;

•

the risk that our results could be impacted by changes in consumer tastes and the level of consumer acceptance of our gaming concepts; local, regional, national and international economic conditions; the seasonality of our business; demographic trends; traffic patterns; change in consumer habits; employee availability; the cost of advertising and media; government actions and policies; inflation; or increases in various costs, including construction and real estate costs;

•

our ability to expand is dependent upon various factors such as the availability of attractive sites for new gaming complexes; ability to obtain appropriate real estate sites at acceptable prices; ability to obtain all required governmental permits and licenses on a timely basis; impact of government moratoriums or approval processes, which could result in significant delays; ability to obtain all necessary contractors and subcontractors; union activities such as picketing and hand billing that could delay construction or other processes; the ability to generate or borrow funds; the ability to negotiate suitable lease terms; and the ability to recruit and train skilled management and restaurant employees;

•	weather and natural disasters could adversely affect the results of one or more gaming sites for an indeterminate amount of time;

•	the risk that state, federal or local legislation could restrict, further tax or prevent gaming operations in the jurisdictions in which we do business;

•	the activities of our competitors;

•	increases in our effective rate of taxation at any of our properties or at the corporate level;

•	delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects;

•	the existence of attractive acquisition candidates and the costs and risks involved in the pursuit of those actions;

•	the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; our dependence on key personnel;

•	the impact of terrorism and other international hostilities and the availability and cost of financing; and

•	other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K. See “Where You Can Find More Information” on page 101.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

INTRODUCTION

This proxy statement and the accompanying form of proxy are being furnished to holders of shares of Penn National common stock in connection with the solicitation of proxies by our Board of Directors for use at a special meeting of our shareholders that will be held on             , 2007, beginning at 10:00 a.m., eastern time, at Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103.

We are asking our shareholders to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 15, 2007, by and among the Company, PNG Acquisition Company Inc. and PNG Merger Sub Inc., a wholly owned subsidiary of Parent. If the merger is completed, Penn National will become a direct or indirect wholly owned subsidiary of Parent, and our shareholders will have the right to receive $67.00 in cash, without interest, for each share of our common stock (subject to increase if the merger is not completed by June 15, 2008).

THE PARTIES TO THE MERGER AGREEMENT

Penn National Gaming, Inc.

Penn National Gaming, Inc. is a leading, diversified, multi-jurisdictional owner and operator of gaming and pari-mutuel properties that currently owns or operates eighteen facilities in fourteen jurisdictions: Colorado, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia and Ontario.

Penn National’s principal executive offices are located at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, and its telephone number is (610) 373-2400.

Argosy™, Bullwhackers™, Charles Town Races & Slots™, Empress™, Hollywood Casino™ and Hollywood Slots™ are all registered trademarks of Penn National.

The names and material occupations, positions, offices or employment during the past five years of each executive officer and director of Penn National are set forth below.

Peter M. Carlino has served as our Chairman and Chief Executive Officer since April 1994. Since 1976, Mr. Carlino has been President of Carlino Financial Corporation, 999 Berkshire Bvd., Suite 120, Wyomissing, Pennsylvania 19610, a holding company that owns and operates various Carlino family businesses, in which capacity he has been continuously active in strategic planning and monitoring its operations. Peter M. Carlino has sole voting power with respect to the election of directors and certain other matters for shares of Penn National common stock held by an irrevocable trust, dated April 11, 1994 among Peter D. Carlino, his eight children and the former spouse of one of his children, as settlors, and certain trustees. The majority vote of Peter D. Carlino, Peter M. Carlino, David E. Carlino, Richard J. Carlino and Harold Cramer is required in connection with investment decisions and voting with respect to matters relating to changes of control.

William J. Clifford joined us in August 2001 and was appointed to his current position as Senior Vice President-Finance and Chief Financial Officer in October 2001.

Leonard M. DeAngelo joined us in July 2003 as Executive Vice President of Operations. From December 2000 to July 2003, Mr. DeAngelo served as President of the Atlantic City Hilton Casino Resort, Boston and Pacific Avenue, Atlantic City, New Jersey, 08401.

Robert S. Ippolito was appointed to his current position as Vice President in July 2001. Mr. Ippolito has served as our Secretary and Treasurer since April 1994 and served as Chief Financial Officer from April 1994 to July 2001.

Jordan B. Savitch has been our Senior Vice President and General Counsel since joining us in September 2002.

Harold Cramer has been a director since 1994. Mr. Cramer is now a retired partner of Schnader Harrison Segal & Lewis LLP, 1600 Market Street, Suite 3600, Philadelphia, Pennsylvania 19103.

David A. Handler has been a director since 1994. Since April 2006, he has been a Managing Director at UBS Investment Bank, 299 Park Avenue, New York, New York 10171. From April 2000 until April 2006, he was a Senior Managing Director at Bear Stearns & Co., Inc. 383 Madison Avenue, New York, New York 10179.

John M. Jacquemin has been a director since 1995 and is President of Mooring Financial Corporation, 8614 Westwood Center Drive, Vienna, Virginia 22182.

Robert P. Levy has been a director since 1995. Mr. Levy has served as the Chairman of the Board of DRT Industries, Inc., 20 Woodside Rd., Suite B, Ardmore, Pennsylvania 19003, a diversified business based in the Philadelphia metropolitan area, since 1960. Mr. Levy owns the Robert P. Levy Stable, 20 Woodside Rd., Suite B, Ardmore, Pennsylvania 19003, a thoroughbred racing and breeding operation. Mr. Levy is a director of Fasig—Tipton Company, 2400 Newtown Pike, Lexington, Kentucky 40511 and Sona Mobile Inc., 825 Third Avenue, New York, New York 10022.

Barbara Z. Shattuck has been a director since 2004. She is a Principal of Shattuck Hammond Partners, LLC, 630 Fifth Avenue, Suite 2950, New York, New York 10111, an investment banking firm.

During the past five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen.

PNG Acquisition Company Inc.

PNG Acquisition Company Inc. is a Delaware corporation formed solely for the purpose of acquiring the Company and has not engaged in any activities to date except for those incidental to its formation, in connection with the financing of the merger consideration, and as otherwise contemplated by the Merger Agreement. Parent is controlled by an investor group comprised of investment funds affiliated with Fortress Investment Group LLC and Centerbridge Partners, L.P. The business address of PNG Acquisition Company Inc. is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105 and its telephone number is (212) 798-6110.

The names and material occupations, positions, offices or employment during the past five years of each executive officer and director of Parent are set forth below.

Wesley Edens, Director and President. Refer to “—FIG LLC”, below.

William Doniger, Director and Vice President. Refer to “—FIG LLC”, below.

Steven Price, Director. Refer to “—Centerbridge GP Investors, L.L.C.”, below.

Mark Gallogly, Director. Refer to “—Centerbridge GP Investors, L.L.C.”, below.

Randal Nardone, Vice President and Secretary. Refer to “—FIG LLC”, below.

During the past five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen.

PNG Merger Sub Inc.

PNG Merger Sub Inc. is a Pennsylvania corporation formed for the sole purpose of completing the merger with the Company. Merger Sub has not engaged in any activities to date except for those incidental to its formation, in connection with the financing of the merger consideration, and as otherwise contemplated by the Merger Agreement. Merger Sub is a wholly owned subsidiary of Parent. Upon consummation of the proposed merger, Merger Sub will merge with and into the Company and will cease to exist, with the Company continuing as the surviving corporation. The business address of PNG Merger Sub Inc. is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105 and its telephone number is (212) 798-6110.

The names and material occupations, positions, offices or employment during the past five years of each executive officer and director of PNG Merger Sub Inc. are set forth below.

Wesley Edens, Director and President. Refer to “—FIG LLC”, below.

William Doniger, Director and Vice President. Refer to “—FIG LLC”, below.

Randal Nardone, Director, Vice President and Secretary. Refer to “—FIG LLC”, below.

During the past five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen.

FIG LLC

Fortress Investment Group LLC is a leading global alternative asset manager with approximately $43.3 billion in assets under management as of June 30, 2007. Its private equity business primarily makes significant, control-oriented investments in North America and Western Europe, with a focus on acquiring and building asset-based businesses with significant cash flows. FIG LLC, an affiliate of Fortress Investment Group LLC, has a management agreement with each of the private equity funds comprising the private equity business. The business address of FIG LLC is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105 and its telephone number is (212) 798-6100.

The names and material occupations, positions, offices or employment during the past five years of each executive officer and member of FIG LLC are set forth below.

Wesley R. Edens is the Chairman of the board of directors and the Chief Executive Officer of FIG LLC. He has been a principal and the Chairman of the Management Committee of Fortress since co-founding Fortress in May 1998. Mr. Edens is also the Chairman of the board of directors of each of Aircastle Limited, Brookdale Senior Living Inc., Eurocastle Investment Limited, GateHouse Media, Inc., Mapeley Limited and Newcastle Investment Corp. and a director of GAGFAH S.A.

Peter L. Briger Jr. is a Co-President and a member of the board of directors of FIG LLC. He has been a principal and a member of the Management Committee of Fortress since March 2002.

Randal A. Nardone is the Chief Operating Officer, Secretary and a member of the board of directors of FIG LLC. He has been a principal and a member of the Management Committee of Fortress since co-founding Fortress in 1998. Mr. Nardone is a director of Alea Group Holdings (Bermuda) Ltd., GAGFAH S.A. and Eurocastle Investment Limited.

Robert I. Kauffman is a Co-President and a member of the board of directors of FIG LLC. He has been a principal and a member of the Management Committee of Fortress since co-founding Fortress in 1998. He is the Chairman of the board of directors of GAGFAH S.A. and Alea Group Holdings (Bermuda) Ltd.

Michael E. Novogratz is a Co-President and a member of the board of directors of FIG LLC. He has been a principal and a member of the Management Committee of Fortress since March 2002.

William Doniger is a managing director of Fortress and is head of United States acquisitions for the Fortress private equity business. He joined Fortress in May 1998. Mr. Doniger is a director of Brookdale Senior Living, Inc.

During the past five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen.

Centerbridge GP Investors, L.L.C.

Centerbridge is a private equity firm specializing in leveraged buyouts and distressed securities opportunities. It makes investments in corporate partnerships and buildups, and typically invests in companies based in North America. The business address of Centerbridge GP Investors, L.L.C. is 375 Park Avenue, 12th Floor, New York, New York 10152 and its telephone number is (212) 672-5000.

The names and material occupations, positions, offices or employment during the past five years of each executive officer and members of Centerbridge GP Investors, L.L.C. are set forth below.

Jeffrey H. Aronson is a Managing Principal of Centerbridge. Prior to joining Centerbridge in September 2005, Mr. Aronson was a partner at Angelo, Gordon & Co. since 1989.

Mark T. Gallogly is a Managing Principal of Centerbridge. Prior to joining Centerbridge in September 2005, Mr. Gallogly served as a Senior Managing Director of The Blackstone Group since January 1994.

Steven Price is a Senior Managing Director of Centerbridge. Prior to joining Centerbridge in April 2006, Mr. Price was a Senior Managing Director at Spectrum Equity Investors beginning in April 2004. Prior to joining Spectrum, he served at the Department of Defense as Deputy Assistant Secretary of Defense.

During the past five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting to be held at 10:00 a.m., eastern time, at Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103, or at any postponement or adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve and adopt the Merger Agreement (and to approve the adjournment or postponement of the special meeting, if necessary or appropriate). A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy card are first being mailed to our shareholders on or about             , 2007.

Record Date, Quorum and Voting Power

The holders of record of shares of Company common stock at the close of business on             , 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were              shares of Company common stock outstanding and entitled to vote.

Each share of the Company common stock outstanding on the record date entitles the holder to one vote on each matter submitted to shareholders at the special meeting.

A quorum of the holders of the outstanding shares of Company stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the shares of Company common stock entitled to vote at the special meeting is present at the meeting, either in person or represented by proxy. Any shares of common stock held in treasury by the Company or by any of our subsidiaries will not be considered to be outstanding for purposes of determining a quorum. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. Therefore, shares of Company common stock for which proxies from shareholders have been received, but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence of absence of a quorum. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Required Vote; Voting Procedures

You may vote “FOR” or “AGAINST”, or you may “ABSTAIN” from voting on, the proposal to approve and adopt the Merger Agreement. The merger cannot be completed unless the Merger Agreement is approved and adopted by the affirmative vote of a majority of the votes cast by our holders of Company shares of present in person or by proxy at the special meeting who are entitled to vote (assuming a quorum is present).

In order for your Company shares to be included in the vote, if you are a registered shareholder (that is, if you hold your Company shares in certificate form), you must submit your proxy and vote your Company shares by signing and returning the enclosed proxy card in the postage prepaid envelope provided, or by telephone or through the Internet, as indicated on the proxy card, or you may vote in person at the special meeting.

If your Company shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your Company shares using the instructions provided by your nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee, and it can give you directions on how to vote your Company shares. Your broker, bank or other nominee may provide for a proxy with respect to your shares to be submitted through the Internet or by telephone.

A broker non-vote generally occurs when a broker, bank or other nominee holding Company shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the Company shares on non-routine matters (such as the approval and adoption of the Merger Agreement). Broker non-votes (if any) will be counted for the purpose of determining the presence or absence of a quorum if the shares covered by the broker non-vote are voted on a non-procedural matter at the meeting, but will not be deemed votes cast under Pennsylvania law and, therefore, will have no effect on the outcome of the vote.

Share Ownership of Directors and Executive Officers

As of             , 2007, the record date for the special meeting, the directors and executive officers of the Company held and are entitled to vote, in the aggregate,              shares of the Company common stock (excluding options), representing approximately             % of the voting power of the Company. Each of our directors and executive officers have informed the Company that they intend to vote all of their Company shares “FOR” the approval and adoption of the Merger Agreement.

Proxies; Revocation

If you vote your Company shares by returning a signed proxy card, or by voting over the Internet or by telephone as indicated on the proxy card, your Company shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your Company shares will be voted “FOR” the approval and adoption of the Merger Agreement.

You may revoke or change your proxy at any time before it is voted, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered shareholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary;

•	submitting a duly executed proxy card bearing a later date;

•

submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m., eastern time, on             , 2007, or the day before the meeting date, if the special meeting is adjourned or postponed; or

•	voting by ballot at the special meeting (simply attending the special meeting will not, by itself, constitute revocation of a proxy).

If your Company shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies in order to revoke or change your proxy. If your broker, bank or other nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Expenses of Proxy Solicitation

This proxy solicitation is being made by the Company on behalf of its Board of Directors. The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation for their efforts. Upon request, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of Company shares held of record by others.

The Company has also engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the meeting, and the Company estimates it will pay them a fee of approximately $[•], and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with such solicitation.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Despite the absence of a quorum, the Chairman of the special meeting or a majority of the shares held by shareholders present in person or by proxy at such meeting may adjourn the special meeting to another time and place, and it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the special meeting is adjourned are announced at the meeting at which the adjournment is taken. At the adjourned special meeting, any business may be transacted that might have been transacted on the original date of the meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company shareholders who have already sent in their proxies to revoke them prior to their use at the special meeting, when it is reconvened following such adjournment or postponement, in the manner described above.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (877) 750-9498. Banks and brokers may call collect at (212) 750-5833.

SPECIAL FACTORS

Background of the Merger

In January 2007, following public announcements in December 2006 that Station Casinos, Inc. had received an acquisition proposal and that Harrah’s Entertainment, Inc. had entered into an agreement to be acquired, and consistent with the recent trend of heightened interest in acquisitions in the gaming industry, representatives of several private equity firms, including Fortress/Centerbridge, a group which included Investment Fund A (defined below), and another firm, separately contacted Peter M. Carlino, Chairman and Chief Executive Officer of Penn National, to inquire whether the Company would be willing to consider a potential negotiated acquisition. Mr. Carlino reported these inquiries to Penn National’s directors and, consistent with Penn National’s philosophy of continually exploring opportunities to create shareholder value, the Board asked Mr. Carlino to invite representatives of Deutsche Bank to make a presentation to the Board regarding current market trends and potential strategic alternatives.

At Penn National’s regularly scheduled Board of Directors meeting on February 21, 2007, the Board received a presentation from representatives of Deutsche Bank regarding current market trends and potential strategic alternatives, including a negotiated sale transaction with a financial and/or strategic buyer, dividend recapitalization and continued execution of the current business plan. After discussion, the directors reached a consensus that equity market valuations and debt market receptivity to gaming industry participants were favorable, and thus the Board should further explore strategic alternatives at the present time. In this regard, the directors were aware of the possibility that then-current conditions may present the Board with an opportunity to deliver significant value to Penn National’s shareholders, while achieving favorable consequences for the Company’s other constituencies, including its employees and the communities it serves. Accordingly, the Board decided to engage legal and financial advisors to assist in its further exploration of strategic options, and delegated to two independent directors, David A. Handler and Barbara Z. Shattack, the responsibility for identifying and recommending to the Board legal and financial advisors to assist the Board’s consideration. Both directors were engaged in the financial services industry and were experienced with respect to the negotiated acquisition process. In regard to the financial advisor, the Board further directed that such advisor should be retained in solely an advisory capacity and should not be permitted to participate in any financing of or relating to any strategic alternative. After full consideration, in early March 2007 the two independent directors recommended that Lazard serve as the Board’s financial advisor and that Wachtell, Lipton, Rosen & Katz, which is referred to as Wachtell Lipton, serve as the Board’s legal advisor.

The Penn National Board of Directors met on March 16, 2007 with representatives of Lazard and Wachtell Lipton. The representatives of Lazard offered their views on potential strategic alternatives that were available to the Company, and the representatives of Wachtell Lipton discussed directors’ responsibilities, disclosure and other legal matters pertaining to a potential exploration of strategic alternatives. After discussion, the directors decided to retain both firms and requested that the representatives of Lazard and Wachtell Lipton develop a process that the Company could undertake to explore its strategic alternatives. The directors requested that any such process which it may decide to authorize be designed to derive the highest values achievable for shareholders while minimizing the risks of unauthorized, premature disclosure or market rumors regarding the Board’s consideration of a potential transaction. In this regard, the directors were concerned about the potential negative impact of a public process, whether or not successful, on the Company’s operations, employees, shareholders, relations with regulators and pending development opportunities.

The Penn National Board of Directors convened a meeting on March 28, 2007 to further consider with its legal and financial advisors the specifics of the process that the Company could undertake to explore its strategic alternatives. After discussion, the Board expressed its preference that any process proceed as a confidential, multi-staged approach that would enable the Board to first assess potential values available for the Company from a selected group of potential purchasers before determining whether the process should continue. If the Board were to then determine to continue the process, it would progress to a second, non-public stage involving additional due diligence and a potentially larger group of potential purchasers. The multi-stage process would also include a post-signing “market check” utilizing a “go-shop” provision in the merger agreement designed to assure that all potentially interested parties would have an opportunity to obtain non-public information about the Company and bid on a largely unimpeded basis, even if not included in the participants selected to be involved in the non-public phase of the process. The Board therefore authorized and directed Lazard, as a first stage, to contact certain potential purchasers, and the Board discussed with Lazard and agreed that the Fortress/Centerbridge group, Investment Fund A and two other private equity firms (including one of the firms which contacted Mr. Carlino in January) should be contacted in the initial phase of the process. In determining which potential purchasers to contact in the first stage of the process, the Board considered both potential strategic and financial buyers, including those firms that had contacted Mr. Carlino in January, and selected these potential purchasers based on the anticipated likelihood of their interest in Penn National and their ability to complete such an acquisition in a timely manner. In addition, the Board authorized management and the Company’s advisors to seek the participation in the process of Deutsche Bank and Wachovia Securities, which is referred to as Wachovia, as the sole providers of debt financing for the selected participants during the initial phase of the process to reduce the likelihood of unauthorized disclosures or market rumors concerning the process. Deutsche Bank and Wachovia were selected because of their familiarity with Penn National and the gaming industry and their experience as lenders to companies in that industry. The Board received updates on the status of discussions with potential purchasers at a meeting on April 9, 2007 and at a regularly scheduled meeting on April 25, 2007.

In late April, all of the potential purchasers selected by the Board, as well as Deutsche Bank and Wachovia, executed confidentiality agreements and commenced their due diligence review of the Company. In the confidentiality agreement each potentially interested party agreed to refrain from having any discussions with management personnel concerning their potential equity investment and employment arrangements to be in effect after consummation of any acquisition. As part of this due diligence, each party was invited to meet with Penn National’s management team and Lazard to discuss the Company’s business and operations and was also given access to an online data room. All four of the interested parties commenced their review of the material placed in the data room, and management meetings with each of the potential bidders were scheduled for early May; however, prior to their scheduled management meeting, two of the potential purchasers separately informed Lazard that they were no longer interested in pursuing a transaction with the Company.

On May 14, 2007, a bid procedure letter was distributed to potential purchasers. The bid procedure letter requested preliminary transaction proposals from each of the potential purchasers by May 25, 2007.

On May 25, 2007, Fortress/Centerbridge submitted a preliminary indication of interest that included a proposed purchase price of $63.00 per share, and another potential purchaser, which is referred to as Investment Fund A, submitted a preliminary indication of interest that included a proposed purchase price of $62.00 per share. On May 29, 2007, the Board met with its legal and financial advisors and reviewed the preliminary indications of interest. Following discussion in which the representatives of Lazard and Wachtell Lipton participated, the Board unanimously concurred that, based on the prices that the directors anticipated could be achieved in a transaction with either bidder as well as the likely terms and conditions to be included in a definitive merger agreement, and taking into consideration the prospects of Penn National’s business as a standalone company, the exploration process should proceed to the next (but still confidential) phase. The Board also decided not to expand the number of participants to be included in the next phase of the process after balancing their views as to the likelihood that one or more additional participants would pursue an acquisition of the Company against the risk that increasing the number of participants would adversely effect the confidentiality of the process. The Board therefore directed the representatives of Lazard to request definitive transaction proposals from each bidder reflecting their best offer price and their best terms with regard to regulatory framework, contract terms and financing. On June 5, 2007, a draft merger agreement was sent by Lazard to Fortress/Centerbridge and to Investment Fund A.

On June 6, 2007, Penn National’s Board of Directors convened a regularly scheduled meeting. In addition to conducting general business, the Board further discussed with its legal and financial advisors the indications of interest received on May 25. The representatives of Lazard reported that both parties had indicated that they were willing to increase their proposed purchase price and would be prepared to submit revised proposals as well as comments to the recently distributed draft merger agreement very shortly. The Board also discussed with its legal and financial advisors whether and, if so, when it should permit the potential purchasers to discuss post- transaction equity investment and employment arrangements with Penn National’s management. The Board reached a consensus that the bidders should be requested to submit to the Company’s management and the Board their proposals for post-transaction equity and employment commitments by management, in light of the bidders’ expressed interest in doing so and the directors’ desire to understand, as part of their deliberations, the interests that the Company’s management personnel would have in the potential transactions to be considered by the Board. The Board directed that all resulting discussions of such matters with management be reported to Lazard and the Board and that at no time should management share with any bidder information about the status, proposed transaction terms or analysis of any other bidder. The directors then determined that the deadline for the potential purchasers to submit definitive transaction proposals would be June 11, and the following day Lazard distributed final bid procedure letters to each of the potential purchasers requesting definitive transaction proposals by such date.

On June 11, 2007, Penn National received two transaction proposals: Investment Fund A increased its proposed purchase price by $3.00 per share to $65.00 and Fortress/Centerbridge increased its proposed purchase price by $.60 per share to $63.60. That evening, Penn National’s Board of Directors convened a meeting to discuss the transaction proposals. The Lazard representatives expressed their belief that the small increase in Fortress/Centerbridge’s proposed purchase price was likely attributable to its reaction to the negative outcome of the June 9, 2007 referendum which sought voter approval to legalize table games at the Company’s Charles Town, West Virginia entertainment complex. A representative of Wachtell Lipton then discussed Investment Fund A’s and Fortress/Centerbridge’s proposed revisions to the draft merger agreement. The directors reached a consensus that the purchase price and other transaction terms proposed by both Fortress/Centerbridge and by Investment Fund A should be improved. The directors believed that an immediate, direct response to Fortress/Centerbridge would maximize the Company’s ability to negotiate a more favorable price and contract terms with that bidder and, if the Company were able to obtain an improved price and contract terms from Fortress/Centerbridge, to then negotiate most effectively with Investment Fund A for improvements in its bid.

Later on the evening of June 11, 2007, as directed by the Company’s Board of Directors, a representative of Lazard informed a senior representative of Fortress/Centerbridge of the Board’s disappointment with its proposed purchase price and contract terms and requested improvement in each. On June 12, 2007, representatives of Wachtell Lipton also discussed Fortress/Centerbridge’s proposed revisions to the draft merger agreement with Willkie Farr & Gallagher LLP, Fortress/Centerbridge’s legal advisors, which is referred to as Willkie Farr. Also on June 12, representatives of Wachtell Lipton and Lazard discussed the proposed financing of Investment Fund A’s acquisition proposal with representatives of Investment Fund A and its lead lender; and the Company’s regulatory counsel and its senior regulatory personnel, as well as a representative of Wachtell Lipton, discussed briefly aspects of Investment Fund A’s approach to obtaining regulatory approval with that bidder’s regulatory counsel.

On the evening of June 12, 2007, the Board of Directors convened a meeting to discuss further with its legal and financial advisors the transaction proposals that had been received on June 11 and to receive an update from its financial and legal advisors regarding discussions with Investment Fund A’s and Fortress/Centerbridge’s financial and legal advisors. The representatives of Lazard reported that Fortress/Centerbridge personnel had advised Lazard that such bidder had overestimated the negative impact of the West Virginia referendum on their valuation of the Company and would be providing a revised proposal. A representative of Wachtell Lipton reported that appropriate resolutions had been reached on most of the issues raised in Fortress/Centerbridge’s revised draft, although certain important issues remained open, including the termination fees and the increase in the purchase price if the merger were not to be completed by a specified date. The Board then reached a consensus that Wachtell Lipton should discuss Investment Fund A’s and Fortress/Centerbridge’s proposed revisions to the draft merger agreement with their respective legal advisors with the goal of obtaining improved terms and finalizing each party’s proposed merger agreement as soon as practicable.

On June 13, 2007, Wachtell Lipton sent a revised draft merger agreement to Willkie Farr. The representatives of Wachtell Lipton also discussed Investment Fund A’s proposed revisions to the draft merger agreement with Investment Fund A’s legal advisors but were not able to make progress in such discussions.

On June 14, 2007, Fortress/Centerbridge raised its proposed purchase price to $66.00 per share (from the $63.60 per share indicated in its June 11 proposal). On that date Penn National’s Board of Directors met to further discuss the transaction proposals that had been received from Investment Fund A and Fortress/Centerbridge on June 11. The representatives of Wachtell Lipton discussed legal aspects of Investment Fund A’s and Fortress/Centerbridge’s transaction proposals, including their respective financing commitments, proposed employment and equity ownership arrangements with Mr. Carlino (which, it was reported, would be required by Fortress/Centerbridge to be completed contemporaneously with the definitive documentation and, in the case of Investment Fund A, were at a preliminary stage) and proposed terms of the merger agreement with each bidder. In addition, the Board received reports from its regulatory advisors concerning each bidder’s regulatory approval strategy, including the conclusion that Fortress/Centerbridge was willing to adopt a regulatory approach more likely to lead to regulatory approval than the approach being taken by Investment Fund A. The Board also discussed with its legal and financial advisors the risk of an unauthorized public disclosure or market rumors, which would likely be detrimental to the process and to other aspects of Penn National’s business, if the merger negotiations were not completed very promptly. Accordingly, the representatives of Lazard were instructed to immediately contact Fortress/Centerbridge and seek improvement in its proposed price and the resolution of a significant open contract issue, and the Company’s directors then discussed with its legal and financial advisors how best to advise Investment Fund A that it would need to make improvements of its price and contract terms (including those involving regulatory approval), on a very expedited basis, if it wished to reach an agreement with the Company.

During recesses of the Board meeting, a representative of Lazard spoke to Fortress/Centerbridge and a representative of Wachtell Lipton spoke to a senior representative of Investment Fund A’s corporate parent and in each instance advised the bidders in accordance with the Board’s instructions. In response, Fortress/Centerbridge raised its proposed transaction price to $67.00 per share, which it indicated was its best and final offer, and responded positively to the proposal made by the Board to resolve a significant contract issue.

When the Board meeting resumed following these various communications, the directors reached the consensus that, absent a significant improvement by Investment Fund A in its price and contract terms (which the directors viewed as extremely unlikely based on the negotiations thus far with Investment Fund A), the Fortress/Centerbridge transaction at $67.00 per share, on the contract terms described at the Board meeting, was the most attractive transaction that was achievable at that time, and that the Company’s best interests would be served by completing the negotiation of such transaction at the earliest time practicable. Accordingly, the directors instructed Wachtell Lipton to work through the evening to finalize the terms of the merger agreement with Fortress/Centerbridge’s legal advisors, and decided to reconvene in the morning to consider Fortress/Centerbridge’s final proposal and contract and any revised proposal which may be received from Investment Fund A. The Board requested that Lazard be prepared to deliver at the meeting a fairness opinion on Fortress/Centerbridge’s $67.00 per share proposal. Later that evening a representative of Lazard spoke to a representative of Investment Fund A and reiterated the advice that had been conveyed earlier in the day by the Wachtell Lipton representative concerning Investment Fund A’s price and contract terms (including those involving regulatory approval).

On the morning of June 15, 2007, Penn National’s Board of Directors (other than Mr. Carlino, who was not present) met to further consider the proposed Fortress/Centerbridge transaction. At the meeting, a representative of Wachtell Lipton discussed the issues that had not been resolved at the conclusion of the previous day’s Board meeting and the proposed resolution of such issues. The representatives of Lazard then presented a financial analysis of the proposed transaction, and delivered Lazard’s oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the factors and assumptions explained in their presentation and set forth in their written opinion, the $67.00 in cash proposed to be exchanged for each share of Penn National common stock pursuant to the proposed merger agreement was fair from a financial point of view to Penn National’s shareholders (other than Parent, its affiliates and any holder who exchanges their shares of common stock for shares of Parent or its affiliates in connection with the merger). The Board (other than Mr. Carlino, who was not present) then voted to declare it advisable for, fair to, and in the best interests of Penn National and its shareholders for Penn National to enter into the proposed merger agreement, approved and adopted the proposed merger agreement and determined to recommend the approval and adoption of the proposed merger agreement by Penn National’s shareholders.

Following the Board meeting, Penn National and Fortress/Centerbridge executed the Merger Agreement and issued a joint press release announcing the transaction.

Beginning on Monday, June 18, 2007, pursuant to the “go-shop” provisions set forth in the Merger Agreement, certain potential acquirers contacted Lazard, and Lazard contacted certain potential acquirers that they had identified and discussed with the Board. The potential acquirers contacted by Lazard were chosen on the basis of their likelihood of interest in participating in a transaction with the Company, their ability to consummate a transaction with the Company and/or their potential interest in the gaming industry. During the go-shop period, Lazard contacted in excess of 21 parties, and 2 parties contacted Lazard. Of these 23 parties, 12 were financial buyers and 11 were strategic buyers. None of these contacts progressed to the stage where a party requested a draft confidentiality agreement for the purpose of receiving access to confidential due diligence materials or indicated, prior to the end of the go-shop period, that it would be interested in making a proposal to acquire the Company. The go-shop period under the Merger Agreement ended at 11:59 p.m., eastern time, on July 30, 2007.

Recommendation of Our Board of Directors; Reasons for the Merger

The Penn National Board of Directors (other than Mr. Carlino, who recused himself), at a meeting held on June 15, 2007, determined that the Merger Agreement and the transactions contemplated by the Merger Agreement were advisable for, fair to and in the best interests of Penn National and its shareholders, and approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement. The Penn National Board of Directors (other than Mr. Carlino, who recused himself) recommends that Penn National’s shareholders vote FOR the approval and adoption of the Merger Agreement at the Penn National special meeting.

In reaching this decision, the Penn National Board of Directors consulted with Penn National’s management and its legal and financial advisors and considered a variety of factors, including the following material factors, among others:

•

the attractiveness of the financial terms of the merger, which provided for Penn National shareholders to receive $67.00 in cash per share, which represented a premium of approximately 31% based on the closing price on the Nasdaq Global Market of Penn National common stock on June 14, 2007 (the last trading day prior to the execution and announcement of the Merger Agreement); and the fact that the consideration to be paid in the merger is all cash, which provides certainty of value to Penn National’s shareholders;

•

the results of the exploration process the Board had authorized, including its negotiations with Investment Fund A; and the fact that Penn National and its legal and financial advisors had extensive, arm’s-length negotiations with Fortress/Centerbridge and Investment Fund A over several months, which, among other things, resulted in Fortress/Centerbridge increasing the merger consideration from the initial offer price of $63.00 to $67.00 per share;

•

the financial analyses presented by Lazard to the Penn National Board of Directors, and the opinion of Lazard dated as of June 15, 2007 to the effect that, as of that date, and subject to and based upon the factors and assumptions set forth in such opinion, the consideration to be received by holders of shares of Penn National common stock, (other than rollover investors, Parent and its affiliates if any) in the merger was fair to such holders from a financial point of view;

•

its view that the terms of the Merger Agreement, including termination fees, would not preclude a proposal for an alternative transaction involving Penn National (see “The Merger Agreement—Termination Fees”); in this regard the terms of the Merger Agreement included (i) a 45-day go-shop period during which Penn National was permitted to actively seek competing proposals for a business combination or acquisition, which period the Board believed provided sufficient time for any potentially interested party to conduct sufficient due diligence to make such a competing proposal, and (ii) the right to terminate the Merger Agreement and accept a superior proposal prior to shareholder approval of the Merger Agreement, subject to payment of a customary break-up fee and certain other conditions and the ability, after the end of the 45-day go-shop period, to explore unsolicited proposals which the Company may receive; further, the break-up fee was at a reduced amount for parties that, by the end of the go-shop period, had made a bona fide proposal to acquire the Company or who were engaged in ongoing discussions with the Company regarding a bona fide proposal to acquire the Company that, in either instance, the Company’s Board of Directors determined constituted a superior proposal or could reasonably be expected to lead to a superior proposal;

•	that the Merger Agreement is subject to a relatively limited number of closing conditions;

•

the requirement that Fortress/Centerbridge pay a termination fee of $200 million to Penn National in certain circumstances, including if the required gaming approvals are not obtained and other conditions to the merger are satisfied (see “The Merger Agreement—Termination Fees”);

•

its expectation, based on its experience and the advice which it received, that the regulatory and other approvals required in connection with the merger were likely to be received in a timely manner and without unacceptable conditions (although the directors were aware of the risk that such expectation might not be fulfilled);

•

the financing commitments that Fortress/Centerbridge delivered were from reputable, experienced and financially sound lenders and equity financing sources and such financing commitments are subject to minimal conditions to the obligations of such institutions to fund such commitments, each as described under the caption (see “—Financing by Parent of Merger and Related Transactions”);

•	Fortress/Centerbridge’s intention to maintain the headquarters of the Company in Wyomissing, Pennsylvania for at least three years after the effective time; and

•	that the transaction will be subject to the approval of Penn National’s shareholders.

The Penn National Board of Directors was also aware of and considered the following adverse factors associated with the proposed merger, among others:

•

that Penn National did not undertake a broad public auction prior to entering into the Merger Agreement, although the Penn National Board of Directors was satisfied that the Merger Agreement provided the Board with an adequate opportunity to solicit proposals during the go-shop period and thereafter to respond to unsolicited proposals and during or after the go-shop period to terminate the Merger Agreement and accept a superior proposal prior to Penn National shareholder approval of the Merger Agreement;

•

the possibility that the regulatory and other approvals required in connection with the merger may not be received in a timely manner and that regulatory or governmental authorities might seek to impose conditions on or otherwise prevent or delay the merger (and that the merger may not be completed as a result of conditions imposed by regulatory authorities);

•

the requirement that Penn National pay a termination fee of $100 million or $200 million to Fortress/Centerbridge, and reimburse certain of their expenses, under certain circumstances (see “The Merger Agreement—Termination Fees”);

•

that the Merger Agreement provides that the Company’s right to terminate the Merger Agreement and receive the termination fee of $200 million and other amounts payable pursuant to the Merger Agreement is the sole and exclusive monetary remedy of the Company and its subsidiaries against Parent, Merger Sub and any of their respective affiliates, shareholders, partners, members, directors, officers or agents (see “The Merger Agreement—Remedies” and “The Merger Agreement—Termination Fees”);

•

that the shareholders of Penn National (other than Mr. Carlino and possibly certain of his affiliates and certain members of Penn National’s management who may be given the opportunity to exchange their shares of Penn National common stock for, or to purchase, interests in PNG Holdings) will have no ongoing equity participation in the surviving corporation following the merger, meaning that such shareholders will cease to participate in Penn National’s future earnings or growth;

•	that the proposed merger will be a taxable transaction with respect to the shares of Penn National stock that are converted into cash in the merger;

•	that holders of Penn National common stock do not have appraisal rights under Pennsylvania law, irrespective of whether or how they vote at the special meeting;

•

that members of the Company’s Board of Directors and the Company’s executive officers may have interests in the transaction that are different from, and in addition to, the interests of the Company’s shareholders generally (See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”); and

•

the potential impact of the restrictions under the Merger Agreement on Penn National’s ability to take certain actions during the period prior to the consummation of the merger (which may delay or prevent Penn National from undertaking business opportunities that may arise pending completion of the merger), the potential for diversion of management and employee attention and for increased employee attrition during that period and the potential effect of such occurrences on Penn National’s business and relations with customers and service providers.

In addition, the Board was aware that Mr. Carlino would be entering into arrangements simultaneously with the execution of the Merger Agreement providing that he, and possibly certain of his affiliates, would invest in, and become a member of, PNG Holdings and that he and other members of Penn National’s management would remain employed in substantially their respective current capacities following the completion of the transaction. The Board was aware of these interests and had reviewed with Wachtell Lipton a letter agreement, term sheet and employment agreement setting forth the material terms of these arrangements for Mr. Carlino. See “—Interests of Our Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the Penn National Board of Directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Penn National Board of Directors. In reaching its decision to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, the Penn National Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Penn National Board of Directors considered all these factors as a whole, including discussions with, and questioning of, Penn National management and Penn National’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Penn National Board of Directors also relied on the experience of Lazard, its financial advisor, for analyses of the financial terms of the merger and for their opinion as to the fairness of the consideration in the merger to Penn National’s shareholders.

For the reasons set forth above, the Penn National Board of Directors (other than Mr. Carlino, who recused himself) determined that the merger, the Merger Agreement and the transactions contemplated by the Merger

Agreement are advisable for, fair to, and in the best interests of Penn National and its shareholders, and approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement. The Penn National Board of Directors (other than Mr. Carlino, who recused himself) recommends that Penn National’s shareholders vote FOR approval and adoption of the Merger Agreement at the Penn National special meeting.

Purposes and Reasons of Mr. Carlino

The purposes for Mr. Carlino engaging in the merger are (i) to enable our shareholders to realize a premium on their shares of Penn National common stock based on the closing price of shares of our common stock on June 14, 2007 and (ii) to immediately realize in cash the value of the substantial majority of his and his family’s equity holdings in Penn National through his receipt of the per share merger price of $67.00 in cash.

Purposes and Reasons of Parent, Merger Sub and Fortress/Centerbridge

For Parent and Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the Merger Agreement. For Fortress/Centerbridge, the purpose of the merger is to allow them to own controlling equity interests in Penn National and to bear the rewards and risks of such ownership after shares of Penn National common stock cease to be publicly traded. Parent, Merger Sub and Fortress/Centerbridge did not consider any alternatives for achieving these purposes. The transaction was structured in the manner described in this proxy statement in order to provide Parent, Merger Sub and Fortress/Centerbridge the best opportunity to achieve the purposes described above and will have the effect of Penn National ceasing to be a publicly traded company and becoming an indirect subsidiary of Parent. Parent, Merger Sub and Fortress/Centerbridge have undertaken to pursue the transaction at this time in light of the opportunities they perceive to strengthen Penn National’s competitive position, strategy and financial performance under a new form of ownership.

Position of Mr. Carlino Regarding the Fairness of the Merger

Under the rules governing “going private” transactions, Mr. Carlino is required to express his beliefs as to the substantive and procedural fairness of the merger to Penn National’s unaffiliated shareholders. Mr. Carlino is making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Mr. Carlino, in his capacity as a member of our Board of Directors, participated in the deliberations of the Board of Directors regarding the merger and the other transactions contemplated by the Merger Agreement. In such capacity, he received advice from the Board’s legal and financial advisors. However, Mr. Carlino recused himself from the meeting of our Board of Directors held on June 15, 2007 at which the Board determined that the Merger Agreement and the transactions contemplated by the Merger Agreement were advisable for, fair to and in the best interests of Penn National and its shareholders, and approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement. As disclosed under “—Interests of the Company’s Directors and Executive Officers in the Merger,” Mr. Carlino has interests in the merger different from, and in addition to, those of the other stockholders of the Company.

Mr. Carlino has not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the substantive and procedural fairness of the merger to Penn National’s unaffiliated shareholders. Mr. Carlino, solely in his capacity as a member of Penn National’s Board of Directors, received advice from the Board’s legal and financial advisors during the deliberations of the Board of Directors regarding the merger; provided, however, he did not receive advice from such legal and financial advisors in his individual capacity as to the fairness of the merger to him. Mr. Carlino believes that the merger is substantively and procedurally fair to the unaffiliated shareholders of Penn National and has expressly adopted the analyses used by the Board in its determination of the fairness of the merger consideration to be received by Penn National’s shareholders, from a financial point of view, based upon the reasonableness of the Board’s analyses and conclusions and Mr. Carlino’s knowledge of Penn National, as well as the factors considered by, and the findings of, the Board with respect to the fairness of the merger consideration to be received by Penn National’s shareholders.

In making his determination that the merger is substantively and procedurally fair to Penn National’s unaffiliated shareholders, Mr. Carlino expressly adopted the recommendation of the Penn National Board of Directors and considered the following material factors, among others:

•

the attractiveness of the financial terms of the merger, which provided for Penn National shareholders to receive $67.00 in cash per share, which represented a premium of approximately 31% based on the closing price on the Nasdaq Global Market of Penn National common stock on June 14, 2007 (the last trading day prior to the execution and announcement of the Merger Agreement); and the fact that the consideration to be paid in the merger is all cash, which provides certainty of value to Penn National’s shareholders;

•

the results of the exploration process the Board had authorized, including its negotiations with Investment Fund A; and the fact that Penn National and its legal and financial advisors had extensive, arm’s-length negotiations with Fortress/Centerbridge and Investment Fund A over several months, which, among other things, resulted in Fortress/Centerbridge increasing the merger consideration from the initial offer price of $63.00 to $67.00 per share;

•

the financial analyses presented by Lazard to the Penn National Board of Directors, and the opinion of Lazard dated as of June 15, 2007 to the effect that, as of that date, and subject to and based upon the factors and assumptions set forth in such opinion, the consideration to be received by holders of shares of Penn National common stock (other than the rollover investors, Parent and its affiliates, if any) in the merger was fair to such holders from a financial point of view;

•

that the terms of the Merger Agreement, including termination fees, would not preclude a proposal for an alternative transaction involving Penn National (see “The Merger Agreement—Termination Fees”); in this regard the terms of the Merger Agreement included (i) a 45-day go-shop period during which Penn National was permitted to actively seek competing proposals for a business combination or acquisition, which period the Board believed provided sufficient time for any potentially interested party to conduct sufficient due diligence to make such a competing proposal, and (ii) the right to terminate the Merger Agreement and accept a superior proposal prior to shareholder approval of the Merger Agreement, subject to payment of a customary break-up fee and certain other conditions and the ability, after the end of the 45-day go-shop period, to explore unsolicited proposals which the Company may receive; further, the break-up fee was at a reduced amount for parties that, by the end of the go-shop period, had made a bona fide proposal to acquire the Company or who were engaged in ongoing discussions with the Company regarding a bona fide proposal to acquire the Company that, in either instance, the Company’s Board of Directors determined constituted a superior proposal or could reasonably be expected to lead to a superior proposal;

•	that the Merger Agreement is subject to a relatively limited number of closing conditions;

•

the requirement that Fortress/Centerbridge pay a termination fee of $200 million to Penn National in certain circumstances, including if the required gaming approvals are not obtained and other conditions to the merger are satisfied (see “The Merger Agreement—Termination Fees”);

•

his expectation, based on his experience and the advice which Penn National received, that the regulatory and other approvals required in connection with the merger were likely to be received in a timely manner and without unacceptable conditions (although he and the directors were aware of the risk that such expectation might not be fulfilled);

•

the financing commitments that Fortress/Centerbridge delivered were from reputable, experienced and financially sound lenders and equity financing sources and such financing commitments are subject to minimal conditions to the obligations of such institutions to fund such commitments, each as described under the caption “—Financing by Parent of Merger and Related Transactions”;

•	Fortress/Centerbridge’s intention to maintain the headquarters of the Company in Wyomissing, Pennsylvania for at least three years after the effective time; and

•	that the transaction will be subject to the approval of Penn National’s shareholders.

Mr. Carlino was also aware of and considered the following adverse factors associated with the proposed merger, among others:

•

that Penn National did not undertake a broad public auction prior to entering into the Merger Agreement, although the Penn National Board of Directors was satisfied that the Merger Agreement provided the Board with an adequate opportunity to solicit proposals during the go-shop period and thereafter to respond to unsolicited proposals and during or after the go-shop period to terminate the Merger Agreement and accept a superior proposal prior to Penn National shareholder approval of the Merger Agreement;

•

the possibility that the regulatory and other approvals required in connection with the merger may not be received in a timely manner and that regulatory or governmental authorities might seek to impose conditions on or otherwise prevent or delay the merger (and that the merger may not be completed as a result of conditions imposed by regulatory authorities);

•

the requirement that Penn National pay a termination fee of $100 million or $200 million to Fortress/Centerbridge, and reimburse certain of their expenses, under certain circumstances (see “The Merger Agreement—Termination Fees”);

•

that the Merger Agreement provides that the Company’s right to terminate the Merger Agreement and receive the termination fee of $200 million and other amounts payable pursuant to the Merger Agreement is the sole and exclusive monetary remedy of the Company and its subsidiaries against Parent, Merger Sub and any of their respective affiliates, shareholders, partners, members, directors, officers or agents (see “The Merger Agreement—Remedies” and “The Merger Agreement—Termination Fees”);

•

that the shareholders of Penn National (other than Mr. Carlino and possibly certain of his affiliates and certain members of Penn National’s management who may be given the opportunity to exchange their shares of Penn National common stock for, or to purchase, interests in PNG Holdings) will have no ongoing equity participation in the surviving corporation following the merger, meaning that such shareholders will cease to participate in Penn National’s future earnings or growth;

•	that the proposed merger will be a taxable transaction with respect to the shares of Penn National stock that are converted into cash in the merger;

•	that holders of Penn National common stock do not have appraisal rights under Pennsylvania law, irrespective of whether or how they vote at the special meeting;

•

that members of the Company’s Board of Directors and the Company’s executive officers may have interests in the transaction that are different from, and in addition to, the interests of the Company’s shareholders generally (See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”); and

•

the potential impact of the restrictions under the Merger Agreement on Penn National’s ability to take certain actions during the period prior to the consummation of the merger (which may delay or prevent Penn National from undertaking business opportunities that may arise pending completion of the merger), the potential for diversion of management and employee attention and for increased employee attrition during that period and the potential effect of such occurrences on Penn National’s business and relations with customers and service providers.

The foregoing discussion of the factors considered by Mr. Carlino is not intended to be exhaustive, but, rather, includes the material factors considered by Mr. Carlino. In reaching his decision as to the fairness of the merger, Mr. Carlino did not quantify or assign any relative weights to the factors considered. Mr. Carlino considered all of these factors as a whole, including discussions with, and questioning of, Penn National management and Penn National’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, his determination that the merger is fair to the unaffiliated shareholders of Penn National. Mr. Carlino, as a member of the Company’s Board of Directors, also relied on the experience of Lazard, the Board’s financial advisor, for analyses of the consideration to be received by Penn National’s shareholders (other than the rollover investors, Parent and its affiliates, if any) in the merger and for their opinion as to the fairness of the merger consideration to be received by such holders in the merger from a financial point of view.

Position of Parent, Merger Sub and Fortress/Centerbridge Regarding the Fairness of the Merger

Under the rules governing “going private” transactions, Parent, Merger Sub and Fortress/Centerbridge are required to express their beliefs as to the substantive and procedural fairness of the merger to Penn National’s unaffiliated shareholders. Parent, Merger Sub and Fortress/Centerbridge are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The interests of the unaffiliated stockholders of Penn National were represented by the Board of Directors, which had the exclusive authority to review, evaluate and negotiate the terms and conditions of the Merger Agreement on behalf of Penn National, with the assistance of the Board of Directors’ independent financial and legal advisors. Accordingly, Parent, Merger Sub and Fortress/Centerbridge did not undertake a formal evaluation of the merger or engage a financial adviser for that purpose. Parent, Merger Sub and Fortress/Centerbridge believe that the Merger Agreement and the merger are substantively and procedurally fair to the unaffiliated shareholders on the basis of the factors described under “Recommendation of Our Board of Directors; Reasons for the Merger” and agree with the analyses and conclusions of the Board of Directors, based upon the reasonableness of those analyses and conclusions, which they adopt, and their respective knowledge of Penn National, as well as the factors considered by, and the findings of, the Board of Directors with respect to the fairness of the merger to such unaffiliated shareholders. In addition, Parent, Merger Sub and Fortress/Centerbridge considered the fact that the Board of Directors received, solely for its benefit and use, an opinion from Lazard to the effect that, as of the date of its opinion, and based upon and subject to the factors, assumptions, limitations, qualifications and other conditions set forth in the opinion, the merger consideration of $67.00 per share to be received pursuant to the Merger Agreement by the public holders of shares of Penn National common stock (other than Parent, its affiliates and any holder who exchanges their shares of common stock for shares of Parent or its affiliates in connection with the merger) was fair, from a financial point of view, to such holders. See “Recommendation of Our Board of Directors; Reasons for the Merger.”

The foregoing discussion of the information and factors considered and given weight by Parent, Merger Sub and Fortress/Centerbridge in connection with the fairness of the Merger Agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, Merger Sub and Fortress/Centerbridge. Parent, Merger Sub and Fortress/Centerbridge did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger Agreement and the merger. Parent, Merger Sub and Fortress/Centerbridge believe that the foregoing factors provide a reasonable basis for their belief that the merger is fair to Penn National and its unaffiliated stockholders.

Opinion of Lazard Frères & Co. LLC

Under an engagement letter, dated as of March 28, 2007, Penn National retained Lazard to perform financial advisory services and to render an opinion to the Board of Directors of Penn National as to the fairness, from a financial point of view, to holders of Penn National’s common stock of the consideration to be received by such holders in the merger. Lazard has delivered to Penn National’s Board of Directors a written opinion, dated June 15, 2007, that, as of that date, the $67.00 per share in cash consideration to be received by the holders of

Penn National’s common stock (other than the rollover investors, Parent and its affiliates, if any) in the merger was fair to such holders, from a financial point of view. “Rollover investors” means any holder of shares of common stock who may, immediately prior to the effective time of the merger, contribute their shares of Penn National common stock in exchange for equity interests of Parent or another entity that will own Penn National, directly or indirectly, following the effective time of the merger.

The full text of the Lazard opinion is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth as Annex B. You are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s written opinion is directed to Penn National’s Board of Directors and only addresses the fairness to the holders of Penn National’s common stock of the consideration to be received by such holders in the merger from a financial point of view as of the date of the opinion. Lazard’s written opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Penn National or the underlying business decision by Penn National to engage in the merger, and is not intended to and does not constitute a recommendation to any holder of Penn National common stock as to how such holder should vote with respect to the merger or any matter relating thereto. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of the Merger Agreement;

•	Analyzed certain publicly available historical business and financial information relating to Penn National;

•	Reviewed various financial forecasts and other data provided to Lazard by the management of Penn National relating to its business;

•	Held discussions with members of the management of Penn National with respect to the business and prospects of Penn National;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the business of Penn National;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to those of Penn National;

•	Reviewed the historical stock prices and trading volumes of Penn National common stock; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Penn National or concerning the solvency or fair value of Penn National, and was not furnished with any such valuation or appraisal. With respect to financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Penn National as to the future financial performance of Penn National. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. Lazard was authorized to solicit a limited number of parties regarding the potential transaction with respect to Penn National prior to June 15, 2007.

In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions of the agreement by Penn National. In addition, Lazard assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Penn National obtained such advice as it deemed necessary from qualified professionals. Lazard did not express any opinion as to the price at which shares of Penn National common stock might trade subsequent to the announcement of the merger.

The following is a summary of the material financial and comparative analyses which Lazard deemed appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. For purposes of Lazard’s review, Lazard utilized, among other things, certain projections of the future financial performance of Penn National as described below, as prepared by the management of Penn National.

In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Penn National. No company, transaction or business used in Lazard’s analyses as a comparison is identical to Penn National or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

The financial analyses that Lazard utilized in providing its opinion were based upon two alternative sets of projections. Information in the following summary referred to as the “Management Case” for Penn National represents the case developed by Penn National management. Information in the following summary referred to as the “Analyst Case” for Penn National means that financial projection scenario based on publicly available analyst projections for Penn National as of June 13, 2007. Given the lack of a meaningful group of analyst estimates for 2010 and 2011, for those two years Lazard assumed earnings before interest, taxes, depreciation and amortization, or EBITDA, growth and capital expenditures equal to management projections.

Precedent Transactions Analysis

Lazard reviewed and analyzed selected recent precedent merger and acquisition transactions involving companies in the gaming industry. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to companies involved in the selected transactions and compared such information to the corresponding information for Penn National.

Specifically, Lazard reviewed 12 merger and acquisition transactions since February 2000 with a value of over $1 billion involving companies in the gaming industry for which sufficient public information was available. To the extent publicly available, Lazard reviewed, among other things, the enterprise values implied by the precedent transactions as a multiple of the target’s last twelve months, or LTM, EBITDA and next fiscal year, or NFY, EBITDA as of the time the transaction was announced.

The precedent transactions were (listed by acquiror followed by the acquired company and the date these transactions were publicly announced):

•	Goldman Sachs & Co. Whitehall Street Real Estate Funds – American Casino and Entertainment Properties LLC (4-23-07);

•	Fertitta Colony Partners LLC—Station Casinos, Inc. (2-26-07);

•	Texas Pacific Group / Apollo Management L.P.—Harrah’s Entertainment, Inc. (12-19-06);

•	Columbia Sussex Corporation—Aztar Corporation (5-19-06);

•	Management/Investor Group—Kerzner International Limited (5-1-06);

•	Penn National Gaming, Inc.—Argosy Gaming Company (11-3-04);

•	Colony Capital LLC—Harrah’s Entertainment, Inc./Caesars Entertainment, Inc. assets (9-27-04);

•	Harrah’s Entertainment, Inc.—Caesars Entertainment (7-14-04);

•	MGM Mirage—Mandalay Resort Group (6-16-04);

•	Boyd Gaming Corporation—Coast Casinos, Inc. (2-9-04);

•	Harrah’s Entertainment, Inc.—Horseshoe Gaming Holding Corp. (9-11-03); and

•	MGM Grand, Inc.—Mirage Resorts, Incorporated (2-23-00).

Lazard calculated the following multiples for the selected transactions used in its analysis:

	Enterprise Value as a Multiple of LTM EBITDA (Median)		Enterprise Value as a Multiple of NFY EBITDA (Median)
All Comparable Transactions	10.0	x	9.6	x

Based on the foregoing, Lazard applied LTM EBITDA multiples of 10.0x to 12.0x to Penn National’s fiscal year 2007 projected EBITDA and determined an implied price per share range for Penn National common stock under the Management Case of $40.89 to $55.09 and an implied price per share range for Penn National common stock under the Analyst Case of $41.02 to $55.25, as compared to the merger consideration of $67.00 per share of Penn National common stock.

Lazard also determined a NFY EBITDA multiple reference range of 9.0x to 11.0x and applied such range to the fiscal year 2008 projected EBITDA for Penn National to calculate an implied price per share range for Penn National common stock under the Management Case of $45.26 to $62.02 and an implied price per share range for Penn National common stock under the Analyst Case of $41.21 to $57.13, as compared to the merger consideration of $67.00 per share of Penn National common stock.

Comparable Public Companies Analysis

Lazard reviewed and analyzed selected public companies in the gaming industry that it viewed as reasonably comparable to Penn National based on Lazard’s knowledge of the gaming industry. In performing these analyses, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for Penn National. Specifically, Lazard compared Penn National to the following four publicly traded companies in the gaming industry:

•	Boyd Gaming Corporation;

•	Ameristar Casinos, Inc.;

•	Pinnacle Entertainment, Inc.; and

•	Isle of Capri Casinos, Inc.

Based on IBES estimates and other public information, Lazard reviewed, among other things, enterprise values of the selected comparable companies as a multiple of the comparable company’s EBITDA for each of the 2007 and 2008 fiscal years. A company’s enterprise value is equal to its short and long term debt plus the market value of its common equity and the value of any preferred stock (at liquidation value), minus its cash and cash equivalents.

Lazard calculated the following trading multiples :

	Enterprise Value/ 2007P EBITDA		Enterprise Value/ 2008P EBITDA
Comparable Companies (median)	9.9	x	8.7	x

Based on the foregoing, Lazard applied enterprise value/2007P EBITDA multiples of 9.0x to 11.0x to Penn National’s fiscal year 2007 projected EBITDA and determined an implied price per share range for Penn National common stock under the Management Case of $33.66 to $47.99 per share and an implied price per share range for Penn National common stock under the Analyst Case of $33.79 to $48.14 per share, as compared to the merger consideration of $67.00 per share of Penn National common stock.

Lazard also applied enterprise value/2008P EBITDA multiples of 8.0x to 10.0x to Penn National’s fiscal year 2008 projected EBITDA and determined an implied price per share range for Penn National common stock under the Management Case of $36.83 to $53.64 per share and an implied price per share range for Penn National common stock under the Analyst Case of $33.18 to $49.17 per share, as compared to the merger consideration of $67.00 per share of Penn National common stock.

Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis of Penn National to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Penn National could generate during fiscal years ending December 31, 2008 through 2011. Lazard calculated estimated terminal values for Penn National by applying a range of EBITDA terminal value multiples of 9.0x to 11.0x to Penn National’s fiscal year 2011 estimated EBITDA. The unlevered, after-tax free cash flows and terminal values were discounted to present value using discount rates ranging from 9.0% to 11.0%, which were based on Penn National’s estimated weighted average cost of capital. Lazard also calculated the estimated present value of Penn National’s federal cash tax benefit generated by deductible goodwill relating to Argosy Lawrenceburg and Argosy Joliet. Lazard assumed a net debt of $3.1 billion as of December 31, 2007.

Based on the foregoing, Lazard calculated an implied price per share range for Penn National common stock of $49.94 to $71.42 for the Management Case and an implied price per share range for Penn National common stock of $45.66 to $65.92 for the Analyst Case, as compared to the merger consideration of $67.00 per share of Penn National common stock.

Miscellaneous

Lazard’s opinion and financial analyses were not the only factors considered by Penn National’s Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of Penn National’s Board of Directors or Penn National’s management.

In connection with Lazard’s services as Penn National’s financial advisor, Penn National has agreed to pay to Lazard a fee of $500,000, which fee became payable upon the execution of Lazard’s engagement, and a fee of $1.5 million, which fee became payable upon the rendering of Lazard’s opinion. Penn National has also agreed to pay Lazard a transaction fee of approximately $20 million, which is referred to as the transaction fee, $18 million of which is contingent upon the closing of the merger. If Lazard failed to deliver to Penn National’s Board of Directors an opinion stating that the consideration to be received by Penn National’s shareholders in the merger was fair from a financial point of view to such shareholders, it is unlikely that the Board would have approved the merger, preventing Lazard’s transaction fee from becoming payable. Penn National has also agreed to reimburse Lazard for its reasonable out-of-pocket expenses, including the reasonable expenses of legal counsel, and to indemnify Lazard and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Lazard has from time to time in the past provided, and may currently or in the future provide, investment banking services to private equity funds managed by an affiliate of Fortress Investment Group LLC, Centerbridge Partners, L.P. or their respective affiliates or to one or more of their respective portfolio companies, for which Lazard has received or may receive customary fees. For rendering investment banking services in connection with private equity transactions during the years 2005-2007, Lazard received payments from Centerbridge Partners, L.P. and private equity funds managed by an affiliate of Fortress Investment Group LLC not exceeding 1% of Lazard’s revenues for each such year. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of Penn National for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard was selected to act as investment banker to Penn National because of its expertise and its reputation in investment banking and mergers and acquisitions.

Certain Effects of the Merger

If the Merger Agreement is approved and adopted by the Company’s shareholders, and certain other conditions to the closing of the merger are satisfied, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. As such, pursuant to Pennsylvania law, upon the merger becoming effective, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub will vest in the Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions and duties of the Company.

Following the effective time, Parent, together with any other person who is or may become a direct or indirect equity investor in Parent, which may include members of our management (as described more fully under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”) will be the sole owners of the Company and its business. Therefore, current shareholders of the Company (other than any such direct or indirect equity investors in Parent) will cease to have direct or indirect ownership interests in the Company or rights as Company shareholders, will not participate in any future earnings or growth of the Company, will not benefit from any appreciation in value of the Company, and will not bear the future risks of the Company’s operations.

Upon completion of the proposed merger, Company shares will no longer be listed on any stock exchange or quotation system, including the NASDAQ Global Select Market, which is referred to as the NASDAQ. In addition, the Company may also elect, upon or after the completion of the merger, to terminate the registration of Company’s securities and its reporting obligations with respect to such securities under the Exchange Act upon application to the SEC. This would make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings and filing periodic reports with the SEC, no longer applicable to the Company.

Immediately after the effective time of the merger, Parent will cause certain individuals who are affiliated with Fortress and Centerbridge, as agreed upon in the Merger Agreement, to be the directors of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Following consummation of the merger, Parent will own directly or indirectly 100% of our outstanding common stock and will therefore have a corresponding interest in Penn National’s net book value and net earnings. It is currently expected that immediately following the closing, Mr. Carlino will own approximately 2% of the outstanding equity interests of PNG Holdings, of which Parent is a direct, wholly owned subsidiary. Each holder of common stock of PNG Holdings will have an interest in Penn National’s net book value and net earnings in proportion to his ownership interest.

The table below sets forth the interest in the outstanding equity interests of PNG Holdings and in Penn National’s net book value and net earnings for Mr. Carlino and affiliates of Fortress and Centerbridge before and after the merger, based on the historical net book value of Penn National as of June 30, 2007 and the historical net earnings of Penn National for the six months ended June 30, 2007.

	Ownership of Penn National Prior to the Merger(1)(2)			Expected Ownership of Penn National After the Merger(2)
	% Ownership	Net Earnings for the Six Months Ended June 30, 2007	Net Book Value as of June 30, 2007	% Ownership	Net Earnings for the Six Months Ended June 30, 2007	Net Book Value as of June 30, 2007
Peter M. Carlino	13.6%	$11,024	$138,488	2%	$1,625	$20,411
Private Equity Funds managed by an affiliate of Fortress	0%	—	—	76%	61,742	775,612
Private Equity Funds managed by Centerbridge	0%	—	—	22%	17,873	224,519

(1)	Based upon beneficial ownership as of September 30, 2007, net income for the six months ended June 30, 2007 and net book value as of June 30, 2007. For detail on the calculation of Mr. Carlino’s beneficial ownership, see “Security Ownership of Principal Shareholders and Management.”
(2)	All dollars amounts in thousands.

Plans for Penn National After the Merger

After the effective time of the merger, and excluding the transactions contemplated in connection with the merger as described in this proxy statement, Fortress/Centerbridge anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that it will cease to be an independent, publicly traded company and will instead be an indirect wholly owned subsidiary of Parent. After the effective time of the merger, Wesley Edens, William Doniger, Steven Price, Mark Gallogly and Peter M. Carlino will become the directors of the Company, and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Financing by Parent of Merger and Related Transactions

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $9.417 billion, consisting of:

(1)	approximately $6.305 billion to pay the Company’s shareholders and holders of options and restricted shares the amounts due to them under the Merger Agreement, assuming a merger consideration of $67.00 per share (which further assumes completion of the merger on or before June 15, 2008, when the ticking fee of $0.0149 per day begins to apply);

(2)	approximately $2.783 billion to refinance certain existing net debt of the Company and its subsidiaries; and

(3)	approximately $328 million to pay related fees and expenses in connection with the merger.

These payments are expected to be funded by a combination of (1) borrowings under debt facilities and (2) equity financing from affiliates of Fortress and Centerbridge. Parent has obtained equity and debt financing commitments described below in connection with the transaction contemplated by the Merger Agreement. In accordance with the Merger Agreement, Parent is obligated to use best efforts to obtain the financing on the terms and conditions described in the commitment letters as promptly as practicable.

Equity Financing

Affiliates of each of Fortress and Centerbridge have collectively agreed to directly or indirectly provide, or cause to be provided, up to $3.061 billion of cash to Parent, which will constitute the equity portion of the merger financing. Subject to certain conditions, each such investor may assign its equity commitment obligation to one or more investment or other funds which are its affiliates and, subject to the Company’s prior consent, such transferring investor will not have liability vis-à-vis Parent or the Company in respect of such transferred obligations, provided that the transferee will (i) represent and warrant that it has sufficient irrevocable commitments from its limited partners and members to fund its pro rata portion of its obligation, (ii) make the same representations and warranties made by the transferring investor in its equity commitment, (iii) assume all obligations of the transferring investor under its equity commitment, and (iv) execute and deliver an equity commitment letter to the affiliates of each of Fortress and Centerbridge, Parent and the Company.

Each of the equity commitments is generally subject to the satisfaction or waiver of all of the conditions to Parent’s and Merger Sub’s obligation to effect the closing of the merger under the Merger Agreement in accordance with its terms and the availability of the debt financing commitments in an amount that is sufficient to complete the merger and the related transactions. Subject to certain exceptions described in the paragraph below, each of the equity commitment letters will terminate upon the earlier of (1) the effective time of the merger or (2) the termination of the Merger Agreement in accordance with its terms.

In connection with the equity commitments, the affiliates of each of Fortress and Centerbridge will be obligated to fund a pro rata portion (based on their respective equity commitments) of any reverse termination fee payable by Parent to the Company, any amounts payable pursuant to the indemnification and/or reimbursement obligations of Parent under the Merger Agreement and any amounts arising from certain claims described in the Merger Agreement, provided that the aggregate liability of the Fortress affiliates will not exceed an amount equal to (x) $156 million plus (y) 78% of the aggregate amount of other liabilities or obligations of

Parent to third parties, and the aggregate liability of the Centerbridge affiliates will not exceed an amount equal to (x) $44 million plus (y) 22% of the aggregate amount of other liabilities and obligations of Parent to third parties. The obligation to fund such amounts to the Company will remain in full force and effect until six months after the termination of the Merger Agreement, provided that the obligation will not terminate as to any claim made by the Company against Parent prior to that date.

Debt Financing

Parent has received a debt commitment letter, dated June 15, 2007, from Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Wachovia Bank, National Association, Wachovia Investment Holdings, LLC and Wachovia Capital Markets, LLC (which is referred to collectively as the Debt Financing Sources) to provide the following, subject to conditions set forth in the debt commitment letter:

•

to Merger Sub (which is referred to in this context as the borrower), up to $5.100 billion of senior secured credit facilities (not all of which is expected to be drawn at closing) for the purpose of financing the merger, refinancing certain existing indebtedness of the Company and its subsidiaries, paying fees and expenses incurred in connection with the merger and for financing the working capital needs and other general corporate purposes of the borrower and its subsidiaries; and

•

to the borrower, up to $2.000 billion of unsecured term loans for the purpose of financing the merger, refinancing of certain existing indebtedness of the Company and its subsidiaries and paying fees and expenses incurred in connection with the merger.

In the event the definitive documentation with respect to the facilities is not negotiated, executed and delivered on or before June 15, 2008, subject to extension by an additional 120 days if the end date under the Merger Agreement is extended—see “The Merger Agreement—Termination of the Merger Agreement”—then the debt commitments will automatically terminate unless the Debt Financing Sources agree to an extension.

The documentation governing the debt financing has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement. Parent has agreed in the Merger Agreement to use its best efforts to obtain the financing on the terms and conditions described in the commitment letters as promptly as practicable. If any portion of the debt financing under the debt commitment letter becomes unavailable in the manner or form contemplated by such letters, Parent is obligated under the Merger Agreement to use its best efforts to promptly notify the Company and to arrange to obtain any such portion from alternative sources in an amount sufficient to consummate the merger and the transactions contemplated by the Merger Agreement on terms not materially less favorable, taken as a whole, to Parent and Merger Sub, as promptly as practicable following the occurrence of such event.

Parent may agree to amendments or modifications to, or grant waivers of, any condition or other material provision under the debt commitment letters without the consent of the Company so long as such amendment, modification or waiver would not impose new or additional conditions or otherwise amend, modify or waive any of the conditions to the receipt of the financing in a manner that may cause any delay in the satisfaction of the conditions set forth in the Merger Agreement. In addition, Parent may enter into new debt financing commitments so long as the terms of the new debt financing do not impose new or additional conditions or adversely amend the existing conditions to the receipt of financing or cause or increase the possibility of causing any delay in the satisfaction of the conditions set forth in Merger Agreement.

Although the debt financing described in this proxy statement is not subject to a due diligence or “market out,” such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facilities and unsecured term loan facility contemplated by the debt commitment letter is subject, among other things, to:

•

the execution and delivery of definitive documentation, delivery of customary opinions, documents and certificates, and, subject to certain qualifications and exceptions, the execution of certain guarantees and the creation of certain security interests;

•

the absence of certain competing issuances of debt by or on behalf of Parent, the Company or any of their respective affiliates prior to and during syndication of the senior secured credit facilities and unsecured term loan facility;

•

the consummation of the merger in accordance with the Merger Agreement (with no provision of the Merger Agreement having been waived, amended, supplemented or modified in a manner that would reasonably be expected to be materially adverse to the lenders under such debt facilities without the prior written consent of Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC (which shall not be unreasonably withheld), including but not limited to the definition of “Material Adverse Effect on the Company”);

•	the consummation of the equity financing;

•

redemption or satisfaction and discharge of the Company’s 6 7/ 8% senior subordinated notes due 2011 and 6 3/4% senior subordinated notes due 2015, and repayment of all obligations, and termination of all commitments, under the Company’s existing credit facilities and all other debt outstanding other than certain immaterial indebtedness; in addition, any indebtedness incurred under the Merger Agreement shall be refinanced on the closing date with additional common equity from Parent in excess of the amount required under the equity commitment letters;

•	payment of required fees and expenses; and

•	receipt of specified financial statements and other financial information with respect to the Company.

Senior Secured Credit Facilities

The borrower under the senior secured credit facilities at the closing of the merger will be Merger Sub. The senior secured credit facilities will be comprised of a $4.600 billion term loan facility with a term of seven years (which is expected to be drawn in full as of the closing date of the merger) and a $500 million revolving credit facility with a term of six and one-half years (of which $100 million is available to be drawn on the closing date of the merger). The revolving credit facility will include sublimits for the issuance of letters of credit and swingline loans.

The obligations under the senior secured credit facilities will be guaranteed by Parent and, subject to customary exceptions, each direct and indirect wholly owned domestic subsidiary of Parent, and will be secured by, subject to customary exceptions, collateral substantially similar to the collateral required to secure the Company’s existing credit facilities.

The senior secured credit facilities will contain representations and warranties, affirmative and negative covenants, a financial covenant applicable to the revolving credit facility and events of default, in each case, usual and customary for facilities of this type.

Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC have been appointed as joint bookrunners for the senior secured credit facilities. Wachovia Bank, National Association will act as sole administrative agent for a syndicate of financial institutions.

Unsecured Term Loan Facility

The borrower under the unsecured term loan facility at the closing of the merger will be Merger Sub. The unsecured term loan facility will be comprised of a $2.000 billion term loan facility with a term of eight years (which is expected to be drawn in full as of the closing date of the merger).

The obligations under the unsecured term loan facility will be guaranteed by Parent and, subject to customary exceptions, each direct and indirect wholly owned domestic subsidiary of Parent. The obligations under the unsecured term loan facility will not be secured.

The unsecured term loan facility will contain representations and warranties, affirmative and negative covenants and events of default, in each case, usual and customary for facilities of this type.

Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC have been appointed as joint bookrunners for the unsecured term loan facility. Deutsche Bank AG New York Branch will act as sole administrative agent for a syndicate of financial institutions.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors (other than Mr. Carlino, who recused himself) to vote “FOR” the approval and adoption of the Merger Agreement, the Company’s shareholders should be aware that the members of the Company’s Board of Directors and the Company’s executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The members of the Board of Directors were aware of these differing interests and potential conflicts and considered them, among other matters, in evaluating and negotiating the Merger Agreement and the merger and in recommending to the shareholders that the Merger Agreement be approved and adopted. References in this section to the Company’s executive officers refer to the following individuals who are currently classified by the Company as executive officers: Peter M. Carlino, William J. Clifford, Leonard M. DeAngelo, Jordan B. Savitch and Robert S. Ippolito.

Stock Options and Other Equity-Based Awards1

Pursuant to the Company’s equity incentive plans, the vesting of all theretofore unvested Company stock options will be accelerated upon consummation of the merger. As described below—see “The Merger Agreement—Treatment of Stock, Stock Options and Other Stock-Based Awards”—the Merger Agreement provides that, as of the effective time, all outstanding options to acquire Company shares under the Company’s equity incentive plans will be cancelled, and the holder of each such option will receive from the Company at the effective time, or as soon as practicable thereafter from the surviving corporation, an amount in cash, without interest, equal to the product of (1) the number of Company shares previously subject to such option and (2) the excess, if any, of the merger consideration over the purchase price per share previously subject to such option. The estimated aggregate amount payable to all executive officers and directors in settlement of options is anticipated to be $179.1 million.

[1]

All calculations regarding options, restricted stock and change of control payments assume (a) that the maximum payout for each executive officer pursuant to the Company’s 2007 annual incentive payment plan is achieved and (b) a closing date of the merger on June 30, 2008.

The Merger Agreement also provides that, upon consummation of the merger, all unvested shares of restricted stock will vest and become free of restrictions immediately prior to the effective time and will be cancelled and converted into the right to receive the merger consideration. The estimated aggregate value for all executive officers and directors of such restricted stock is anticipated to be $27.9 million. The following table summarizes the number of outstanding unvested stock options and shares of restricted stock expected to be held by our executive officers and directors as of June 30, 2008:

Name	Shares of Common Stock Underlying Unvested Options	Shares of Restricted Stock	Total Cash Consideration to be Received
Directors
(other than Peter M. Carlino)
Harold Cramer	52,500	—	1,645,950
David A. Handler	52,500	—	1,645,950
John M. Jacquemin	52,500	—	1,645,950
Robert P. Levy	52,500	—	1,645,950
Barbara Z. Shattuck	52,500	—	1,645,950

Executive Officers
Peter M. Carlino	525,000	259,179	33,824,493
William J. Clifford	200,000	53,713	10,029,771
Leonard M. DeAngelo	277,500	54,692	13,163,939
Jordan B. Savitch	97,500	25,289	4,815,413
Robert S. Ippolito	90,000	23,526	4,487,442

Change of Control Agreements1

Each of our executive officers is party to a separate employment agreement with the Company, which provides them with certain protections upon a change of control. Under the employment agreements, the executive officers will generally be entitled to the following upon, or following, the merger:

•

A lump sum cash payment, 75% of which is payable on the date of the change of control and the remaining 25% is payable within 90 days thereafter, equal to three times the sum of the applicable executive’s highest rate of base salary during the 24-month period immediately prior to the change of control and the greater of the highest amount of bonus compensation paid to the executive in respect of either the first or second full calendar year immediately preceding the change of control;

•

If the executive’s employment is terminated following the merger, the executive and his family would not receive any additional cash severance payments but would continue to receive health coverage for two years (three years in the case of Mr. Carlino) following the date of termination; and

•

A “gross-up” payment to make the executive whole for any federal excise tax imposed on change of control or severance payments or benefits received by the executive officer that are treated as “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code.

The estimated cost of the payments and benefits described above (including the cost of any “gross-up” payments that may be required) to our executive officers assuming the closing of the transaction on June 30, 2008 and inclusive of all vesting through that date, would be: Mr. Carlino, $11.2 million, Mr. Clifford, $7.3 million, Mr. DeAngelo, $8.5 million, Mr. Savitch, $3.4 million and Mr. Ippolito, $1.6 million. To the extent that

[1]

All calculations regarding options, restricted stock and change of control payments assume (a) that the maximum payout for each executive officer pursuant to the Company’s 2007 annual incentive payment plan is achieved and (b) a closing date of the merger on June 30, 2008.

“gross-up” payments may be required, our Board of Directors will consider taking actions to reduce the amount of the federal excise taxes imposed on our executive officers and, consequently, the amount of the “gross-up” payments. None of the executive officers will be entitled to receive cash severance or change of control payments in connection with the merger outside of those payable pursuant to their employment agreements.

Deferred Compensation Plan

Pursuant to the Company’s Deferred Compensation Plan, our executive officers, in addition to other management employees and certain other highly compensated employees selected by the Compensation Committee, may elect to defer, on a pre-tax basis, a percentage of his or her base annual salary and/or annual bonus. Company matching contributions under the plan are equal to 50% of the participant’s contribution for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant’s salary and/or bonus. With the Board’s approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own elective contributions to the plan, but Company contributions vest at a rate of 20% per year of service with the Company. However, for participants with less than five years of service, all Company contributions would become immediately and fully vested upon a change in control of the Company such as the consummation of the merger. All of our executive officers have, or will by June 2008 (when the merger is expected to close) have, fully vested in their deferred compensation accounts pursuant to the terms of the Deferred Compensation Plan based on their respective years of service to the Company, except for Mr. DeAngelo, who will be five months away from being fully vested in his account under the Deferred Compensation Plan based on his years of service as of the expected date of the consummation of the merger.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

Parent has agreed in the Merger Agreement, from and after the effective time, to indemnify and hold harmless, and cause the surviving corporation to indemnify and hold harmless, to the maximum extent permitted by law the present and former officers and directors (or equivalent) of the Company or any of its subsidiaries in respect of certain losses relating to their service to the Company and such subsidiaries. Parent has also agreed to obtain, or cause the surviving corporation to obtain, prior to the effective time, “tail” insurance policies with a claims period of at least six years from the effective time with terms that are no less favorable in the aggregate than those of the directors’ and officers’ liability insurance maintained as of the date of the Merger Agreement by the Company and its respective subsidiaries, subject to certain limitations. See “The Merger Agreement—Indemnification and Insurance” beginning on page 86.

New Arrangements with the Surviving Corporation

In connection with the execution of the Agreement, Peter M. Carlino entered into a letter agreement with PNG Holdings, of which Parent is a direct, wholly owned subsidiary and through which Fortress/Centerbridge will make their investments in Parent, agreeing that he would invest in, and become a member of, PNG Holdings immediately prior to the consummation of the merger in accordance with the terms of a term sheet attached to the letter agreement. The term sheet provides that, in connection with the closing of the merger, Mr. Carlino would invest $50 million in PNG Holdings at the same price as the investment in PNG Holdings made by Fortress/Centerbridge and its affiliates. This investment may be pursuant to a rollover of a portion of Mr. Carlino’s existing Company shares in a transaction intended to be tax free. Mr. Carlino and PNG Holdings have informed us that a portion of Mr. Carlino’s investment may come from one or more of Mr. Carlino’s affiliates, as identified under “Security Ownership of Principal Shareholders and Management” beginning on page 96. Mr. Carlino’s investment in PNG Holdings would represent approximately 1.8% of the outstanding equity interests of PNG Holdings at closing, and would be acquired for the same per share purchase price as Fortress/Centerbridge will pay for their controlling interest in the Company. Mr. Carlino would be investing in PNG Holdings at the insistence of Fortress/Centerbridge to align his interest following the merger with those of Fortress/Centerbridge. In addition, Parent agreed that Mr. Carlino would participate in an equity-based compensation plan that will replace the Company’s existing compensation plan under which he would be granted profits interests in PNG

Holdings that would vest over five years of continued employment (subject to accelerated vesting under certain circumstances) and would entitle him to share in the future appreciation of PNG Holdings. Pursuant to the proposed equity-based compensation plan, Mr. Carlino will be granted two profits interests for each equity interest of PNG Holdings that he purchases in connection with the merger. The profits interests will be non-voting and will be junior to the equity interests of PNG Holdings. Fortress/Centerbridge has further advised us that only profits interests, and not equity interests, would be granted under the proposed plan. Fortress/Centerbridge has advised us that the anticipated overall size of the proposed equity-based compensation plan has not yet been determined. In addition, for as long as Mr. Carlino remains the Chairman or the Chief Executive Officer of the Company (the surviving entity in the merger), he would have the right to serve as a member of the governing board of PNG Holdings. It is also anticipated that Mr. Carlino would also serve as chairman of the board of directors and the chief executive officer of Parent upon the consummation of the merger.

Mr. Carlino also agreed to enter into an employment agreement with PNG Holdings and the Company upon the effective time in the form attached to the letter agreement. The employment agreement would contain terms similar to the terms of Mr. Carlino’s current employment agreement and would provide that Mr. Carlino would continue in his current role as Chairman of the Board of Directors and Chief Executive Officer of the Company (the surviving entity in the merger) and would serve as the Chairman of the board of managers and the Chief Executive Officer of PNG Holdings. The agreement has an initial term of five years from the closing date of the merger and automatically renews for one-year periods unless either party gives written notice of the desire to terminate at least 60 days prior to the renewal date. Initially, Mr. Carlino’s annual base salary and bonus opportunity would be the same as what is currently in effect, which in 2007 is $1,500,000 as base salary and a performance-based bonus of up to 300% of base salary. The agreement also provides for the continued payment of certain life insurance premiums on Mr. Carlino’s behalf and provides Mr. Carlino with a Company car. Mr. Carlino may also be granted additional equity awards, such as options, in the discretion of the governing board of PNG Holdings. The employment agreement that Mr. Carlino will enter into in connection with the closing of the merger will not include the provisions respecting cash severance and change of control payments included in his current employment agreement, and Fortress/Centerbridge has advised us that Mr. Carlino will not be granted any rights to cash severance or change of control payments under any other agreement.

If Mr. Carlino’s employment is terminated by the Company without cause (as defined in the employment agreement), by Mr. Carlino for good reason (as defined in the employment agreement), as a result of his death or total disability (as defined in the Company’s Long Term Disability Insurance Policy), or if the Company elects not to renew the term of his employment, he will be entitled, subject to his execution of a release, to (i) receive health benefits coverage (or cash in lieu thereof) for himself, his spouse and his dependents until the end of the then current term, or, if longer, for 3 years following the date of termination, and (ii) vest in all unvested Class B units of PNG Holdings granted to Mr. Carlino prior to such termination. Additionally, Mr. Carlino will be eligible to receive a “gross-up” payment in the event that payments to him are considered “parachute payments” under Section 280G of the Internal Revenue Code. Upon a change in control, all unvested Class B units of PNG Holdings granted to Mr. Carlino prior to such change in control will vest, regardless of whether or not his employment terminates.

As of the date of this proxy statement, other than Mr. Carlino as described above, no members of our management have entered into any discussion, agreement, arrangement or understanding with the Company or its subsidiaries or with PNG Holdings, Parent, Merger Sub or their affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, PNG Holdings. Further, Fortress/Centerbridge has advised us that at this time they have not yet determined which members of Penn National’s management (other than Mr. Carlino) will receive proposals regarding an investment in PNG Holdings or any potential employment arrangements following the merger, or the nature and extent of such employment or other arrangements. Fortress/Centerbridge has indicated that it expects members of our management who are retained to receive salaries and bonuses consistent with their current arrangements. There can be no assurance that any parties will reach an agreement. Any such new arrangements with members of management would not become effective until the merger is completed.

Related Party Transactions

In addition to the arrangements in connection with the merger discussed elsewhere, we had the following transactions with related parties.

The following table provides information with respect to the sale of our common stock by Peter M. Carlino upon the exercise of stock options during the past two years:

	Date of Exercise/ Sale	Number of Shares	Exercise Price	Sale Price
Peter M. Carlino	3/7/2006	75,000	$7.42	$38.00
Peter M. Carlino	3/7/2006	47,500	$7.95	$38.00
Peter M. Carlino	3/7/2006	27,500	$29.22	$38.00
Peter M. Carlino	3/20/2006	75,000	$7.95	$40.00
Peter M. Carlino	3/20/2006	75,000	$12.15	$40.00
Peter M. Carlino	3/20/2006	11,200	$29.22	$40.00

The following table provides information with respect to grants of stock options and restricted shares to Peter M. Carlino during the past two years:

	Date of Grant	Number of Shares Granted	Type of Grant	Exercise Price of stock Options
Peter M. Carlino	1/12/2006	60,000	restricted stock	N/A
Peter M. Carlino	1/12/2006	300,000	non-qualified stock options	$33.12
Peter M. Carlino	1/2/2007	300,000	non-qualified stock options	$41.62

The following table provides information with respect to the sale of our common stock by Peter M. Carlino (other than upon the exercise of stock options) during the past two years:

	Date of Sale	Number of Shares	Sale Price
Peter M. Carlino	3/20/2006	152,500	$40.00
Peter M. Carlino	3/21/2006	101,380	$40.00
Peter M. Carlino	3/22/2006	246,120	$40.05
Peter M. Carlino	3/30/2006	385,380	$42.51
Peter M. Carlino	3/31/2006	28,376	$42.52
Peter M. Carlino	4/3/2006	14,394	$42.50
Peter M. Carlino	4/19/2006	71,850	$42.50

Shares sold by Grantor Retained Annuity Trusts controlled by Mr. Carlino are included in the above tables as shares sold by Mr. Carlino.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. If the Merger Agreement is terminated, Penn National will, in specified circumstances, be required to reimburse Parent and Merger Sub for up to $17.5 million of documented out-of-pocket fees and expenses. See “The Merger Agreement — Termination Fees.” Fees and expenses incurred or to be incurred by Penn National in connection with the merger are estimated at this time to be as follows:

Description	Amount
(In thousands)
Legal fees and expenses	$2,500
Accounting expenses	40
Financial advisory fee and expenses	20,000
Printing, proxy solicitation and mailing costs	224
Filing fees	187
Miscellaneous	16

Total	$22,967

These expenses will not reduce the merger consideration to be received by the Company’s shareholders.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of our shares whose shares are converted into the right to receive cash in the merger. We base this summary on the provisions of the Internal Revenue Code, applicable current and proposed U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Company shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

Holders of Company shares who are not U.S. holders may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws.

The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our shares will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Company shares should consult their own tax advisors.

This discussion assumes that a U.S. holder holds shares of the Company as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, non-U.S. persons, shareholders who hold shares of the Company as part of a hedge, straddle, constructive sale or conversion transaction, shareholders who acquired their Company shares through the exercise of employee stock options or other compensation arrangements or shareholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger). In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to U.S. holders. Holders of Company shares are urged to consult their own tax advisor to determine the particular tax consequences to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for Company shares pursuant to the merger.

The receipt of cash in the merger by U.S. holders of our shares will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of Company shares will recognize gain or loss equal to the difference, if any, between:

•	the amount of cash received in exchange for such Company shares and

•	the U.S. holder’s adjusted tax basis in such Company shares.

If a U.S. holder acquired different blocks of Company shares at different times or different prices, the U.S. holder must calculate its gain or loss and determine its adjusted tax basis and holding period separately with respect to each block of our shares. If the holding period in our shares surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Capital losses are subject to limitations on deductibility for both corporate and non-corporate U.S. holders.

Information Reporting and Backup Withholding

Under the Code, a U.S. holder of Company shares may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding (currently at a rate of 28%) may also apply with respect to the amount of cash received in the merger, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory and Other Governmental Approvals

The merger is subject to various regulatory approvals. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the merger not being satisfied. For information regarding the obligations of Penn National, Parent and Merger Sub with regard to governmental and regulatory matters, see “The Merger Agreement—Best Efforts; Antitrust Matters; Gaming Approvals.”

Antitrust

Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, which is referred to as the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, which is referred to as the DOJ, and the applicable waiting period has expired. The Company and Parent plan to make the necessary filings under the HSR Act during the fourth quarter of 2007.

Gaming/Racing

Penn National’s gaming and racing operations are, and upon completion of the merger will be, subject to extensive regulation, and each of Penn National’s respective subsidiaries holds registrations, approvals, gaming or racing licenses or permits in each jurisdiction in which it operates gaming or racing activities. In each of the jurisdictions, certain regulatory requirements must be complied with and/or certain approvals must be obtained in connection with the merger. Gaming and racing laws are based upon declarations of public policy designed to protect gaming and racing consumers and the viability and integrity of the gaming and racing industries, including prevention of cheating and fraudulent practices. Gaming and racing laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming and racing industry participants and to enhance economic development and tourism. To accomplish these public policy goals, gaming and racing laws establish procedures to ensure that participants in the gaming and racing industry meet certain standards of character, probity and fitness, which standards are often referred to as suitability.

Penn National’s and Parent’s respective obligations to complete the merger are conditioned upon the receipt of all gaming and racing approvals required to be obtained prior to the effective time, except where the failure to obtain such approval after the completion of the initial administrative proceedings before the applicable gaming or racing authority would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company. Under the terms of the Merger Agreement, Parent and Merger Sub have agreed to use their respective best efforts to, as promptly as practicable, obtain all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any gaming or racing authority required to permit the parties to consummate the transactions contemplated by the Merger Agreement or necessary to permit Parent to own and operate the Company, including causing all persons who are associated or affiliated with them or their affiliates who are, in the view of the applicable gaming and racing authorities, required to be licensed under applicable gaming and racing laws in order to consummate the transactions contemplated by the Merger Agreement, to submit to the licensing process. For information regarding the obligations of Penn National, Parent and Merger Sub with regard to governmental and regulatory matters, see “The Merger Agreement—Best Efforts; Antitrust Matters; Gaming Approvals.”

Upon the effective time, the equity interests in Parent (or its parent entity) will be divided into voting interests and non-voting interests. The voting interests issued by Parent (or its parent entity) will be held by one or more entities owned by persons licensed with applicable gaming and racing authorities, and the non-voting shares issued by Parent (or its parent entity) will be held indirectly by affiliates of Fortress/Centerbridge and other equity investors in the surviving company through one or more entities. This structure has been, or is in the process of being, approved in several gaming or racing jurisdictions where Penn National currently operates, but not all. It is expected that the principals controlling Fortress/Centerbridge will have to be licensed or found suitable to own their respective interests in Parent (or its parent entity), and that the holders of the non-voting equity are not expected to be subject to licensing or suitability findings. The following is only a summary of the various applicable gaming and racing regulatory requirements with respect to the merger. In addition to the gaming and racing authorities in each respective jurisdiction, Penn National and its subsidiaries may also be subject to state and local liquor authorities, United States Coast Guard regulations, Army Corps of Engineers permits and other federal, state and local authorities. For a more complete description of the regulatory requirements applicable to Penn National, see “Description of Governmental Regulation” filed as Exhibit 99.1 to Penn National’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The failure:

•	to obtain the required approval of the merger;

•	to comply with the procedural requirements prescribed by any applicable gaming or racing regulatory authority; or

•

of Penn National, Parent or certain other entities and individuals included in the acquisition structure to qualify or make disclosures or applications as required under the laws and regulations of any applicable gaming or racing regulatory authority;

in each case as described below or in the information incorporated by reference in this proxy statement, may result in the loss of license or denial of application for licensure and/or denial of approval of the merger in any such applicable jurisdiction.

Colorado Gaming Regulation

As a result of Penn National’s ownership and operation of Bullwhackers, Bullpen, and Silver Hawk Casinos, which are collectively referred to as Bullwhackers, in Black Hawk, Colorado, Penn National is, and upon completion of the merger, will be, subject to the jurisdiction of the Colorado gaming authorities. The ownership and operation of casino gaming facilities in Colorado are subject to the Colorado Limited Gaming Act and the regulations thereunder, which is referred to collectively as the Colorado Regulations. The Colorado gaming operations of the Company are subject to the licensing and regulatory control of the five-member Colorado Limited Gaming Control Commission, which is referred to as the Colorado Commission, and the Division of Gaming, which is referred to as the Colorado Division, within the Department of Revenue. The Director of the Colorado Division, which is referred to as the Colorado Director, subject to the review of the Colorado Commission, has been granted broad power to ensure compliance with the Colorado Regulations. The Colorado Commission is empowered to issue five types of gaming and gaming-related licenses, and has delegated authority to the Colorado Director to issue certain types of licenses and approve certain changes in ownership.

With limited exceptions applicable to publicly traded entities, no person may sell, lease, purchase, convey or acquire any interest in a retail gaming or operator license or business without the prior approval of the Colorado Commission.

The Colorado Regulations require that every officer, director, and shareholder of private corporations, or equivalent office or ownership holders for non-corporate applicants, and every officer, director or shareholder holding a 5% or greater interest or controlling interest in a publicly traded corporation, or owners of an applicant or licensee, shall be a person of good moral character. The Colorado Commission may require any person or entity with any direct or indirect financial or voting interest whatsoever in the Company may be required by the Colorado Commission to file an application, be investigated and have such person’s or entity’s suitability determined as part of the approval of the change of ownership. If any such persons or entities are not found suitable, the Colorado Commission will not approve the change of ownership unless and until such persons or entities dispose of their interests and, if the merger has occurred, the Company could be sanctioned (including by a loss of its gaming license) unless and until such persons or entities dispose of their interests.

The Colorado Commission also has the right to request information from any person directly or indirectly interested in, or employed by, a licensee, and to investigate the moral character, honesty, integrity, prior activities, criminal record, reputation, habits and associations of related parties, including (1) all persons licensed pursuant to the Colorado Limited Gaming Act; (2) all officers, directors and shareholders of a licensed privately held corporation; (3) all officers, directors and shareholders holding either a 5% or greater interest or a controlling interest in a licensed publicly traded corporation; (4) all general partners and all limited partners of a licensed partnership; (5) all persons that have a relationship similar to that of an officer, director or shareholder of a corporation (such as members and managers of a limited liability company); (6) all persons supplying financing or loaning money to any licensee connected with the establishment or operation of limited gaming; (7) all persons having a contract, lease or ongoing financial or business arrangement with any licensee, where such contract, lease or arrangement relates to limited gaming operations, equipment devices or premises; and (8) all persons contracting with or supplying any goods and services to the gaming regulators.

The Colorado Commission and the Colorado Division have interpreted the Colorado Regulations to permit the Colorado Commission to investigate and determine suitability of persons or entities providing financing to, or acquiring securities from, the Company or its licensed subsidiary or any intermediary company or holding company of the licensed subsidiary. Although the Colorado Regulations do not require prior approval for the execution of credit facilities or issuance of debt securities, the Colorado regulators reserve the right to approve, require changes to, or require the termination of, any financing, including if a person or entity is required to be found suitable and is not found suitable.

An application for licensure or suitability may be denied pursuant to the Colorado Regulations by the Colorado Commission or the Colorado Director, in their discretion. If the Colorado Commission determines that a person or entity is unsuitable to directly or indirectly own interests in the Company, then the Company and the licensed subsidiary may be sanctioned, which may include the loss of the approvals and licenses of the Company and/or the licensed subsidiary.

The Colorado Regulations also provide for exemption from the requirements for a finding of suitability when the Colorado Commission finds such action to be consistent with the purposes of the Colorado Act.

Under the Colorado Regulations, the Colorado gaming subsidiary may repurchase its voting securities from anyone found unsuitable at the lesser of the cash equivalent to the original investment in the Colorado gaming subsidiary or the current market price as of the date of the finding of unsuitability unless such voting securities are transferred to a suitable person (as determined by the Colorado Commission) within 60 days after the finding of unsuitability. A licensee or affiliated company must pursue all lawful efforts to require an unsuitable person to relinquish all voting securities, including purchasing such voting securities. The staff of the Colorado Division has taken the position that a licensee or affiliated company may not pay any unsuitable person any interest, dividends or other amounts with respect to non-voting securities, other than with respect to pursuing all lawful efforts to require an unsuitable person to relinquish non-voting securities, including by purchasing or redeeming such securities. Further, the regulations require anyone with a material involvement with a licensee, including a director or officer of a holding company, to file for a finding of suitability if required by the Colorado Commission.

Because of their authority to deny an application for a license or suitability, the Colorado Commission and the Colorado Director effectively can disapprove a change in corporate position of a licensee and with respect to any entity which is required to be found suitable, or indirectly can cause the Company to suspend or dismiss managers, officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities.

Under the Colorado Regulations, no person may have an ownership interest in more than three retail licenses. Three gaming licenses are currently held by Penn National’s wholly-owned licensees for Bullwhackers, Bullpen, and Silver Hawk Casinos in Black Hawk, Colorado.

Florida Racing Regulation

On July 5, 2007, Penn National entered into an Asset Purchase Agreement to purchase and operate the Sanford Orlando Kennel Club, a greyhound pari-mutuel race track located in Longwood, Florida, which is referred to as the Purchase Transaction. The Purchase Transaction will close upon the fulfillment of certain conditions by the parties, including approval by the State of Florida Department of Business and Professional Regulation—Division of Pari-Mutuel Wagering, which is referred to as the Florida Department of Regulation. In the event conditions are met and the Purchase Transaction closes, two wholly owned subsidiaries of Penn National, which is referred to as the Penn National Subsidiaries, will own the two operating permits currently issued to the owners of the Sanford Orlando Kennel Club, and as a result will, upon approval, be subject to the jurisdiction of the Florida Department of Regulation.

The ownership and operation of pari-mutuel racing facilities in Florida are subject to extensive state regulation under the Florida Statutes. For an applicant to be granted a pari-mutuel racing permit under the Florida Statutes, the applicant and its officers and directors must be licensed or qualified by the Florida Department of Regulation. The laws and regulations governing licensure and qualification are concerned primarily with the financial stability and responsibility, good character, honesty, integrity and business ability of the applicant and its officers and directors.

Prior approval from the Florida Department of Regulation is required before a change in the ownership interest of a pari-mutuel permit holder of 10% or more can take place. The Purchase Transaction requires such prior approval, and therefore, the Penn National Subsidiaries have applied to the Florida Department of Regulation for approval to transfer ownership of the existing permits and are currently being investigated for suitability, along with their respective officers and directors. If the Florida Division of Regulation finds that the Penn National Subsidiaries do not possess the requisite amount of financial stability, integrity and responsibility or that the officers and directors, and owners do not meet the standards of qualification, the Florida Department of Regulation could deny approval of the Purchase Transaction.

If the Purchase Transaction is approved, the Florida Statutes do not require approval of the merger per se because there will be no change to the ownership of the permit holders, the Penn National Subsidiaries, only a change to the ownership of the parent company, Penn National. The Florida Statutes require that notice be provided to the Florida Department of Regulation of such a change and Penn National’s new principals, and key employees may be required to be qualified for licensure.

Illinois Gaming Regulation

As a result of Penn National’s ownership and operation of Hollywood Casino Aurora in Aurora, Illinois, Empress Casino Hotel in Joliet, Illinois, and Argosy Casino Alton in Alton, Illinois, Penn National is, and upon completion of the merger, will be, subject to the jurisdiction of the Illinois gaming authorities. The ownership and operation of riverboat casino gaming facilities in Illinois are subject to the Illinois Riverboat Gambling Act and its regulations, which is referred to collectively as the Illinois Act. Penn National’s riverboat casino gaming facilities in Illinois are subject to the licensing and regulatory control of the Illinois Gaming Board, which is referred to as the Illinois Board. An ownership interest in an owner’s license may not be transferred or pledged as collateral without the prior approval of the Illinois Board. Therefore, the merger, as involving a transfer of an ownership interest in a licensee, requires the prior approval of the Illinois Board.

The Illinois Board requires a business entity form or personal disclosure form from any person or entity that, individually or in association with others, acquires, directly or indirectly, a beneficial ownership interest in a licensee, along with the requisite fee. The information contained in these forms will form the basis of an investigation by the Illinois Board to determine suitability of the person or entity seeking the transfer.

In determining whether to approve the transfer of an ownership interest in a licensee, the Illinois Board considers the following factors, among others:

•

the character, reputation, experience and financial integrity of the applicant and of any other separate person that either controls. directly or indirectly, the applicant, or is controlled, directly or indirectly, by the applicant;

•	whether the applicant has adequate capitalization to provide and maintain, for the duration of the license; and

•	whether the proposed funding of the entire gaming operations will be adequate for the nature of such operations and be from a suitable source.

The Illinois Board also requires that “key persons” of an owner licensee submit a personal disclosure or business entity form and be investigated and approved by the Illinois Board. Key persons include but are not limited to business entities and persons beneficially owning more than five percent of the applicant for an owner’s license, directors and certain executive officers of such applicant and certain others who may hold positions of ownership, control or influence over such applicant. The Illinois Board will certify for each applicant for or holder of an owner’s license each position, individual or business entity that is to be approved by the Illinois Board and maintain suitability as a key person.

Indiana Gaming Regulation

As a result of Penn National’s ownership and operation of Argosy Casino Lawrenceburg in Lawrenceburg, Indiana, Penn National is, and upon completion of the merger, will be, subject to the jurisdiction of the Indiana gaming authorities. The ownership and operation of riverboat casino gaming facilities in Indiana are subject to the Riverboat Gambling Act and its regulations, which is referred to collectively as the Indiana Act. Penn National’s riverboat casino gaming facilities in Indiana are also subject to the licensing and regulatory control of the Indiana Gaming Commission. The Indiana Act requires the approval of the Indiana Gaming Commission before an entity may acquire an interest of five percent or more in a riverboat owner’s license, including through a merger, stock acquisition, transfer, sale or purchase transaction. Therefore, the merger, as a transfer of ownership in the riverboat license, requires the approval of the Indiana Gaming Commission.

To obtain approval from the Indiana Gaming Commission to transfer a riverboat owner’s license, Parent must submit a completed application to transfer a riverboat owner’s license and a requisite fee. Upon receipt of the application and fee, the Indiana Gaming Commission Division of Enforcement and Investigations will investigate Parent, its key persons and substantial owners, or persons owning five percent or more of Parent, and will provide related information to the Indiana Gaming Commission. In connection with the merger, the Indiana Gaming Commission may require both Penn National and Parent to provide confidential financial information to the Indiana Gaming Commission for a confidential evaluation of the financial stability of both Penn National and Parent prior to the merger and the financial stability of Penn National after the merger. This evaluation may include, among others, an analysis of Penn National’s and Parent’s management and their ability to effectively operate Penn National.

When determining whether to grant approval of a transfer of a riverboat owner’s license, the Indiana Gaming Commission will consider, among other things:

•	the character, reputation, experience and financial integrity of the applicant;

•	the adequacy of the capitalization to maintain a riverboat for the duration of the license; and

•	the economic impact on Indiana.

The Indiana Gaming Commission will also consider whether the merger, as a transfer of ownership in the riverboat license, is in the best interest of the people and the State of Indiana by promoting tourism, assisting economic development and maintaining the public confidence and trust in the gaming operations.

The Indiana Act requires the pre-approval of debt transactions, whether new or assumed debt, of $1 million or more, which would include the debt transactions related to the merger. If the Indiana Gaming Commission approves the transfer of ownership interest in Penn National pursuant to the merger, it will also consider financial information regarding any debt transactions related to the merger, including the assumption of Penn National outstanding debt by Parent or the surviving corporation in the merger.

The Indiana Act does not require the pre-approval of the Indiana Gaming Commission for a public offering of securities. However, any person acquiring an ownership interest of five percent or more of a riverboat gaming license owner, regardless of whether the interest is direct or indirect, as a result of any public offering of securities is required to file an application with the Indiana Gaming Commission and submit to a background investigation for the purpose of determining the person’s suitability to be a substantial owner of the license owner. Qualifying institutional investors must file with the Indiana Gaming Commission upon obtaining an ownership interest of five percent and become subject to a background investigation upon acquiring a fifteen percent ownership interest. In addition, any information disseminated by a licensee or licensee applicant which is later found to be inappropriate by another agency or the Indiana Gaming Commission may give rise to a disciplinary action.

On June 7, 2007, the Indiana Gaming Commission adopted Emergency Resolution 2007-56 regarding riverboat, horsetrack and supplier license transfers. The Commission has adopted rules previously governing the procedure a person must follow to transfer, sell or purchase an ownership interest in a license. The emergency rule provides that when the Commission is considering whether to approve a transfer of an ownership interest, it will evaluate the extent to which the State of Indiana should share in any money payment to or economic benefit realized by the person divesting the ownership interest. The applicability of this rule to the merger is uncertain at this point.

Iowa Gaming Regulation

As a result of Penn National’s ownership and operation of Argosy Casino Sioux City in Sioux City, Iowa, Penn National is, and upon completion of the merger, will be, subject to the jurisdiction of the Iowa Racing and Gaming Commission, which is referred to as the Iowa Gaming Commission. The ownership and operation of gaming facilities in Iowa are subject to extensive state laws, regulations of the Iowa Gaming Commission and various county and municipal ordinances, which is referred to collectively as the Iowa Gaming Laws. The Iowa Gaming Commission, prior to the acquisition, must investigate, license and find suitable any person who acquires five percent or more of a licensee’s equity securities or who has a material relationship with the Iowa gaming operations. Therefore, the merger requires the approval of the Iowa Gaming Commission. The applicant is required to pay all costs of the Iowa Gaming Commission investigation.

Gaming licenses granted to individuals must be renewed every year, and licensing authorities have broad discretion with regard to such renewals. Licenses are not transferable. The Iowa gaming operations must submit detailed financial and operating reports to the Iowa Gaming Commission.

Certain officers, directors, managers and key employees of the Iowa gaming operations are required to be licensed by the Iowa Gaming Commission. In addition, anyone having a material relationship or involvement with the Iowa gaming operations may be required to be found suitable or to be licensed. The Iowa Gaming Commission may deny an application for a license for any cause deemed reasonable. In addition to its authority to deny an application for license, the Iowa Gaming Commission has jurisdiction to disapprove a change in position by officers or key employees and the power to require the Iowa gaming operations to suspend or dismiss officers, directors or other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the Iowa Gaming Commission finds unsuitable to act in such capacities.

Louisiana Gaming Regulation

As a result of Penn National’s ownership and operation of Hollywood Casino Baton Rouge in Baton Rouge, Louisiana, Penn National is, and upon completion of the merger, will be, subject to the jurisdiction of the Louisiana gaming authorities. The ownership and operation of Penn National’s gaming operations in Louisiana are subject to the Louisiana Gaming Control Act and its regulations, which is referred to collectively as the Louisiana Act. The Louisiana Act imposes extensive restrictions and requirements upon gaming operators in the State of Louisiana and makes gaming operations subject to the licensing and regulatory control of the Louisiana Gaming Control Board and the Louisiana State Police, which is collectively referred to as the Louisiana Authorities.

The Louisiana Authorities are responsible for issuing gaming licenses and enforcing the laws, rules and regulations relative to riverboat gaming operations. Parent may be required to seek the prior approval from the Louisiana Gaming Control Board of transactions related to the merger, including the financing of the merger.

The Louisiana Authorities may consider all relevant facts in determining whether to grant approval to certain transactions related to the merger. These facts include, among others:

•

the suitability of any person who has or controls, directly or indirectly, five percent or more ownership, income, profit, vote or economic interest in Penn National or its Louisiana subsidiaries after the completion of the merger;

•	the suitability of any person who has the ability, in the opinion of the Louisiana Authorities, to exercise a significant influence over any Penn National’s Louisiana licensee; and

•

the adequacy of the proposed financing, and whether the merger will create any risk that the various entities will be unable to satisfy their financial and regulatory obligations to the state and otherwise, including without limitation, the debt being assumed under the Merger Agreement.

A gaming license is deemed to be a privilege under Louisiana law and as such a license may be revoked, suspended, conditioned or limited at any time by the Louisiana Gaming Control Board. The Louisiana Gaming Control Board has broad discretion as to the approval of transactions related to the merger.

Maine Gaming/Racing Regulation

As a result of Penn National’s ownership and operation of Hollywood Slots at Bangor and Bangor Raceway in Bangor, Maine, Penn National is, and upon completion of the merger, will be, subject to the jurisdiction of the Maine gaming and racing authorities. The ownership and operation of Penn National’s gaming operations in Maine are subject to regulation under two separate laws and regulatory agencies. Penn National’s slot machine operations are regulated under the Act to Establish the Gambling Control Board to License and Regulate Slot Machines at Commercial Harness Racing Tracks and its regulations, which is referred to collectively as the Maine Gambling Control Law. Harness racing operations are regulated under the harness racing law and its regulations, which is referred to collectively as the Maine Harness Racing Law. Penn National’s slot machine operations in Maine are subject to the licensing and regulatory control of the Maine Gambling Control Board and its staff, which is referred to collectively as the Maine Gaming Authorities. Penn National’s harness racing operations in Maine are subject to the licensing and regulatory control of the Maine Harness Racing Commission and its staff, which is referred to collectively as the Maine Racing Authorities. Holding and maintaining a valid harness racing license is a prerequisite to holding a slot machine operator’s license under the Maine Gambling Control Law.

The Maine Gambling Control Law requires a licensed slot machine operator to immediately notify the Gambling Control Board of any proposed or effective change regarding the makeup of its ownership. The Gambling Control Board staff reviews and investigates applications and makes recommendations on those applications to the Gambling Control Board for final action.

The harness racing license is automatically terminated upon a change in ownership, legal or equitable, of 50% or more of the voting stock of a licensee and the licensee may not hold a harness horse race or meet for public exhibition without a new license. Therefore, because the merger results in a transfer of more than 50% of the voting stock of Penn National, the prior approval of the Harness Racing Commission and issuance of a new harness racing license will be required. The Harness Racing Commission staff reviews and investigates applications. The final license determination is made following an adjudicatory proceeding before the Harness Racing Commission, at which the applicant and the staff present evidence regarding satisfaction of the statutory criteria for issuance of a harness racing license.

Both the slot machine operator’s license and harness racing license must be renewed every year and the Maine Gaming Authorities and Maine Racing Authorities have broad discretion with regard to such renewals. The criteria described below are applicable to both issuance of initial licenses, licensing of new owners in connection with a transfer of ownership interests, and annual renewals.

In determining whether to approve the transfer of an ownership interest in a licensee, the Gambling Control Board considers a series of factors in determining the qualification of the applicant for a license, including without limitation, the following:

•	Compliance with Maine Gambling Control Laws;

•	Financial capacity;

•	Operational knowledge and experience; and

•	Licensing experience in other jurisdictions.

In addition to the foregoing, the Gambling Control Board is required to make a determination regarding the suitability of the applicant’s key executives, directors, officers, partners, shareholders, creditors, owners and associates, and whether the public interest is served by granting or renewing the applicant’s license. An owner means a person who owns or controls, directly or indirectly, 10% or more of the applicant. In determining the suitability of the applicant and such persons, the Gambling Control Board considers, among other factors, the following criteria:

•	Good moral character;

•	Civil and criminal records;

•	Tax compliance; and

•	Financial responsibility.

The Gambling Control Board requires that all such persons submit a key executive or personal background application and be investigated and approved.

In determining whether to approve the issuance of a new harness racing license, the Harness Racing Commission must be satisfied that the applicant has substantially complied with the Harness Racing Law and that the applicant, its members, directors, officers, shareholders, employees, creditors and associates are of good moral character; that the applicant is financially responsible; and that the award of racing dates to the applicant is appropriate under a series of criteria related to the harness racing operations under consideration and the impact of those operations on the industry.

In the event either the Gambling Control Board or the Harness Racing Commission were to find an officer, director, member, partner, shareholder, key employee, creditor, owner or associate unsuitable for licensing or unsuitable to have a relationship with Penn National, then the issuance, continuation or renewal of the applicable license could be denied, or conditioned upon severing all relationships with any person found to be unsuitable.

Mississippi Gaming Regulation

As a result of Penn National’s ownership and operation of Boomtown Casino Biloxi in Biloxi, Mississippi; Hollywood Casino Bay St. Louis in Bay St. Louis, Mississippi; and Hollywood Casino Tunica in Robinsonville, Mississippi, Penn National is, and upon completion of the merger, will be, subject to the jurisdiction of the Mississippi gaming authorities. The ownership and operation of casino gaming facilities in Mississippi are subject to the Mississippi Gaming Control Act and the regulations promulgated pursuant thereto, which we refer to collectively as the Mississippi Act, and various local regulations. Penn National’s respective gaming operations in Mississippi are subject to the licensing and regulatory control of the Mississippi Gaming Commission and its staff, which we refer to collectively as the Mississippi Gaming Authorities.

The Mississippi Act provides that the acquisition of control of a registered publicly traded corporation such as Penn National must receive the prior approval of the Mississippi Gaming Commission. The Mississippi Gaming Commission staff reviews and investigates applications, and the Mississippi Gaming Commission

Executive Director makes recommendations on those applications to the Mississippi Gaming Commission for final action. Penn National is currently registered by the Mississippi Gaming Commission as a publicly traded corporation and has been found suitable to own the stock of its gaming subsidiaries that have licensed gaming facilities in Mississippi.

The Mississippi Gaming Commission will consider all relevant material facts in determining whether to approve Parent’s proposed acquisition of control of Penn National, and may consider not only the effects of the proposed acquisition but also any other facts that it deems relevant. Such facts may include, among others:

•	the business history of Parent, including its record of financial stability, integrity and success of its operations;

•	the current business activities and interests of Parent, as well as those of its executive officers and lenders or any other individuals associated with Parent; and

•

whether the acquisition will create a significant risk that Penn National and its affiliated companies will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Mississippi Act.

The Mississippi Gaming Commission may also require equity holders of Parent and its affiliated companies, as well as individuals who will serve as officers, directors, key employees or managers of those entities, to be investigated and licensed or found suitable as part of the approval process relating to the transaction. Any person who the Mississippi Gaming Commission determines is or is to become engaged in the administration or supervision of, or any other significant involvement with, the activities of a gaming licensee must be investigated and found suitable and may be required to be licensed by the Mississippi Gaming Commission. The Mississippi Gaming Authorities may deny an application for suitability or licensing for any cause that they deem reasonable. A finding of suitability is comparable to key employee licensing, and both require submission of detailed personal and financial information followed by a thorough investigation.

If the Mississippi Gaming Authorities were to find an officer, director, key employee or manager unsuitable for licensing or unsuitable to have a relationship with Parent or any of its affiliated companies, Parent and its affiliated companies would have to sever all relationships with the person. In addition, the Mississippi Gaming Commission may require Parent and its affiliated companies to terminate the employment of any person who refuses to file appropriate applications. Pledges negative pledges or other restrictions on the transfer of, and agreements not to encumber, the equity securities of certain of Parent’s affiliated companies (including, but not limited to, Penn National’s Mississippi gaming subsidiaries) associated with Parent’s financing in connection with the acquisition will be ineffective unless approved in advance by the Mississippi Gaming Commission.

Missouri Gaming Regulation

As a result of Penn National’s ownership and operation of Argosy Casino Riverside in Riverside, Missouri, Penn National and its subsidiary operating in Missouri are, and upon completion of the merger will be, subject to the jurisdiction of the Missouri gaming authorities. The conduct of gambling games and operation of excursion gambling boats in Missouri are subject to extensive regulation under Missouri’s Riverboat Gambling Act and the rules and regulations promulgated thereunder, which is referred to collectively as the Missouri Act. The Missouri Gaming Commission was created by the Missouri Act and is charged with regulatory authority over riverboat gaming operations in Missouri, including the issuance of riverboat gaming licenses and approval of changes in control for existing riverboat gaming licensees.

In conjunction with a proposed change in control of a Missouri riverboat gaming facility, the Missouri Act requires an entity to file a petition requesting the prior approval of the Missouri Gaming Commission before any entity may acquire an interest of twenty-five percent or more in a publicly held gaming licensee. In addition, prior to the grant of approval for a change in control, each entity acquiring an interest of five percent or more in a publicly held licensee must be found suitable and granted a business entity key person license. In order to obtain approval of the Missouri Gaming Commission for a change in control, Parent must obtain a business entity key person license by completing comprehensive application forms and undergoing an extensive background investigation by the Missouri Gaming Commission. In addition, each key person associated with the applicant (including directors, officers, managers and owners of a significant direct or indirect interest in the applicant) must obtain an occupational license by completing an application and undergoing an extensive background investigation. Certain key business entities closely related to the change in control applicant or “business entity key persons” must undergo a similar application process and background check.

A change in control applicant will not receive a license to hold a substantial interest in a Missouri riverboat gaming operation if the applicant and its key persons have not established good repute and moral character. Furthermore, no licensee shall either employ or contract with any person who has pled guilty to, or been convicted of, a felony to perform any duties directly connected with the licensee’s privileges under a license granted by the Missouri Gaming Commission. In conjunction with the renewal of the underlying license that will be held by the Missouri operating subsidiary of Penn National, the Missouri Gaming Commission will require an updated Class A Riverboat Gaming Application, which requires various information regarding Parent (or its parent entity), and will conduct additional investigations of the licensee, Penn National and Parent (or its parent entity) with specific emphasis on new information provided in the updated Class A Riverboat Gaming Application.

In order to obtain the requisite licenses and approvals for the change in control that will accompany the merger, the Missouri Gaming Commission staff will review and investigate the necessary applications and petitions and will make recommendations on those applications and petitions to the Missouri Gaming Commission for final action. The Missouri Gaming Commission will consider all relevant material facts in determining whether to grant the approval, and may consider not only the effects of the merger but also any other facts that it deems relevant. Such facts may include, among others:

•	the business history of the applicant, including its record of financial stability, integrity and success of its operations, as well as its current business activities; and

•

whether the merger will create a significant risk that Penn National, Parent or their subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Missouri Act.

The Missouri Act requires fifteen days prior notice of (i) any private incurrence of debt in excess of $1 million or (ii) any public issuance of debt by a Class A Licensee or its parent. The Missouri Gaming Commission may reopen the licensing hearing of the applicable gaming licensee prior to or following the consummation date to consider the effect of the transaction on the gaming licensee’s suitability. In conjunction with its investigation of the merger, the Missouri Gaming Commission will also consider financial information regarding any debt transactions related to the merger. The approval of any debt transactions related to the merger will generally be part of the approval of the change in control.

Any transfer or issuance of an ownership interest in a publicly held gaming licensee or its holding company that results in an entity owning or group of entities acting in concert, directly or indirectly, an aggregate ownership interest of five percent or more in the gaming licensee or its holding company must be reported to the Missouri Gaming Commission within seven days. Further, any pledge or hypothecation, or grant of a security interest in, of five percent or more of the ownership interest in a publicly held gaming licensee or its holding company must be reported to the Missouri Gaming Commission within seven days.

New Jersey Racing Regulation

As a result of Penn National’s joint ownership and operation of Freehold Raceway in Monmouth, New Jersey, Penn National is, and upon completion of the merger, will be, subject to the jurisdiction of the New Jersey racing authorities. The ownership and operation of racing facilities in New Jersey are subject to extensive state regulation under the New Jersey Racing Act, which is referred to as the New Jersey Act and related regulations of the New Jersey Racing Commission, which is referred to as the New Jersey Commission. The merger requires prior regulatory approval by the New Jersey Commission.

For an applicant to be granted a racing permit under the New Jersey Act, officers, directors, and certain key employees must be licensed by the New Jersey Commission. Similar approval must be granted for the applicant’s holding companies, and certain owners. The New Jersey Commission investigates the applicant for a racing permit to determine the qualification for licensure and whether transfer of the securities or ownership interest in the racing permitee should be approved. The laws and regulations governing the granting of permits and licensure concern primarily:

•	the good character, honesty, integrity and business ability of the applicant, its officers, directors, key employees, and investors in the racing facility;

•	the nature of the racing facility; and

•	the operating method used in connection with the racing operations.

The New Jersey Act imposes certain restrictions on the ownership and transfer of any ownership interests in a racing permitee or any holding company and requires prior approval of transferred control of a racing permit holder. The New Jersey Act requires that the sale, assignment, transfer, pledge or other disposition of any ownership interest of five percent or greater issued by a company that holds a racing permit be approved by the New Jersey Commission prior to such transfer. If at any time the New Jersey Commission finds that an owner or holder is not qualified under the New Jersey Act, the New Jersey Commission may propose remedial action, including, revoking or suspending the permit.

Parent will notify the New Jersey Commission of any new equity issued in order to finance the merger and provide them with required documentation, including lists of the holders and may have to petition the New Jersey Commission for waiver of the security holder requirement prior to the issuance of the equity securities. If any necessary waivers are not granted, the proposed holder of five percent or more will have to be approved by the New Jersey Commission prior to issuance of the ownership interest.

In seeking approval of the New Jersey Commission, the Parent must satisfy the New Jersey Commission that the merger meets all requirements of the New Jersey Act. In determining whether to grant the approvals, the New Jersey Commission will consider all relevant facts, including whether:

•	each officer, director, certain owners and others having the ability to control the racing permitee and holding companies, key employees and certain investors meet the standards for licensure; and

•	the agreement to transfer an ownership interest of five percent or more in a racing permitee contains certain required provisions, including prior approval by the Commission.

If the New Jersey Commission finds that the officers, directors, owners, controlling persons, key employees, holding companies and investors referred to above do not meet the standards for licensure, the Commission could deny approval of the merger.

New Mexico Gaming/Racing Regulation

As a result of Penn National’s ownership and operation of the Zia Park Racetrack and Black Gold Casino in Hobbs, New Mexico, Penn National is, and upon completion of the merger, will be, subject to the jurisdiction of the New Mexico gaming and horseracing authorities. The ownership and operation of horseracing facilities in New Mexico are subject to the New Mexico Horse Racing Act and their regulations, while the ownership and operation of gaming in the State of New Mexico is subject to the New Mexico Gaming Control Act and their regulations. Thus, Penn National’s operations at Zia Park Racetrack and Black Gold Casino are subject to the licensing and regulatory control of both the New Mexico Racing Commission and Gaming Control Board. Only Indian tribes, certain fraternal organizations and operators of a licensed racetrack may conduct gaming operations in New Mexico. Therefore, Penn National was required to first obtain approval from the New Mexico Racing Commission to operate Zia Park Racetrack before being licensed for its operation of the gaming facilities at Black Gold Casino by the New Mexico Gaming Control Board.

The New Mexico Racing Commission, a five member non-salaried Board appointed by the Governor, requires corporate applicants furnish information on the applicant corporation as well as parent and/or subsidiary corporations. To be included in this application is financial information pertaining to all persons with 10 percent or more interest in the applicant corporation, information concerning any indebtedness of the applicant corporation, and information concerning directors and executive officers, among other criteria. When applying for a license before the New Mexico Racing Commission, the burden is upon applicants to demonstrate that the public interest and the purposes of the Horse Racing Act will be furthered by the granting of the license. Factors to be considered by the Racing Commission in determining the public interest include proper protection of public health, safety, morals, good order and the general welfare. Once approved, licenses must be renewed yearly.

The Racing Commission has broad discretion with regard to which individuals may be required to submit an application along with the corporate applicant. It may require licensure of persons with less than a 10 percent financial interest in the applicant corporation if that individual has other direct or indirect financial interests and they are in an administrative, policy making, or supervisory role. An applicant may be disqualified by the New Mexico Racing Commission if they have been previously found guilty of a felony crime without sufficient evidence of rehabilitation; found guilty of fraud or misrepresentation associated with horseracing in any jurisdiction; are involved in organized crime; or are financially irresponsible.

If a license is granted by the Racing Commission, the Gaming Control Act allows for licensing for gaming operations provided a copy of the license granted by the Racing Commission is submitted to the New Mexico Gaming Control Board within ten days of its issuance in conjunction with a schedule of live race days. The Gaming Control Board consists of five members appointed by the Governor, three of which are salaried, full time members.

The Gaming Control Act requires not only the corporate applicant to be licensed, but also all persons with a 5 percent or more interest in the corporation. The corporate applicant must provide financial information on all persons with 5 percent or greater interest, information regarding indebtedness, balance sheets, profit and loss statements, and a listing of all officers and directors. Furthermore, all directors, officers and key executives are subject to suitability findings on the part of the Gaming Control Board. Suitability findings are based upon an examination of the public health, safety, morals and general welfare as well as information provided by the applicant pertaining to said persons. Key person applicants are required to renew their license every two years.

A license shall not be issued unless the Gaming Control Board is satisfied the applicant is/has:

•	of good moral character, honesty and integrity,

•	a person whose prior activities, criminal record, reputation, habits and associations do not pose a threat to the public interest or to the effective control of gaming,

•	adequate public probity, competence and experience in business gaming

•	adequate financing for the nature of the proposed license from a suitable source, and

•	sufficiently capitalized under standards set by the Gaming Control Board to conduct business covered by the license.

Once granted, gaming licenses are not transferable.

The applicant is required to pay all costs of both the New Mexico Racing Commission and the Gaming Control Board’s investigation. The Racing Commission and Gaming Control Board have entered a Memorandum of Understanding wherein the Gaming Board investigators and auditors conduct all of the background checks for an applicant if dual licensing is sought.

Ohio Racing Regulation

As a result of Penn National’s ownership and operation of Raceway Park in Toledo, Ohio, Penn National is, and upon completion of the merger, will be, subject to the jurisdiction of the Ohio gaming authorities. The ownership and operation of a horse racing facility in Ohio are subject to the Horse Racing Act and the regulations thereunder, which is referred to collectively as the Ohio Regulations.

Penn National’s racetrack in Ohio is subject to the permitting and regulatory control of the Ohio State Racing Commission, which is referred to as the Ohio Commission. Therefore, the merger, as involving a transfer of an ownership interest in a permit holder, requires prior approval of the Ohio Commission.

Ohio Regulations require a corporation to obtain a permit from the Ohio Commission if the corporation holds, conducts, assists, or aids and abets in holding or conducting any meetings at which horse racing is permitted for an award. Before a new entity obtains any direct or indirect interest, or acquires the entire interest of a racetrack, the relationship must be disclosed and approved by the Ohio Commission. Racing permits are nontransferable under Ohio law and a permit can only apply to the place, track or enclosure specified in a permit. Further, Ohio regulations state that permits are not assignable.

Because Penn National is the surviving corporation, and currently permitted in Ohio, the Ohio Commission will only have to approve the transfer of ownership. The Ohio Commission requires three items for approval of transfer of ownership.

(1)	All new members of the Board and officers of Penn National, and all new shareholders who have a 5% interest or greater in Penn National must be approved by the Ohio Commission. The Ohio Commission requires the new board members / officers and 5% or greater shareholders to: (a) complete a personal information request; and (B) submit to an Ohio and FBI background check.

(2)	Both the seller and buyer in the merger transaction will have to answer a series of questions related to the transaction.

(3)	An officer of Penn National will have to submit an updated application for a permit to conduct a horse racing meeting. The annual process for this application is outlined below.

Applications for annual permits for each succeeding year are required to be submitted to the secretary of the Ohio Commission in writing not later than August 15th. Penn National will submit a permit application by this deadline under the current ownership structure. Further, a second permit application will be filed for the transfer of ownership. The second permit application will supersede the first permit application once the merger closes. Ohio Regulations do not have any deadlines for the permit application process for a transfer of ownership. Permits are valid for one year starting on January 1. Importantly, a permit holder is entitled to a renewal if a renewal application is submitted, unless the permit is rejected for good cause. Because Penn National is the surviving entity, the post merger Penn National will be entitled to a renewal unless good cause is shown.

Each application for a permit must include a $10 fee. In addition, the permit must include a cash bond, certified check or bank draft payable to the Commission in the amount of $100 for each racing day petitioned for in the application. Further, commercial permits are required to submit $1,000 with the permit application as a registration charge.

The racing permit application requires the applicant to agree to file a surety bond in favor of the Commission as obligor for the use and benefit of all aggrieved parties if the Commission determines that such bond is necessary. A surety bond is a contractual arrangement between the surety, the principal and the obligor, whereby the surety agrees to protect the obligor if the principal defaults in performing the principal’s contractual obligations.

Ohio Regulations state that a permit may not be issued unless the corporation has filed with the Ohio Commission a current accurate financial statement. The Ohio Commission will examine the financial statement and if there is reasonable doubt as to whether the applicant can meet and discharge all financial obligations, the Ohio Commission may require a surety bond not to exceed one million dollars.

Ohio regulations explicitly authorize the Ohio Commission to deny a permit if a permit holder has done the following:

•

Defaulted in payments to the public, employees, or the horsemen. Importantly, the Commission may deny a permit to any successor purchaser of a track for as long as any of those defaults have not been satisfied by either the seller or purchaser.

•	Defaulted in payments to the state or has defaulted in payments as required under Ohio Racing law.

•	Not meet the financial requirements or bonding requirements.

Ontario Gaming Regulation

Penn National, through its wholly-owned subsidiary CHC Casinos Canada Limited, which is referred to as CHC Casinos, operates Casino Rama in Orillia, Ontario, on behalf of the Ontario Lottery and Gaming Corporation, which is referred to as the OLGC, an agency of the Province of Ontario. Both Penn National and CHC Casinos are, and upon completion of the merger will continue to be, subject to the regulatory control of the Alcohol and Gaming Commission of Ontario, which is referred to as the AGCO, pursuant to the Gaming Control Act (Ontario) and its regulations, which is referred to collectively as the Ontario Act. Both Penn National and CHC Casinos are registered under the Ontario Act as gaming-related suppliers and, in addition to the foregoing, must also adhere to the terms and conditions of their registrations. CHC Casinos is also subject to the contractual obligations under the operating agreement with the OLGC.

No person may supply goods and services to a casino in Ontario unless registered. The AGCO is entitled to make such inquiries and conduct such investigations as are necessary to determine whether applicants for registration, including persons interested in the applicant, meet the requirements of the Ontario Act. Interested persons are deemed to include persons who own a beneficial interest in the applicant, who control directly or indirectly the applicant’s business or who has or may have provided financing to the applicant.

The criteria considered in connection with registration under the Ontario Act include financial responsibility and whether the applicant will act in accordance with the law, or with integrity or honesty, or in the public interest.

Although the merger, a public offering of securities by Penn National and the proxy statement do not require the approval of the AGCO, the AGCO may, at any time, propose to revoke, suspend or refuse to renew the registration of Penn National or CHC Casinos for any reason that would disentitle them to registration.

Pursuant to the Ontario Act and the terms and conditions of the registration of Penn National and CHC Casinos the AGCO must approve any change in the directors and officers of Casino Rama and any change in the directors and officers of RamaPenn National and CHC Casinos.

Pennsylvania Gaming/Racing Regulation

Penn National’s ownership and operation of the Hollywood Casino at Penn National Race Course in Grantville, Pennsylvania, is, and upon completion of the merger, will be, subject to the jurisdiction of the

Pennsylvania Race Horse Development and Gaming Act, which is referred to as the Pennsylvania Gaming Act and its regulations, as well as various other state laws and regulations and local ordinances. Penn National’s gaming operations, expected to open in the first quarter of 2008, are subject to the licensing and regulatory control of the Pennsylvania Gaming Control Board.

Penn National Race Course is also comprised of a thoroughbred horse racetrack with pari-mutuel wagering. The ownership and operation of a thoroughbred racetrack are subject to the Race Horse Industry Reform Act, which is referred to as the Pennsylvania Racing Act and its regulations. Penn National’s racing operations are subject to the licensure and regulatory control of the Pennsylvania State Horse Racing Commission.

The Pennsylvania Gaming Act does not require approval of the merger per se, but imposes certain requirements upon the acquisition or change of control of a slot machine licensee or other business entity that owns, directly or indirectly, at least 20% of a license. The Pennsylvania Gaming Act requires that notice be provided of such a change of control to the Pennsylvania Gaming Control Board, and that the slot machine licensee, as well as its intermediaries and holding companies and its principals and key employees, independently qualify for licensure.

Penn National, Parent and individuals and entities that satisfy certain criteria under the Pennsylvania Gaming Act and/or possess the ability to control Penn National will file applications with the Pennsylvania Gaming Control Board, unless granted a waiver by the Pennsylvania Gaming Control Board or the Pennsylvania Gaming Control Board exercises its discretion under the Pennsylvania Gaming Act to eliminate the independent qualification requirement. The Pennsylvania Gaming Control Board will review the applications under eligibility, character and financial fitness standards set forth in the Pennsylvania Gaming Act and regulations. The Pennsylvania Gaming Control Board is comprised of seven voting members. Three are appointed by the Governor, and the remaining four are appointed (one each) by the caucus leaders of the Pennsylvania Senate and House of Representatives. Pursuant to the Pennsylvania Gaming Act, all applications for licensure must be approved by a five vote “qualified majority” that is comprised of at least one of the Governor’s appointees and all four legislative appointees.

The Pennsylvania Gaming Act directs that a new license fee shall be paid upon a change of control of a slot machine licensee. The amount of the fee is in the discretion of the Pennsylvania Gaming Control Board. The Pennsylvania Gaming Act empowers the Pennsylvania Gaming Control Board to reduce, but not eliminate, the new license fee depending upon the type of transaction, the relevant ownership interests and changes thereto resulting from the transaction, and other considerations deemed relevant by the Board.

If the Pennsylvania Gaming Control Board were to find a principal or key employee unsuitable for licensing or unsuitable to have a relationship with Penn National, Parent or Penn National’s Pennsylvania gaming subsidiaries, that entity would have to sever all relationships with the unsuitable person or entity and comply with other conditions imposed by the Pennsylvania Gaming Control Board. All individuals required to file an application for findings of suitability and/or licensing in connection with the merger as principals and key employees of Parent, Penn National or Penn National’s licensed subsidiaries will file applications with the Pennsylvania Gaming Control Board.

The Pennsylvania Racing Act also requires the filing of information by the new owners of the Company and certain of its officers and directors. If the Pennsylvania State Horse Racing Commission determines that it is inconsistent with the public interest, convenience or necessity, or with the best interests of racing, that any person or entity that holds an ownership interest in a racing licensee or serves as an officer or director of an entity owning 25% or more of a licensee, then the Pennsylvania State Horse Racing Commission is empowered to require divestiture of that ownership interest or separation from that officer or director.

West Virginia Gaming/Racing Regulation

As a result of Penn National’s ownership and operation of Charles Town Races & Slots in Charles Town, West Virginia, Penn National is, and upon completion of the merger will be, subject to the jurisdiction of the

West Virginia gaming and racing authorities. Penn National’s horse racing operations are subject to the licensure and regulatory control of the West Virginia Racing Commission under W.Va. Code § 19-23-1 et seq., which is referred to as the West Virginia Racing Act, as well as various other state laws and regulations and local ordinances. Its video lottery gaming operations are subject to the licensure and regulatory control of the West Virginia Lottery Commission under W.Va. Code § 29-22A-1 et seq. known as the Racetrack Video Lottery Act, which is referred to as the West Virginia Gaming Act, as well as various other state laws and regulations and local ordinances.

The West Virginia Racing Act does not require approval of the merger per se; however, any party buying the assets of a license holder must apply for a racing license from the West Virginia Racing Commission. The buyer and the owners, officers, members, and directors thereof must satisfy certain criteria under the West Virginia Racing Act in order to obtain a license. If the applicant is a corporation, it must be registered to do business in the state of West Virginia. Aside from that requirement, every owner, officer, director, and member will be individually reviewed based on the criteria listed under the West Virginia Racing Act. This criteria includes:

•	character and financial fitness standards,

•	fingerprint examinations conducted by the West Virginia Criminal Investigation Division,

•	past convictions involving corruption or fraud in racing,

•	previous racing license applications submitted, and

•	other considerations deemed important to the Commission.

In addition to the above criteria, the West Virginia Racing Commission may require an applicant to furnish evidence that it will have the ability to pay for all expenses incident to owning and operating Charles Town Races & Slots. This may include evidence that shows the ability to handle the expenses incident to the merger. If the applicant does not furnish evidence satisfactory to the Commission, the applicant may be required to obtain a surety bond, a letter of credit, or other collateral before the license is issued.

The West Virginia Racing Commission has discretion to investigate applicants and determine the eligibility of the applicants for a license. The decision may only be based on those criteria listed under the West Virginia Racing Act. If the Racing Commission finds that an individual owner, officer, director, or member does not satisfy the criteria, it may deny the license or take any other action reasonable and appropriate for the situation.

An applicant will be required to pay an annual fee for a license, the amount of which is set by the West Virginia Racing Commission.

Under the West Virginia Gaming Act, the transfer of more than 5% of the voting stock of a corporation that holds a gaming machine license or that controls another entity that holds such a license, or the transfer of assets of a license holder, may only be to persons who have met the licensing requirements of the West Virginia Gaming Act or which transfer has been pre-approved by the West Virginia Lottery Commission. Notice to the West Virginia Lottery Commission is required for any proposed changes of ownership or control of the license, and for all other transactions or occurrences relevant to license qualification. In addition, an applicant must disclose all financing or refinancing arrangements for the purchase, lease, or other acquisition of video lottery terminals and associated equipment in the degree of detail requested by the West Virginia Lottery Commission. Any transfer that does not comply with this requirement voids the license.

For a corporate applicant, each person determined by the West Virginia Lottery Commission to have control of the applicant must meet all the qualifications for a license holder. This includes any corporate holding company, parent, or subsidiary company of the applicant that has the ability to control the activities of the corporate applicant or elect a majority of the board of directors of that corporation. Also included are key personnel of an applicant that has the power to exercise significant influence over decisions concerning any part of the applicant’s business operations. Considerations used by the West Virginia Lottery Commission for a video lottery license include:

•	valid racing license,

•	good character and personal integrity,

•	secured adequate financing for the business,

•	a background check including fingerprint examinations conducted by the West Virginia Criminal Investigation Division,

•	overall business ability and experience necessary to operate the business, and

•	other considerations and filings deemed important to the West Virginia Lottery Commission.

Because Charles Town Races & Slots is also a racetrack, the West Virginia Gaming Act requires the applicant to provide the following agreements to the West Virginia Lottery Commission to obtain a video lottery license:

•

the agreement regarding the proceeds from video lottery terminals between the applicant and the representatives the horse owners and trainers, the pari-mutuel clerks, the breeders or the kennel owners; and

•

the current or proposed agreement between the applicant and any manufacturer for the sale, lease or other assignment to the racetrack of video lottery terminals, the electronic computer components of the terminals, the random number generator of the terminals, or the cabinet in which it is housed.

The West Virginia Lottery Commission has the discretion to deny a license to any applicant that does not meet the criteria listed in the West Virginia Gaming Act. In addition, an applicant for a license must post a bond or irrevocable letter of credit in an amount established by the West Virginia Lottery Commission. An annual fee of $1,000 will be required at the time the license is issued, and then annually on the first day of July thereafter. The West Virginia Lottery Commission will not issue a license prior to the return of all applicable background checks and the payment of all applicable fees.

Certain Financial Forecasts

Penn National is including in this proxy statement certain financial forecasts concerning its revenue and earnings before interest, taxes, depreciation, amortization and certain FAS 123(R) expenses, which is referred to as Pre-FAS EBITDA, that it shared with potential bidders (including Fortress/Centerbridge) in the course of Fortress/Centerbridge’s due diligence review of Penn National. These financial forecasts do not give effect to any charges or expenses as a result of the merger or any other effects of the merger. Furthermore, the financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the Financial Accounting Standards Board for preparation and presentation of prospective financial information or generally accepted accounting principles, which is referred to as GAAP.

The financial forecasts included in this proxy statement were prepared by, and are the responsibility of, Penn National’s management. Neither Penn National’s independent auditors, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial forecasts, nor have they expressed any opinion or given any form of assurance on the financial forecasts or their achievability. In addition, Lazard did not assist in the preparation of the financial forecasts, has no responsibility for the financial forecasts, and may have varied some of the assumptions underlying the financial forecasts for purposes of its own financial analysis. Furthermore, the financial forecasts:

•	necessarily make numerous assumptions, many of which are beyond the control of Penn National and may not prove to have been, or may no longer be, accurate;

•

do not necessarily reflect revised prospects for Penn National’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the financial forecasts will be achieved.

In addition, in preparing the financial forecasts, Penn National’s management made the following assumptions, among others:

•

a two year delay in approval of a referendum legalizing table games at the Company’s Charles Town, West Virginia racetrack and the commencement of revenues in 2010 (for which Penn National’s management forecasted EBITDA of $21.6 million in 2010 and $28.2 million in 2011);

•	the retention of the Empress Casino Hotel in Joliet, Illinois, which the Company has agreed to divest by June 30, 2008 pursuant to an agreement with the Illinois Gaming Board;

•	improved operating margins at the Company’s Lawrenceburg, Indiana and Grantville, Pennsylvania facilities following the completion of development projects at such facilities; and

•	a decrease in premiums for property insurance coverage for the period from August 2007 to August 2008 as compared to the premiums for the period from August 2006 to August 2007.

These financial forecasts are not a guarantee of performance. Financial forecasts involve risks, uncertainties and assumptions. The future financial results of Penn National may materially differ from those expressed in the financial forecasts due to factors that are beyond Penn National’s ability to control or predict. Penn National cannot assure you that the financial forecasts will be realized or that its future financial results will not materially vary from the financial forecasts. Since the financial forecasts cover multiple years, such information by its nature becomes less reliable with each successive year.

The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. Penn National does not intend to update or revise the financial forecasts (including, without limitation, for actual results of Penn National’s second quarter or any subsequent fiscal period) or provide an updated or comprehensive list of circumstances or events occurring after the date financial forecasts were prepared.

The financial forecasts are forward-looking statements. For more information on factors which may cause Penn National’s future financial results to materially vary, see “Cautionary Statement Regarding Forward-Looking Statements” on page 15. The financial forecasts do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. Any such changes could have a material impact to the information shown below.

Pre-FAS EBITDA is not a measure of performance under GAAP, and should not be considered as an alternative to net income as a measure of operating performance or cash flows or as a measure of liquidity.

The following financial forecasts were made as of May 2007:

	Forecasted Fiscal Year Ending December 31,
	2007	2008	2009	2010	2011
	(in millions)
Revenue	$2,486	$2,845	$3,123	$3,436	$3,665
Pre-FAS EBITDA	$673	$794	$881	$994	$1,067

Legal Proceedings

Subsequent to the announcement of the Merger Agreement, a complaint was filed on behalf of a putative class of public shareholders of Penn National and derivatively on behalf of Penn National in the Court of Common Pleas of Berks County, Pennsylvania, styled Superior Partners v. Carlino, et al., Case No. 07-9637 (the “Complaint”). The Complaint names our directors as defendants and Penn National as a nominal defendant. The Complaint alleges, among other things, that the directors of Penn National breached their fiduciary duties by agreeing to the proposed transaction with Fortress and Centerbridge for inadequate consideration, that certain of Penn National’s directors have conflicts with regard to the merger, and that Penn National and its directors have failed to disclose certain material information with regard to the merger. The Complaint seeks, among other things, a court order: determining that the action is properly maintained as a class action and a derivative action; enjoining Penn National and its directors from consummating the proposed merger; and awarding the payment of attorneys’ fees and expenses. Penn National intends to defend the action vigorously.

THE MERGER AGREEMENT

The summary of the terms of the Merger Agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. We encourage you to read carefully the Merger Agreement in its entirety.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries or affiliates.

As described in further detail below under “—Representations and Warranties”, the Merger Agreement contains representations and warranties by the Company, on the one hand, and by Parent and Merger Sub, on the other hand, made solely for the benefit of the other and should not be relied on by any persons as characterizations of the actual state of facts about the Company, Parent or Merger Sub at the time they were made or otherwise.

Structure of the Merger

At the time when the merger becomes effective, which is referred to as the effective time, and in accordance with the Merger Agreement and the Pennsylvania Business Corporation Law of 1988, as amended, which is referred to as the PBCL, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent.

Following the merger, the Company will be a privately held corporation and our current shareholders, other than members of the Company’s management who are expected to exchange their shares for, purchase and/or be awarded shares of Parent’s or one of its affiliate’s common stock in connection with the merger, will cease to have any ownership interest in the surviving corporation or rights as our shareholders, will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

The articles of incorporation of Merger Sub in effect immediately prior to the effective time, which are attached to the Merger Agreement as Annex A, will be the articles of incorporation of the surviving corporation until amended in accordance with their terms or as provided by applicable law, except that the name of the surviving corporation set forth in the articles of incorporation will be “Penn National Gaming, Inc.” The bylaws of Merger Sub in effect immediately prior to the effective time, which are attached to the Merger Agreement as Annex B, will be the bylaws of the surviving corporation until amended in accordance with their terms, the articles of incorporation or as provided by applicable law.

Upon the effective time, the equity interests in Parent (or its parent entity) will be divided into voting interests and non-voting interests. Fortress/Centerbridge currently intend to make their investments in Parent through and so divide the shares of PNG Holdings. The voting interests issued by Parent (or its parent entity) will be held by one or more entities owned by persons licensed with applicable gaming authorities, and the non-voting shares issued by Parent (or its parent entity) will be held indirectly by affiliates of Fortress/Centerbridge and other equity investors in the surviving company through one or more Delaware entities. This structure has been, or is in the process of being, implemented in several gaming jurisdictions where Penn National currently operates, but not all. It is expected that the principals controlling Fortress/Centerbridge will have to be licensed or found suitable to own their respective interests in Parent (or its parent entity), and that the direct and indirect holders of the non-voting equity holding a less than 5% interest are not expected to be subject to licensing or suitability findings.

Headquarters of the Surviving Corporation

Parent intends to maintain the headquarters of the Company in Wyomissing, Pennsylvania for at least three years after the effective time.

Effective Time

The Merger will become effective at such time as the Company and Merger Sub file Articles of Merger, executed in accordance with, and containing such information as is required by, the relevant provisions of the PBCL, with the Department of State of the Commonwealth of Pennsylvania, or at such later date and time as is agreed between the parties and specified in the Articles of Merger.

Merger Consideration

At the effective time, each share of our common stock issued and outstanding immediately prior to the effective time will automatically be cancelled and will cease to exist and will be converted into the right to receive $67.00 in cash, without interest, other than shares of our common stock held in our treasury or owned by Parent, Merger Sub or any of our subsidiaries immediately prior to the effective time, which shares will be cancelled without conversion or consideration. If the merger is not completed by June 15, 2008, the $67.00 per share merger consideration will be increased $0.0149 per day for each day after such date through and including the closing date.

Procedure for Receiving Merger Consideration

Prior to the closing date of the merger, Parent will appoint a disbursing agent reasonably satisfactory to the Company that will make payment of the merger consideration. Immediately prior to the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania, Parent will deposit, or will cause to be deposited, with the disbursing agent cash in an aggregate amount sufficient to pay the merger consideration. As promptly as practicable after the effective time, the Company, as surviving corporation in the merger, shall send, or cause the disbursing agent to send, to each record holder of shares as of immediately prior to the effective time a letter of transmittal and instructions for exchanging their shares for the merger consideration. Upon surrender of certificate(s) or book-entry share(s) to the disbursing agent together with a properly completed and duly executed letter of transmittal and any other documentation that the disbursing agent may reasonably require, the record holder thereof shall be entitled to receive the merger consideration, without interest, in respect of each share represented by such certificate or each book-entry share.

Shareholders should not return their share certificates with the enclosed proxy card, and they should not forward their share certificates to the disbursing agent without a letter of transmittal.

Treatment of Restricted Shares, Stock Options and Other Stock-Based Awards

Except as separately agreed between Parent and the holder thereof, each restricted share of common stock of the Company granted pursuant to the Company’s benefits plans subject to vesting or other lapse restrictions shall vest and become free of such restrictions immediately prior to the closing date of the merger and shall be cancelled and converted into the right to receive $67.00 in cash, without interest (subject to increase if the merger is not completed by June 15, 2008).

Except as separately agreed between Parent and the holder thereof, each outstanding option to purchase Company common stock, whether vested or unvested, shall be accelerated and become vested as of the closing date of the merger and will be cancelled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the product of (i) the number of shares of common stock subject to such Company option and (ii) the excess, if any, of $67.00 (subject to increase by $0.0149 per day if the merger is not completed by June 15, 2007) over the exercise price per share of such Company option, without interest.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Merger Sub and Parent to the Company and representations and warranties made by the Company to Merger Sub and Parent. These representations and warranties (and the assertions embodied therein) have generally been made for purposes of allocating risk to one of the parties if those statements prove to be inaccurate, rather than for the purpose of establishing matters as facts, and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Furthermore, the assertions embodied in those representations and warranties are qualified by information in confidential disclosure letters delivered in connection with the signing of the Merger Agreement and, in the case of the Company, by the information contained in the reports, statements and filings that the Company publicly files with the SEC. The Company’s disclosure letter contains information that has been included in the Company’s general prior public disclosures, as well as additional non-public information. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The representations and warranties contained in the Merger Agreement may or may not have been accurate as of the date they were made and we make no assertion in this proxy statement that they are accurate as of the date of this proxy statement.

The representations and warranties made by Parent and Merger Sub, each of which is subject, in some cases, to specified exceptions and qualifications, relate to, among other things:

•	their organization, good standing and corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	authorization of the execution, delivery and performance of the Merger Agreement;

•	consents and approvals of governmental entities as a result of the merger;

•	the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the merger;

•	the information supplied by Parent or Merger Sub for inclusion in this proxy statement;

•	the absence of undisclosed brokers’ fees;

•	their debt and equity financing commitments;

•	gaming approvals and licenses;

•	their operations and prior activities;

•	the lack of ownership by Parent, Merger Sub and their respective affiliates of Company common stock;

•	interests in competitors; and

•	the solvency of the surviving corporation as of the effective time.

We also make customary representations and warranties in the Merger Agreement, which are subject, in some cases, to specified exceptions and qualifications, including exceptions and qualifications that would not have a material adverse effect on the Company. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, good standing and corporate power to operate our businesses;

•	our corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	consents and approvals of governmental entities as a result of the merger;

•	the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the merger;

•	our capitalization and the ownership of our subsidiaries;

•	certain of our SEC filings and the consolidated financial statements included in our SEC filings;

•	the absence of undisclosed liabilities;

•	the absence of any change, circumstance, event or effect since January 1, 2007, that would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company;

•	the absence of undisclosed broker’s fees;

•	receipt by our Board of Directors of a fairness opinion from Lazard;

•	takeover statutes and laws;

•	compliance with laws;

•	employee matters;

•	litigation;

•	taxes;

•	environmental matters;

•	our intellectual property, real property, leases and vessels;

•	our material contracts;

•	our insurance policies; and

•	gaming approvals.

For the purposes of the Merger Agreement, “material adverse effect” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, operations or financial condition of the Company and its subsidiaries, taken as a whole. A material adverse effect, however, does not include any event, change, effect, development, condition or occurrence to the extent resulting from any one or more of the following:

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changes in general economic conditions, the securities or financial markets, the gaming industry generally or in any specific jurisdiction or regulatory, legislative or other political conditions or developments;

•	public disclosure of the Merger Agreement or the transactions contemplated by the Merger Agreement, including the identity and/or structure of Parent and its Affiliates;

•	any taking of any action specifically required by the Merger Agreement;

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changes in law (other than a change in law enacted by the State of Illinois, the State of Indiana, the State of West Virginia or the Commonwealth of Pennsylvania prohibiting all gaming activities which are currently permitted therein) or GAAP, or the interpretation thereof;

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any divestiture or disposition of any assets or operations of the Company or any of its subsidiaries which, as of the date hereof, the Company and its subsidiaries have committed to make to satisfy any gaming authority;

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changes in the share price or trading volume of the shares or the failure of the Company to meet projections or forecasts (unless due to a circumstance which would separately constitute a material adverse effect on the Company); and

•	any litigation alleging breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement.

Furthermore, a material adverse effect does not include any event, change, effect, development, condition or occurrence to the extent resulting from any one or more of the following, except to the extent such changes have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its subsidiaries operate:

•	any outbreak or escalation of hostilities or war or any act of terrorism;

•	any weather-related or other force majeure event; and

•	any outbreak of illness or other public health-related event.

The representations and warranties of each of the parties to the Merger Agreement will expire upon completion of the merger.

Conduct of Business Covenant

We have agreed in the Merger Agreement that, from and after the date of the Merger Agreement to the effective time, except as (i) set forth in the Company’s disclosure letter or as otherwise contemplated by or specifically provided in the Merger Agreement or (ii) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its subsidiaries to:

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conduct their respective businesses in the ordinary course consistent with past practice, perform the maintenance capital expenditures set forth in the Company’s 2007 budget and in the Company’s disclosure letter consistent with past practice; and

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use all commercially reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees on terms and conditions substantially comparable to those currently in effect and the goodwill of any governmental authorities, customers, lenders, distributors, suppliers and other persons with which it has material business relationships.

We have also agreed in the Merger Agreement that, from and after the date of the Merger Agreement to the effective time, except as (i) set forth in the Company’s disclosure letter or as otherwise contemplated by or specifically provided in the Merger Agreement or (ii) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause its subsidiaries not to, among other things (subject to specified exceptions):

•	propose or adopt any change in the organizational or governing documents of the Company;

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merge or consolidate the Company or any of its subsidiaries with any person, other than the merger and other than any mergers or consolidations among the Company and its subsidiaries or among the Company’s subsidiaries;

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sell or otherwise dispose of assets or securities of third parties having a value in excess of $25 million in the aggregate, including by merger, consolidation, asset sale or other business combination, except as required by existing contracts;

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redeem, repurchase, defease, cancel or otherwise acquire any indebtedness for borrowed money of the Company or any subsidiary (other than at stated maturity and any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof or as modified with the consent of Parent);

•	incur, create, assume or otherwise become liable for any indebtedness for borrowed money (including the issuance of any debt security); provided that, notwithstanding the above, the Company may incur, repay, prepay, amend or modify any indebtedness for borrowed money as set forth in the Company’s disclosure letter;

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make any acquisitions of any other person or business, or make any loans, advances or capital contributions to, or investments in, any other person, with an aggregate value in excess of $100 million, except loans, advances or capital contributions to, or investments in, any other person made in connection with any transaction solely between the Company and a wholly owned subsidiary of the Company or between wholly owned subsidiaries of the Company;

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authorize any capital expenditures in excess of $25 million in the aggregate, except for (i) expenditures contemplated by the Company’s 2007 budget or (ii) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events or otherwise;

•	pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its subsidiaries;

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mortgage, pledge or otherwise encumber any of its assets, tangible or intangible, having a value in excess of $15 million, or create or assume any material lien thereupon (other than permitted liens), in each case which are not prepayable or able to be released without premium or penalty on or before the closing date of the merger, except in connection with indebtedness (including facilities providing for indebtedness) which are permitted by the Merger Agreement;

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enter into or amend any contract with any executive officer or director of the Company, other than (x) any employment agreements with persons who are newly hired as executive officers in the ordinary course of business consistent with past practice, provided, however, such agreements shall not contain a change of control or similar provision that would be triggered by the consummation of the transactions contemplated by the Merger Agreement, (y) any employment agreements entered into in the ordinary course of business consistent with past practice with the individuals listed in the Company’s disclosure letter in connection with the expiration of such individual’s existing employment agreement or (z) any immaterial amendments to such contracts;

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(i) split, combine or reclassify any of the Company’s securities or amend the terms of the Company’s securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of such securities other than a dividend or distribution by a wholly owned subsidiary of the Company to its parent corporation, or (iii) issue or offer to issue any Company securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any securities, other than in connection with (A) the exercise of Company’s options, (B) the withholding of Company securities to satisfy tax obligations with respect to Company equity awards, (C) the acquisition by the Company of Company securities in connection with the forfeiture of Company equity awards, (D) the acquisition by the Company of Company securities in connection with the net exercise of Company options in accordance with the terms thereof, (E) the issuance of (x) Company options to purchase up to an aggregate of 1,400,000 shares in the aggregate in connection with annual grants or grants made to newly hired or promoted employees, in each case made in the ordinary course of business or (y) up to 100,000 Company restricted shares under the terms of the Company’s annual incentive plan and (F) any transaction solely between the Company and a wholly owned subsidiary of the Company or between wholly owned subsidiaries of the Company;

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except (i) as required pursuant to existing Contracts or any Company benefit plan, employment agreement or collective bargaining agreement in effect on the date hereof, (ii) as effected in the ordinary course of business or (iii) as required by applicable law (including Section 409A of the Internal Revenue Code) or as deemed advisable to prevent an inclusion of income or imposition of penalties under Section 409A of the Internal Revenue Code or as deemed advisable to amend Company benefit plans in order to facilitate compliance with such Section 409A, (A) adopt, amend or terminate any Company benefit plan or enter into or amend any collective bargaining agreement (except for new collective bargaining agreements entered into in connection with the expiration of existing collective bargaining agreements or as a result of elections to recognize a bargaining unit) or any employment agreement with any officer or director of the Company (other than entry into employment agreements with persons who are not executive officers or directors or who are newly hired as executive officers) or (B) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company benefit plan;

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other than in the ordinary course of business consistent with past practice, settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that involve the payment of monetary damages not in excess of $10 million individually or $20 million in the aggregate by the Company and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company;

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other than in the ordinary course of business consistent with past practice, make any material change in financial accounting methods or material method of tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except insofar as may have been required by a change in GAAP or law;

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adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the merger and consolidations, mergers or reorganizations among the Company and its subsidiaries or among the Company’s subsidiaries), or a letter of intent or agreement in principle with respect thereto;

•	enter into any agreement or understanding or arrangement with respect to the voting or registration of Company securities or Company subsidiary securities;

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fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to any casinos or hotels and any related assets and any other material assets, operations and activities of the Company and its subsidiaries as is currently in effect, other than immaterial variations in policies in the ordinary course consistent with past practice;

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take any action to render inapplicable to a transaction with any third party other than Parent or Merger Sub, or to exempt any third party other than Parent or Merger Sub from, any provisions of any takeover statute; or

•	authorize, agree or commit to do any of the foregoing.

Solicitation of Other Offers

From the date of the execution of the Merger Agreement until 11:59 p.m., eastern time, on July 30, 2007, which is referred to as the no-shop period start date, the Company had the right to: (i) initiate, solicit and encourage company acquisition proposals (as defined below), including by way of providing access to non-public information pursuant to confidentiality agreements on terms, with respect to the maintenance of the confidentiality of the Company’s information, consistent with the Company’s confidentiality agreements with Fortress and Centerbridge and (ii) enter into and maintain discussions or negotiations with respect to company acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any company acquisition proposal. Any person who made a bona fide company acquisition proposal prior to the no-shop period start date, or who was engaged in ongoing discussions with the Company regarding a bona fide company acquisition proposal as of the no-shop period start date, which in either instance the Company’s Board of Directors determined constituted a superior proposal (as defined below), or could reasonably be expected to lead to a superior proposal, is referred to as an excluded party. As of the no-shop period start date, no person had made a company acquisition proposal or was engaged in ongoing discussions with the Company regarding a company acquisition proposal.

Subject to the exceptions described below, after the no-shop period start date, until the effective time or the termination of the Merger Agreement in accordance with its terms, the Company has agreed not to, and has agreed to use reasonable best efforts to cause its representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any company acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, a company acquisition proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a company acquisition proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the merger or breach its obligations under the Merger Agreement or propose or agree to do any of the foregoing.

In addition, subject to the exceptions described below, the Company has agreed after the no-shop period start date to immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons (other than, subject to the requirements set forth below, an excluded party) conducted by the Company, its subsidiaries or any representatives with respect to any company acquisition proposal. Within 48 hours of the no-shop period start date, the Company must notify Parent, in writing, of whether or not the Company is participating in discussions or negotiations with an excluded party and the identity of each such excluded party and provide Parent a copy of each company acquisition proposal received from any such excluded party (or, where no such copy is available, a description of such company acquisition proposal).

Notwithstanding anything to the contrary in the Merger Agreement, if at any time following the no-shop period start date and prior to the Company’s shareholders approving and adopting the Merger Agreement, (i) the Company has not knowingly breached any material provision of the Merger Agreement described in the preceding two paragraphs, and the Company has received a written company acquisition proposal from a third party (including a company acquisition proposal received prior to the no-shop period start date from an excluded party) that the Company’s Board of Directors believes in good faith to be bona fide and (ii) the Company’s Board of Directors determines in good faith, after consultation with its independent financial advisors and outside counsel, that such company acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal, then the Company may (A) furnish information with respect to the Company and its subsidiaries to the person making such company acquisition proposal and (B) participate in discussions or negotiations with the person making such company acquisition proposal regarding such company acquisition proposal; provided that the Company will not, and will use reasonable best efforts not to allow its representatives to, disclose any non-public information to such person without entering into a confidentiality agreement on terms, with respect to the maintenance of confidentiality of the Company’s information, consistent with the Company’s confidentiality agreements with Fortress and Centerbridge.

From and after the no-shop period start date, the Company has agreed to promptly notify Parent in the event it receives: (i) a company acquisition proposal or written indication by any person that it is considering making a company acquisition proposal, (ii) any request for non-public information relating to the Company or any of its subsidiaries other than requests for information in the ordinary course of business or unrelated to a company acquisition proposal or (iii) any inquiry or request for discussions or negotiations regarding any company acquisition proposal, and shall include in such notice the material terms and conditions thereof and the identity of the party making such proposal or inquiry, and has agreed to keep Parent reasonably apprised as to the status of and any material developments, discussions and negotiations concerning the same. The Company has also agreed to promptly notify Parent orally and in writing if it determines to provide non-public information or to engage in discussions or negotiations concerning a company acquisition proposal other than with an excluded party, in each case after the no-shop period start date.

A “company acquisition proposal” is defined in the Merger Agreement as any inquiry, proposal or offer from any person other than Parent, Merger Sub or their respective affiliates relating to any direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of a business or businesses that constitutes 20% or more of the cash flow, net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class or series of the Company’s securities, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class or series of the Company’s securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business or businesses constitute(s) 20% or more of the cash flow, net revenues, net income or assets of the Company and its subsidiaries, taken as a whole).

A “superior proposal” is defined in the Merger Agreement as a written, bona fide company acquisition proposal (except that the references therein to “20%” shall be replaced by “50%”), which the Board of Directors of the Company in good faith determines is more favorable to the shareholders of the Company than the transactions contemplated by the Merger Agreement.

Change of Board Recommendation

In the Merger Agreement, we have agreed that the Company’s Board of Directors (or any committee thereof) may not directly or indirectly withdraw or modify its recommendation for the merger in a manner adverse to Parent or Merger Sub, or publicly propose to do so. Notwithstanding the foregoing, if at any time prior to the approval and adoption of the Merger Agreement by the Company’s shareholders, the Company receives a company acquisition proposal which the Board of Directors determines in good faith constitutes a superior proposal, then the Board of Directors may withdraw or modify its recommendation in a manner adverse to Parent and Merger Sub, including by failing to include the recommendation in this proxy statement if the Board of Directors determines in good faith (after consultation with outside counsel) that failure to take such action likely would be inconsistent with its fiduciary duties under applicable law. In order for the Company’s Board of Directors to make the determination that a company acquisition proposal constitutes a superior proposal, the Company must provide Parent prior written notice, at least three business days in advance (or, in the event of a material modification of a company acquisition proposal with respect to which prior written notice of such intention to determine has previously been provided, the period shall be one business day in advance) of its intention to determine that such company acquisition proposal constitutes a Superior Proposal.

Parent and Merger Sub have agreed that nothing in the Merger Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders or taking any position with respect to the Merger if, in the good faith judgment of the Company’s Board of Directors, after consultation with its outside counsel, failure to so take and/or disclose likely would be inconsistent with its fiduciary duties under applicable law or necessary to comply with obligations under federal securities laws or the rules and regulations of the NASDAQ; provided that any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a recommendation withdrawal unless the Company’s Board of Directors expressly reaffirms in such disclosure their recommendation for the Merger. In addition, nothing in the Merger Agreement shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the person making such proposal or inquiry of the non-solicitation provisions of the Merger Agreement.

Conditions to Completion of the Merger

The obligation of the parties to complete the merger are subject to the following conditions:

•	the Company’s shareholders approving and adopting the Merger Agreement;

•	the expiration or early termination of any waiting period under the HSR Act;

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the receipt of all gaming approvals required to be obtained prior to the effective time, except where the failure to obtain such approval after the completion of the initial administrative proceedings before the applicable gaming authority would not be reasonably likely to have, individually or in the aggregate, a material adverse effect; and

•	the absence of any order, injunction or other legal restraint issued by any governmental entity or any law prohibiting, restraining or rendering illegal the consummation of the merger.

The obligations of Parent and Merger Sub to complete the merger are subject to the following additional conditions:

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The Company’s representations and warranties (i) regarding the authorized and outstanding capital stock of the Company and the shares of the Company’s common stock reserved for issuance under the Company’s stock plans, shall be true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the effective time as if made at and as of the effective time; (ii) regarding corporate authorization shall be true and correct in all material respects as of the date of the Merger Agreement; (iii) other than those described in the immediately preceding clauses (i) and (ii) which are qualified by a material adverse effect qualification, shall be true and correct as of the date of the Merger Agreement and as of the effective time as if made at and as of the effective time; and (iv) other than those described in the immediately preceding clauses (i), (ii) and (iii), shall be true and correct as of the date of the Merger Agreement and as of the effective time as if made at and as of the effective time except where the failure to be so true and correct, individually or in the aggregate, as of the date of the Merger Agreement and as of the effective time has not had, and would not be reasonably likely to have, a material adverse effect on the Company. Representations made as of a specific date, however, shall only be required to be true and correct as of such date only, subject to the applicable qualifications set forth in the immediately preceding clauses (i), (ii), (iii) and (iv);

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the performance by the Company in all material respects of all obligations, and compliance in all material respects with all agreements and covenants, required to be performed by or complied with by it under the Merger Agreement; and

•	the delivery to Parent and Merger Sub by the Company of a certificate signed by a senior officer of the Company attesting to the matters set forth above.

The obligations of the Company to complete the merger are subject to the following additional conditions:

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The representations and warranties of Parent and Merger Sub (i) regarding the solvency of the surviving corporation shall be true and correct in all material respects as of the date of the Merger Agreement and as of the effective time as if made at and as of the effective time and (ii) other than those described in the immediately preceding clause (i), shall be true and correct as of the date of the Merger Agreement and as of the effective time as if made at and as of the effective time, except where the failure to be so true and correct, individually or in the aggregate, as of the date of the Merger Agreement and as of the effective time, has not had, and would not be reasonably likely to have, an effect on Parent or Merger Sub that will, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the merger. Representations made as of a specific date, however, shall only be required to be true and correct as of such date only, subject to the applicable qualifications set forth in the immediately preceding clauses (i) and (ii);

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the performance by Parent and Merger Sub in all material respects of all obligations, and compliance in all material respects with all agreements and covenants, required to be performed by or complied with by it under the Merger Agreement; and

•	the delivery to the Company by Parent and Merger Sub of a certificate signed by a senior officer of the Parent and Merger Sub attesting to the matters set forth above.

Termination of the Merger Agreement

Mutual Termination Rights

The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the effective time (notwithstanding any prior approval and adoption of the Merger Agreement by the shareholders of the Company) by mutual written consent of the Company, Parent and Merger Sub, or by either the Company or Parent if:

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the effective time shall not have occurred on or before June 15, 2008, which is referred to as the end date, subject to extension by an additional 120 days if all of the conditions to closing are or were capable of being satisfied on such date other than the condition relating to the receipt of gaming approvals (provided that a party cannot terminate by virtue of this reason if such party’s failure to perform or comply in all material respects with its covenants and agreements in the Merger Agreement caused the failure of the closing to occur by the end date);

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any order, injunction or other legal restraint issued by any governmental entity, or any law, prohibiting, restraining or rendering illegal the consummation of the merger shall be in effect and shall have become final and nonappealable;

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the Merger Agreement shall have been voted upon at the special meeting (including any adjournment thereof), the special meeting shall have been completed, and the Company’s shareholders shall have failed to approve and adopt the Merger Agreement by the requisite vote; or

•

any applicable gaming authority shall have conclusively determined not to grant any gaming approval, the receipt of which is necessary to satisfy the condition relating to the receipt of gaming approvals (provided that a party cannot terminate by virtue of this reason if such party’s failure to perform or comply in all material respects with its covenants and agreements in the Merger Agreement respecting obtaining gaming approvals caused the failure to obtain such gaming approvals);

Company Termination Rights

The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the effective time (notwithstanding any prior approval and adoption of the Merger Agreement by the shareholders of the Company) by the Company if:

•

Parent or Merger Sub breaches any of their representations, covenants or agreements in the Merger Agreement, and such breach (i) would cause the Company’s closing condition relating to Parent’s and Merger Sub’s representations or the Company’s closing condition relating to Parent’s and Merger Sub’s covenants and agreements not to be satisfied by the closing date and (ii) is incapable of being cured or is not cured within 60 calendar days following notice of such breach to Parent (provided that the Company cannot terminate by virtue of this reason if it is in material breach of its covenants and agreements under the Merger Agreement);

•

prior to the Company’s shareholders approving and adopting the Merger Agreement, the Company receives a company acquisition proposal that the Company’s Board of Directors determines in good faith constitutes a superior proposal, provided that:

•

after the no-shop period start date, the Company shall have provided prior written notice to Parent of the intention of the Board of Directors to determine that a company acquisition proposal constitutes a superior proposal at least three business days in advance of such termination, which notice specifies the material terms and conditions of the company acquisition proposal which the Board of Directors intends to determine is a superior proposal, and prior to transmitting a notification of termination to Parent, the Board of Directors has not concluded that the company acquisition proposal is no longer a superior proposal;

•	the Company, concurrently with transmitting the notification of termination, pays the applicable termination fee; and

•

the Board of Directors, concurrently with transmitting the notification of termination, approves, and the Company substantially concurrently enters into, a definitive agreement with respect to such superior proposal; and

•

all of the mutual closing conditions and all of Parent’s and Merger Sub’s closing conditions have been satisfied or waived (or are capable of being satisfied) and Parent fails to comply with its obligation to deposit the merger consideration with the disbursing agent or otherwise consummate the merger.

Parent and Merger Sub Termination Rights

The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the effective time (notwithstanding any prior approval and adoption of the Merger Agreement by the Company’s shareholders) by Parent or Merger Sub if:

•

the Company breaches any of its representations, covenants or agreements, and such breach (i) would cause the Parent’s and Merger Sub’s closing condition relating to the Company’s representations or to the Company’s covenants and agreements not to be satisfied by the closing date and (ii) is incapable of being cured or is not cured within 60 calendar days following notice of such breach to the Company (provided that Parent and Merger Sub cannot terminate by virtue of this reason if either Parent or Merger Sub is in material breach of its covenants and agreements under the Merger Agreement); or

•

the Company’s Board of Directors withdraws or modifies its recommendation for the merger in a manner adverse to Parent and Merger Sub, including by failing to include its recommendation in this proxy statement.

Termination Fees

Fees Payable by the Company to Parent

The Company has agreed to pay Parent the following fees in the following circumstances:

•

If the Company terminates the Merger Agreement because the Company receives a company acquisition proposal that the Company’s Board of Directors determines in good faith constitutes a superior proposal, then concurrently with any such termination the Company must pay Parent a termination fee of $100 million (if the termination relates to an excluded party, if any) or $200 million (in all other circumstances), which amount is referred to as the termination fee. As of the no-shop period start date, the Company notified Parent that there were no excluded parties.

•

If Parent terminates the Merger Agreement because the Company’s Board of Directors withdraws or modifies its recommendation for the merger in a manner adverse to Parent and Merger Sub, then Company must pay to Parent an amount equal to (i) 50% of the termination fee and (ii) up to $17.5 million of Parent’s and Merger Sub’s reasonable out-of-pocket fees and expenses, which amount is referred to as the Parent expenses. In addition, if, prior to such termination, a company acquisition proposal shall have been publicly announced and such company acquisition proposal is not withdrawn or terminated prior to such termination and, within nine months after such termination, the Company or any of its subsidiaries enters into (and thereafter consummates) a definitive agreement with respect to, or consummates, any company acquisition proposal (whether or not the same as that originally Announced), then the Company shall pay to Parent an amount equal to (a) 50% of the termination fee, less (b) the amount of Parent expenses previously paid. For purposes of payment of the termination fee in such circumstances, references in the term company acquisition proposal to “20%” shall be replaced with “50%.”

•	If (i) Parent or the Company terminate the Merger Agreement because (a) the effective time does not occur on or before the end date and the Company’s shareholders have not approved and adopted the

Merger Agreement or (b) the Merger Agreement shall have been voted upon at the special meeting (including any adjournment thereof), the special meeting shall have been completed, and the Company’s shareholders shall have failed to approve and adopt the Merger Agreement, (ii) prior to the special meeting, a company acquisition proposal shall have been publicly announced and not withdrawn or terminated prior to the special meeting and (iii) within nine months after such termination, the Company or any of its subsidiaries enters into (and thereafter consummates) a definitive agreement with respect to, or consummates, any company acquisition proposal (whether or not the same as that originally announced), then the Company shall pay to Parent an amount equal to the termination fee, less the amount of any parent expenses previously paid to Parent by the Company. For purposes of payment of the termination fee in such circumstances, references in the term company acquisition proposal to “20%” shall be replaced with “50%.”

•

If Parent or the Company terminate the Merger Agreement because the required shareholder vote in favor of approving and adopting the Merger Agreement was not obtained, then the Company shall pay to Parent the Parent expenses.

Fees Payable by Parent to the Company

Parent has agreed to pay the Company a termination fee of $200 million, which is referred to as the reverse termination fee, in any of the following circumstances:

•

The Company terminates the Merger Agreement because (i) Parent or Merger Sub breaches any of their representations, covenants or agreements, and such breach would cause the Company’s closing condition relating to Parent’s and Merger Sub’s representations or the Company’s closing condition relating to Parent’s or Merger Sub’s covenants and agreements not to be satisfied by the closing date and is incapable of being cured or is not cured within 60 calendar days following notice of such breach, or (ii) Parent fails to comply with its obligation to deposit the merger consideration with the disbursing agent or otherwise consummate the merger following the satisfaction or waiver of all of the closing conditions;

•

The Company or Parent terminate the Merger Agreement because (i) an order, injunction or other legal restraint, or any law, attributable to gaming approvals is issued by any governmental entity prohibiting, restraining or rendering illegal the consummation of the merger is in effect and has become final and nonappealable or (ii) a gaming authority has conclusively determined not to grant any gaming approval the receipt of which is necessary to satisfy the closing condition relating to the receipt of gaming approvals; or

•

The Company or Parent terminate the Merger Agreement because the effective time has not occurred on or before the end date and as of such date (i) the Company’s shareholders have not approved and adopted the Merger Agreement and (ii) all of the mutual closing conditions and all of Parent’s and Merger Sub’s closing conditions have been satisfied or waived except for the mutual conditions concerning (A) the receipt of gaming approvals required to be obtained prior to the effective time and (B) if attributable to gaming approvals, the absence of any order, injunction or other legal restraint issued by any governmental entity or any law prohibiting, restraining or rendering illegal the consummation of the merger, provided that the Company is not substantially at fault for the failure of such conditions to be satisfied.

Financing; Our Cooperation

Parent agrees to use its best efforts to obtain the financing on the terms and conditions described in the financing commitments as promptly as practicable, including using its best efforts to:

•	maintain in effect the financing commitments and negotiate definitive agreements on the terms and conditions contained therein or on other terms not materially less favorable to Parent and Merger Sub;

•	satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control; and

•	comply with its obligations under the debt financing commitments.

Parent also agrees that in the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitments, to promptly notify the Company and use its best efforts to arrange to obtain alternative financing from the same or alternative sources on terms not materially less favorable, taken as a whole, to Parent and Merger Sub. In the event that all or any portion of the contemplated debt financing structured as high-yield financing has not been consummated, all closing conditions to the merger have been satisfied or waived (or are capable of being satisfied at a closing) and the bridge facilities contemplated by the debt financing commitments or alternative bridge financing are available, Parent must use the proceeds of such bridge financing in lieu of such debt financing.

In connection with the financing, the Company agrees to provide, at Parent’s sole cost and expense, all cooperation reasonably requested by Parent with reasonable notice in connection with the financing, including:

•	participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies;

•

assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and financial statements (including those required by the SEC) and similar documents required in connection with the financing;

•	furnishing Parent and its financing sources with readily-available historical financial and other pertinent information regarding the Company as may be reasonably requested by Parent;

•	using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys, affidavits and title insurance;

•

executing and delivering, as of the effective time, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by Parent;

•

taking all actions reasonably necessary to permit the prospective lenders involved in the financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and so long as not effective until on or after the effective time, establish bank and other accounts and blocked account agreements and lock-box arrangements in connection with the foregoing;

•

using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any subsidiary of the Company is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the effective time; and

•

taking all corporate actions reasonably necessary to authorize the consummation of the debt financing and to permit the proceeds thereof to be made available, provided that such cooperation shall not interfere unreasonably with the business or operations of the Company or its subsidiaries.

Parent has agreed, however, that neither the Company nor any of its subsidiaries is required to pay any commitment or other similar fee prior to the effective time that is not advanced or simultaneously reimbursed by Parent or to incur any out-of-pocket expense unless such expense is advanced or simultaneously reimbursed by Parent. In addition, Parent has agreed to indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all damages suffered or incurred by them and any claims made against them in connection with (i) any action taken by them at the request of Parent or Merger Sub in connection with the arrangement of the debt financing or (ii) any information utilized in connection therewith (other than information provided by the Company or its subsidiaries).

Treatment of Certain Existing Indebtedness

The Company has agreed, at Parent’s request, to commence a tender offer to purchase (and related consent solicitation of) any or all of the outstanding aggregate principal amount of each series of the Company’s publicly traded senior notes and/or senior subordinated notes on price terms acceptable to Parent and such other customary terms and conditions as are reasonably acceptable to the Company and Parent. Such debt tender offer or offers would be consummated substantially simultaneously with, and be conditioned upon, the closing of the merger and would use funds provided by Parent.

The Company has also agreed, if requested by Parent in lieu of commencing a debt tender offer, and to the extent permitted by such series of notes and the applicable indenture, to issue a notice of optional redemption for all of the outstanding aggregate principal amount of such series of notes and to take any other actions reasonably requested by the Parent to facilitate the satisfaction and discharge of such series of notes pursuant to the satisfaction and discharge provisions of the applicable indenture and the other provisions of such applicable indenture. Such satisfaction and discharge would be consummated substantially simultaneously with the closing of the merger, and would be conditioned upon Parent having deposited, or having caused to be deposited, with the trustee under the applicable indenture sufficient funds to effect such redemption and satisfaction and discharge.

Parent has agreed to reimburse the Company for all documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with any debt tender offer or satisfaction and discharge. In addition, Parent has agreed to indemnify and hold harmless the Company, its subsidiaries and their respective representatives for any liabilities incurred by any of them in connection with any debt tender offer or satisfaction and discharge.

Employee Matters

Parent has agreed to cause the surviving corporation and each of its subsidiaries, for the period commencing at the closing date of the merger and ending on the first anniversary of the closing date of the merger, to maintain for each employee of the Company, as of the closing date of the merger, base salary or hourly wage rate, and target cash bonus opportunities under annual programs and commissions, excluding equity-based compensation, and welfare benefits that are no less favorable in the aggregate than the compensation and benefits maintained for and provided to the employee immediately prior to the closing date of the merger. However, the foregoing shall not limit the right of Parent, the surviving corporation or any of their subsidiaries to terminate the employment of any such Company employee at any time in a manner consistent with any applicable contractual obligations and any applicable employee benefit plans.

As of and after the closing date of the merger, Parent has agreed to, or to cause the surviving corporation to, give each Company employee as of the closing date of the merger full credit for purposes of eligibility to participate, vesting and determination of level of benefits (including for purposes of vacation and severance) under any employee benefit plans and any other employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements, in each case maintained for the benefit of Company employees as of and after the closing date of the merger by Parent, its subsidiaries or the surviving corporation, for such employee’s service prior to the closing date of the merger with the Company and its subsidiaries and their predecessor entities, to the same extent such service is recognized by the Company or its subsidiaries immediately prior to the closing date of the merger. With respect to each such Parent benefit plan, program, policy and arrangement that is a welfare benefit plan, Parent has agreed to cause there to be waived any pre-existing condition or eligibility limitations or exclusions and actively-at-work requirements with respect to such Company employees and their eligible dependents and to give effect, for the year in which the closing of the merger occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees and their eligible dependents under similar plans maintained by the Company and its subsidiaries in which such Company employees and their eligible dependents participated immediately prior to the closing date of the merger.

From and after the closing date of the merger, Parent has agreed to cause the surviving corporation and all of its subsidiaries to assume and honor, in accordance with their respective terms, (i) each existing employment, change in control, severance and termination plan, policy or agreement of or between the Company or any of its subsidiaries, on the one hand, and any officer, director or employee of that company, on the other hand, (ii) each equity-based plan, program or agreement and each bonus plan, program or agreement and (iii) all obligations pursuant to existing benefit restoration plans, equity-based plans, programs or agreements, bonus plans, programs or agreements, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the closing date of the merger.

Indemnification and Insurance

From and after the effective time, Parent has agreed to, and agreed to cause the surviving corporation to, indemnify and hold harmless (including by advancing funds for expenses) to the maximum extent permitted by law the present and former officers and directors (or equivalent) of the Company or any of its subsidiaries (i) from and against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the effective time, including the approval and adoption of the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement or arising out of or pertaining to the transactions contemplated by the Merger Agreement; and (ii) from and against any and all such damages arising out of acts or omissions in connection with such persons serving as an officer or director (or equivalent) or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries. In addition, Parent has agreed to obtain, or cause the surviving corporation to obtain, prior to the effective time “tail” insurance policies with a claims period of at least six years from the effective time with respect to Side A directors’ and officers’ liability insurance in an amount to be specified, but for which the annual premium shall not exceed $2.235 million, and with such other terms as are no less favorable in the aggregate than those of the directors’ and officers’ liability insurance maintained as of the date of the Merger Agreement by the Company and its respective subsidiaries; provided that, in satisfying such obligation, neither Parent nor the surviving corporation, as applicable, will be obligated to pay premiums per annum in excess of 300% of the aggregate per annum amount that the Company paid for such coverage under its directors’ and officers’ liability insurance policies in the last full year prior to the date the Merger Agreement was signed.

Best Efforts; Antitrust Matters; Gaming Approvals

General; HSR Act

Subject to the terms and conditions of the Merger Agreement, each party has agreed to use its best efforts to take, or cause to be taken, all appropriate actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all governmental authorities (including gaming authorities) or other persons. In furtherance of this covenant, each party has also agreed:

•	to file appropriate notification pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as reasonably practicable;

•	to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act; and

•

to use its best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with the best efforts provisions of the Merger Agreement to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act.

Subject to the foregoing, Parent has agreed, and has agreed to cause any member or shareholder of Parent or any affiliate of any member or shareholder of Parent, to undertake any divestiture or restrict the conduct with respect to its business to obtain any necessary approvals under the HSR Act. The parties have agreed to request and to use their respective best efforts to obtain early termination of the waiting period under the HSR Act as promptly as reasonably practicable.

Additionally, in connection with their efforts to obtain all requisite approvals and authorizations for the transactions contemplated by the Merger Agreement, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, has agreed to use their best efforts to:

•	cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

•

keep the other party reasonably informed of any communication received by such party from, or given by such party to the FTC, the Antitrust Division of the DOJ, the Canadian Competition Bureau, or the CCB, or any other governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the Merger Agreement; and

•

permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, the CCB or any other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ, the CCB or such other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

If any objections are asserted with respect to the transactions contemplated by the Merger Agreement under any law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ, the CCB or any other applicable governmental authority or any private party challenging any of the transactions contemplated by the Merger Agreement as violative of any law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, each party has agreed:

•	to use its best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by the Merger Agreement as promptly as reasonably practicable; and

•

to become subject to, consent and agree to, and otherwise take any action with respect to, any requirement (including any condition, limitation, understanding, agreement, order to sell, hold separate and otherwise dispose of, and to conduct, restrict, operate, invest and otherwise change the assets or business of the Company or any subsidiary in any manner) unless such action would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company as of the effective time of the merger.

In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental authority or private party challenging the merger or any other transaction contemplated by the Merger Agreement, or any other agreement contemplated thereby, each party has agreed to cooperate in all respects with each other and to use its respective best efforts to contest and resist such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement.

The parties have agreed that in no event will the Company or any of its subsidiaries be required to pay, prior to the effective time of the merger, any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the merger under any contract other than de minimis amounts or amounts that are advanced or simultaneously reimbursed by Parent.

Further, Parent has agreed not to, nor permit any of its subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any business combination) which could reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the merger or any of the other transactions contemplated by the Merger Agreement or observe or perform any of their obligations thereunder.

Gaming Approvals

Parent and Merger Sub have also agreed to use best efforts:

•

to, as promptly as practicable, obtain all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any gaming authority required to permit the parties to consummate the transactions contemplated by the Merger Agreement or necessary to permit Parent to own and operate the Company;

•	to avoid any action or proceeding by any gaming authority challenging the consummation of the transactions contemplated by the Merger Agreement;

•

to make or cause to be made all necessary filings, and thereafter make or cause to be made any other required submissions with respect to the Merger Agreement and the transactions contemplated thereby, as required under the gaming laws;

•	to schedule and attend (or cause to be scheduled and attended) any hearings or meetings with gaming authorities to obtain the necessary gaming approvals as promptly as possible; and

•	to comply with the terms and conditions of any and all of the foregoing as necessary to obtain the necessary gaming approvals.

The parties have agreed that such efforts will include but not be limited to:

•

restructuring or committing to restructure Parent’s or the surviving corporation’s capital structure, to the extent practicable without having a material adverse impact on the value of and returns on Parent’s or its affiliates’ equity investment;

•

replacing or issuing non-voting equity (to the extent such replacement or issuance would cure the problem by preventing a person required to be licensed under the gaming laws from having any influence, directly or indirectly, over Parent or the surviving corporation) to one or more persons required to be licensed under the gaming laws who are preventing or materially delaying the receipt of the necessary gaming approvals;

•	agreeing to divest assets or operations to the extent practicable without having a material adverse impact on the value of and returns on Parent’s or its affiliates’ equity investment;

•

upon the closing of the merger, placing in trust assets or operations in those gaming jurisdictions which permit such action or agreeing to permit assets or operations to operate without interference from Parent, pending obtaining control upon subsequent regulatory approval; and

•

accepting operating restrictions on the surviving corporation to the extent practicable without having a material adverse impact on the value of and returns on Parent’s or its affiliates’ equity investment.

Parent and Merger Sub have also agreed to cause all persons who are associated or affiliated with them or their affiliates who are, in the view of the applicable gaming authorities, required to be licensed under applicable gaming laws in order to consummate the transactions contemplated by the Merger Agreement, to submit to the licensing process and, as promptly as reasonably practicable, to prepare and file all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders for all gaming authorities. Parent and its representatives and affiliates have agreed to use best efforts to:

•

file or cause to be filed (x) within 60 calendar days of June 15, 2007, all required initial applications and documents in respect of officers and directors, affiliates or holders of equity in Parent or its affiliates, as applicable, in connection with obtaining the necessary gaming approvals and (y) as promptly as practicable after the date hereof, all other required applications and documents in connection with obtaining the necessary gaming approvals;

•	request or cause to be requested an accelerated review from the gaming authorities in connection with such filings;

•	act diligently and promptly to pursue the gaming approvals;

•	cooperate with the Company in connection with the making of all gaming filings; and

•

keep the Company reasonably informed of the status of Parent’s application for gaming approvals and its activities related to obtaining the necessary gaming approvals, including promptly advising the Company upon receiving any communication from any gaming authority that causes Parent or Merger Sub to believe that there is a reasonable likelihood that any required gaming approval will not be obtained or that the receipt of any such approval will be materially delayed.

The Company has agreed to, and to cause its directors, officers, employees and subsidiaries to, use best efforts in working with Parent and Parent’s counsel to obtain the necessary gaming approvals.

Other Covenants

The Company and the other parties to the Merger Agreement have agreed to various other covenants in the Merger Agreement. Some of these covenants are mutual, while others have been made only by either the Company on one hand or Parent and/or Merger Sub on the other hand.

The mutual covenants include, but are not limited to:

•

taking all actions necessary so that no takeover law is or becomes applicable to restrict or prohibit the merger or any of the other transactions contemplated by the Merger Agreement, and, in the event that any takeover law is or becomes applicable to restrict or prohibit the merger or any of the other transactions contemplated by the Merger Agreement, taking all action necessary so that the transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimizing the effect of such takeover law;

•

except with respect to a decision by the Board of Directors of the Company to withdraw or modify its approval or recommendation of the Merger Agreement pursuant to the terms of the Merger Agreement or any related action taken by the Company pursuant to the non-solicitation provisions of the Merger Agreement, using reasonable efforts to consult the other party before issuing any press release or making any public announcement primarily relating to the Merger Agreement or the transactions contemplated thereby; and

•

using reasonable efforts to promptly notify the other party of (a) the receipt of any notice or other communication alleging that a material consent is or may be required in connection with the transactions contemplated by the Merger Agreement, (b) the receipt of any material notice or other communication from any governmental authority in connection with the transactions contemplated by the Merger Agreement and (c) learning of any actions, suits, claims, investigations or proceedings commenced against, or affecting such party that, if they were pending on the date of the Merger Agreement, would have been required to be disclosed pursuant to the Merger Agreement or which relate to the consummation of the transactions contemplated by the Merger Agreement.

The covenants that the Company made include, but are not limited to:

•

taking all action necessary to duly call, give notice of, convene and hold the special meeting as promptly as reasonably practicable after the SEC confirms that it has no further comments on this proxy statement, provided that the Company is not obligated to convene the special meeting in the event that the Board of Directors has withdrawn or modified its approval or recommendation of the Merger Agreement pursuant to the terms of the Merger Agreement;

•

subject to the right of the Board of Directors of the Company to withdraw or modify its recommendation that the Company’s shareholders approve and adopt the Merger Agreement, using commercially reasonable efforts to solicit the approval and adoption of the Merger Agreement by the Company’s shareholders;

•

except to the extent that the Board of Directors of the Company has withdrawn or modified its approval or recommendation of the Merger Agreement pursuant to the terms of the Merger Agreement, including in this proxy statement the recommendation of the Board of Directors of the Company that the shareholders of the Company approve and adopt the Merger Agreement;

•

preparing and filing this proxy statement with the SEC as promptly as reasonably practicable and using commercially reasonable efforts to mail this proxy statement to the Company shareholders as promptly as reasonably practicable; and

•

subject to certain restrictions and limitations, providing Parent and Merger Sub and their representatives with access to the offices, properties, books and records and documents of the Company and its subsidiaries.

The covenants that Parent and/or Merger Sub made include, but are not limited to:

•

cooperating with the Company in connection with the preparation of this proxy statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in this proxy statement under applicable law.

Expenses

Costs and expenses incurred in connection with the Merger Agreement are to be paid by the party incurring such cost or expense, except as otherwise provided in the Merger Agreement, including as described under “—Termination Fees” beginning on page 82. The Company, however, is liable for and shall pay any tax imposed on its shareholders in respect of assets that are owned directly or indirectly by the Company.

Remedies

Parent and Merger Sub Remedies

Parent’s and Merger Sub’s right to terminate the Merger Agreement and receive the termination fee and, as applicable, the Parent expenses, is the sole and exclusive monetary remedy of Parent and Merger Sub against the Company and its subsidiaries and their respective affiliates, shareholders, partners, members, directors, officers or agents, except that if Parent terminates the Merger Agreement as a result of a breach of a covenant or agreement or other intentional breach on the part of the Company, the sole and exclusive monetary remedy of Parent and Merger Sub, if any, against the Company and its subsidiaries and any of their respective affiliates, shareholders, partners, members, directors, officers and agents shall be from the Company, and in such event the Company shall not be directly or indirectly liable for losses and damages arising from or in connection therewith in an aggregate amount in excess of the termination fee. Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement by the Company or to enforce specifically the obligations of the Company under the Merger Agreement. Whether or not Parent or Merger Sub seeks specific performance, in no event shall Parent or Merger Sub be entitled to damages in excess of the amount of the termination fee.

Upon the payment by the Company of the termination fee, the Parent expenses or amounts payable as a result of a breach of a covenant or agreement or other intentional breach on the part of the Company, none of the Company and its Subsidiaries or any of their respective affiliates, shareholders, partners, members, directors, officers or agents shall have any further monetary liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement.

Company Remedies

The Company’s right to terminate the Merger Agreement and receive the reverse termination fee or other amounts payable pursuant to the Merger Agreement shall be the sole and exclusive monetary remedy of the Company and its subsidiaries against Parent, Merger Sub and any of their respective affiliates, shareholders, partners, members, directors, officers or agents. The Company shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement by Parent or Merger Sub, or to enforce specifically the obligations of Parent or Merger Sub under the Merger Agreement, including Parent’s obligation to cause the equity financing to be funded at the closing if all of the mutual closing conditions and all of Parent’s and Merger Sub’s closing conditions are satisfied (or are capable of being satisfied upon the closing). Whether or not the Company seeks specific performance pursuant to the foregoing provision or otherwise, in no event shall the Company be entitled to damages in an amount in excess of the reverse termination fee.

Upon payment of the reverse termination fee or other amounts payable pursuant to the Merger Agreement, none of the Parent or Merger Sub or any of their respective affiliates, shareholders, partners, members, directors, officers or agents shall have any further monetary liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement.

Amendment; Waiver

The Merger Agreement may be amended by the parties at any time prior to the effective time. After approval and adoption of the Merger Agreement by the Company’s shareholders, however, no amendment may be made which under applicable law requires the further approval of the Company’s shareholders without such further approval. In addition, at any time prior to the effective time, any party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

INFORMATION ABOUT PENN NATIONAL

Selected Financial Data

The following table sets forth our historical selected financial data as of and for the fiscal years ended on December 31, 2002, 2003, 2004, 2005 and 2006 and as of and for the six months ended June 30, 2006 and June 30, 2007. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements, the related notes and selected financial information filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007. Financial data as of and for the six-month periods ended June 30, 2006 and June 30, 2007, and the selected ratios are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

	Six Months Ended		Year Ended December 31,
	June 30, 2007	June 30, 2006	2006	2005 (1)	2004	2003 (2)	2002 (3)
	(in thousands, except per share data)
Income statement data: (4)
Net revenues	$1,221,502	$1,085,575	$2,244,547	$1,369,105	$1,105,290	$980,520	$608,327
Total operating expenses	968,302	834,837	1,666,706	1,125,557	891,510	803,985	510,083

Income from continuing operations	253,200	250,738	577,841	243,548	213,780	176,535	98,244
Other expenses, net	(102,823)	(103,386)	(207,909)	(101,778)	(76,152)	(76,878)	(52,381)

Income from continuing operations before income taxes	150,377	147,352	369,932	141,770	137,628	99,657	45,863
Taxes on income	69,137	62,674	156,852	54,593	50,288	37,463	17,534

Net income from continuing operations	81,240	84,678	213,080	87,177	87,340	62,194	28,329
Income (loss) from discontinued operations	—	—	114,008	33,753	(15,856)	(10,723)	2,534

Net income	$81,240	$84,678	$327,088	$120,930	$71,484	$51,471	$30,863

Per share data: (5)
Earnings (loss) per share—Basic
Income from continuing operations	$0.96	$1.01	$2.53	$1.05	$1.09	$0.79	$0.38
Discontinued operations, net of tax	—	—	1.35	0.41	(0.20)	(0.14)	0.03

Basic earnings per share	$0.96	$1.01	$3.88	$1.46	$0.89	$0.65	$0.41

Earnings (loss) per share—Diluted
Income from continuing operations	$0.93	$0.98	$2.46	$1.02	$1.05	$0.77	$0.36
Discontinued operations, net of tax	—	—	1.32	0.39	(0.19)	(0.14)	0.03

Diluted earnings per share	$0.93	$0.98	$3.78	$1.41	$0.86	$0.63	$0.39

Weighted shares outstanding—Basic	85,034	83,991	84,229	82,893	80,510	78,946	75,550
Weighted shares outstanding—Diluted	87,784	86,435	86,634	85,857	83,508	81,224	78,188
Book value per share	$11.91	$7.98	$10.82	$6.56	$4.89	$3.90	$3.15

Other data:
Net cash provided by operating activities	$276,897	$74,808	$281,809	$150,475	$197,164	$140,779	$101,641
Net cash used in investing activities	(394,198)	(117,062)	(302,341)	(1,978,800)	(67,114)	(331,607)	(102,064)
Net cash provided by (used in) financing activities	108,380	39,952	56,427	1,873,221	(124,177)	217,459	18,312
Depreciation and amortization	72,980	57,446	123,951	72,531	65,785	57,471	34,518
Interest expense	99,649	96,195	196,328	89,344	75,720	76,616	42,104
Capital expenditures	155,102	118,055	408,883	121,135	68,957	56,733	88,533
Balance sheet data:
Cash and cash equivalents (6)	$159,594	$130,318	$168,515	$132,620	$87,620	$81,567	$54,536
Total assets	4,732,942	4,273,849	4,514,082	4,190,404	1,632,701	1,609,599	765,480
Total debt (6)	2,945,449	2,807,405	2,829,448	2,786,229	858,909	990,123	375,018
Shareholders’ equity	1,020,542	676,305	921,163	546,543	398,092	309,878	247,000
Fixed charge ratio	2.31	2.38	2.62	2.22	2.69	2.22	1.79

(1)	Reflects the operations of Argosy properties since the October 1, 2005 acquisition effective date.
(2)	Reflects the operations of the Hollywood Casino properties since the March 1, 2003 acquisition effective date.
(3)	Reflects operations included since the April 25, 2002 acquisition of Bullwhackers.
(4)	For purposes of comparability, certain prior year amounts have been reclassified to conform to the current year presentation.
(5)	Per share data has been retroactively restated to reflect the increased number of common stock shares outstanding as a result of March 7, 2005 and June 25, 2002 stock splits.
(6)	Does not include discontinued operations.

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated.

	Six Months Ended		Year Ended December 31,
	June 30, 2007	June 30, 2006	2006	2005	2004	2003	2002
Earnings
Pre-tax income from continuing operations, before income or loss from equity investees	$150,012	$146,365	$370,720	$140,315	$135,994	$97,832	$43,898

Add:
Fixed charges	$110,613	$103,831	$223,727	$114,183	$82,125	$80,425	$53,818
Amortization of capitalized interest	$369	$133	$502	$222	$166	$146	$90
Distributed income of equity investees	$—	$—	$—	$—	$3,112	$790	$—

Less:
Interest capitalized	$5,700	$3,300	$8,000	$1,500	$400	$300	$1,600

Total	$255,294	$247,029	$586,949	$253,220	$220,997	$178,893	$96,206

Fixed Charges
Interest expensed and capitalized (includes amortized premiums, discounts and capitalized expenses)	$105,349	$99,495	$204,328	$90,844	$76,120	$76,916	$43,704
Loss on early extinguishment of debt	$—	$—	$10,022	$18,039	$3,767	$1,310	$7,924
An estimate of interest within rental expense	$5,264	$4,336	$9,377	$5,300	$2,238	$2,199	$2,190

Total	$110,613	$103,831	$223,727	$114,183	$82,125	$80,425	$53,818

Fixed Charge Ratio	2.31	2.38	2.62	2.22	2.69	2.22	1.79

Net Book Value

Our net book value per share as of June 30, 2007 was $11.91, which is substantially below the $67.00 per share cash merger consideration.

MARKET PRICES OF THE COMPANY COMMON STOCK

The Company shares are listed and traded on the NASDAQ under the symbol “PENN.” The following table sets forth the closing high and low sales prices per share of Company common stock on the NASDAQ for the periods indicated as reported on [            ].

Market Information

	Common Stock
	High	Low
Fiscal Year Ended December 31, 2005:
1st Quarter (ended March 31)	$34.84	$28.74
2nd Quarter (ended June 30)	36.61	29.75
3rd Quarter (ended September 30)	38.60	31.00
4th Quarter (ended December 31)	33.52	26.30

Fiscal Year Ended December 30, 2006:
1st Quarter (ended March 31)	42.48	30.95
2nd Quarter (ended June 30)	43.59	35.00
3rd Quarter (ended September 30)	39.09	31.01
4th Quarter (ended December 31)	41.99	36.57

Fiscal Year Ending December 31, 2007:
1st Quarter (ended March 31)	47.25	40.22
2nd Quarter (ended June 30)	63.29	42.56
3rd Quarter (ended September 30)	61.00	54.40
4th Quarter (ended December 31)

The closing sale price of a share of Company common stock on the NASDAQ on June 14, 2007, the last trading day before the Company announced the execution of the Merger Agreement (but following public reports regarding a possible sale of the Company), was $51.14 per share. On             , 2007, the last trading day before this proxy statement was printed, the closing price for Company shares on the NASDAQ was $             per share. You are encouraged to obtain current market quotations for the Company common stock in connection with voting your Company shares.

Since the Company’s initial public offering of common stock in May 1994, it has not paid any cash dividends on its common stock. The Company does not anticipate paying cash dividends on its common stock for the foreseeable future.

NO RIGHTS OF APPRAISAL OR DISSENTERS’ RIGHTS

Under Pennsylvania law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are listed on a national securities exchange, quoted on the NASDAQ or held beneficially or of record by more than 2,000 persons. Consequently, because shares of the Company’s common stock are quoted on NASDAQ, you will not have the right to exercise dissenters’ rights. If the Merger Agreement is approved and adopted and the merger is completed, shareholders who voted against the approval and adoption of the Merger Agreement will be treated the same as shareholders who voted for the approval and adoption of the Merger Agreement and their shares will automatically be converted into the right to receive the merger consideration.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of September 30, 2007, by each person known to the Company to own beneficially more than 5% of the Company’s outstanding common stock, each director, the CEO and each of the four other most highly compensated executive officers of the Company and all of the executive officers and directors of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them except as otherwise shown in the footnotes to the table. Unless otherwise indicated in the footnotes to the table, the address of each such person is c/o the Company, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610.

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007, are deemed outstanding for computing the percentage beneficially owned by such holder, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table. The percentage for each beneficial owner is calculated based on (i) the aggregate number of shares reported to be owned by such group or individual and (ii) the aggregate number of shares of common stock outstanding as of September 30, 2007 (86,634,734 shares).

Name and Address	Number of Shares Beneficially Owned	Percentage of Class
Peter M. Carlino(1)(2)	11,822,603	13.57%
Peter D. Carlino(1)(3)	10,043,414	11.59%
Richard J. Carlino(1)(4)	9,553,607	11.03%
David E. Carlino(1)(4)	9,568,459	11.05%
Carlino Family Trust(1)	9,533,604	11.00%
Harold Cramer(1)(5)	10,178,316	11.74%
David A. Handler(6)	172,500	*
John M. Jacquemin(6)	99,900	*
Robert P. Levy(7)	14,100	*
Barbara Z. Shattuck(8)	63,805	*
William J. Clifford(6)(9)	477,500	*
Leonard M. DeAngelo(6)(9)	519,944	*
Jordan B. Savitch(6)(9)	199,260	*
Robert S. Ippolito(6)(9)	187,400	*
Kevin DeSanctis	400,000	*
All executive officers and directors as a group (10 persons)(6)(9)	14,201,724	16.02%
Akre Capital Management, LLC(10)	7,360,937	8.50%
Parent, Merger Sub and Fortress/Centerbridge as a group	0	*

Notes to Security Ownership of Principal

Shareholders and Management Table

*	Less than 1%.
1.	9,533,604 shares of the Company’s common stock are owned by an irrevocable trust, which is referred to as the Carlino Family Trust, among Peter D. Carlino, his eight children and the former spouse of one of his children, as settlors, and certain trustees, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters. Peter D. Carlino, Peter M. Carlino, David E. Carlino, Richard J. Carlino and Harold Cramer have shared investment power and shared voting power with respect to certain matters.

2.	The number of shares in the table includes 9,533,604 shares owned by the Carlino Family Trust, 452,997 shares owned by the Grantor Retained Annuity Trust of Peter M. Carlino dated September 23, 2005 of which Peter M. Carlino is the trustee and has sole voting and investment power, 473,755 shares owned by the 2006 Grantor Retained Annuity Trust of Peter M. Carlino dated May 19, 2006 of which Peter M. Carlino is the trustee and has sole voting and investment power, 263,003 shares owned by the 2007 Grantor Retained Annuity Trust of Peter M. Carlino dated June 14, 2007 of which Peter M. Carlino is the trustee and has sole voting and investment power, 126,491 shares owned jointly with Mr. Carlino’s wife, 266,453 shares owned by Mr. Carlino’s wife, 220,000 shares of restricted stock under which Mr. Carlino has voting rights but his disposition rights are currently restricted, and 486,300 shares that may be acquired upon the exercise of outstanding options.
3.	The number of shares in the table includes 9,533,604 shares owned by the Carlino Family Trust and 502,212 shares owned by a marital trust for the benefit of Peter D. Carlino and by a residuary trust for the benefit of Peter D. Carlino and Peter D. Carlino’s children as to both of which Peter D. Carlino has shared investment power and shared voting power.
4.	The number of shares in the table includes 9,533,604 shares of common stock owned by the Carlino Family Trust.
5.	The number of shares in the table includes 9,533,604 shares owned by the Carlino Family Trust, an aggregate of 502,212 shares owned by a marital trust for the benefit of Peter D. Carlino and by a residuary trust for the benefit of Peter D. Carlino and Peter D. Carlino’s children as to both of which Harold Cramer has shared investment power and shared voting power and 82,500 shares that may be acquired upon the exercise of outstanding options.
6.	Includes shares that may be acquired upon the exercise of outstanding options, as follows: William J. Clifford, 390,338 shares; Leonard M. DeAngelo, 450,112 shares; Jordan B. Savitch, 167,260 shares; Robert S. Ippolito, 133,946 shares; David A. Handler, 142,500 shares; and John M. Jacquemin, 97,500 shares; and all executive officers and directors as a group, 1,904,942 shares.
7.	Includes 7,500 shares that may be acquired upon the exercise of outstanding options and 600 shares owned by Mr. Levy’s spouse, as to which shares Mr. Levy disclaims beneficial ownership.
8.	Includes 52,500 shares that may be acquired upon the exercise of outstanding options and 2,000 shares owned by Ms. Shattuck’s spouse, as to which shares Ms. Shattuck disclaims beneficial ownership.
9.	Includes restricted shares issued as follows: William J. Clifford, 40,000 shares; Leonard M. DeAngelo, 40,000 shares; Jordan B. Savitch, 20,000 shares; Robert S. Ippolito, 20,000 shares; and all executive officers and directors as a group, 340,000 shares, under which each of them has voting rights but his disposition rights are currently restricted.
10.	According to their 13G/A filed with the SEC on February 15, 2007, consists of shares beneficially owned as of December 31, 2006 by Akre Capital Management, LLC, which is referred to as ACM, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and Chares T. Akre, Jr., and represents shares to which ACM and Mr. Akre have shared voting and dispositive power. Mr. Akre is the managing member of ACM. The address of ACM and Mr. Akre is 2 West Marshall Street, P.O. Box 998, Middleburg, VA 20118.

SHAREHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings.

The Company does not expect to hold an annual meeting of shareholders in 2008 if the merger is completed. If the merger is not completed, shareholder proposals intended to be included in the Company’s proxy statement for the 2008 annual meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by the Company no later than January 2, 2008. Proposals for the 2008 annual meeting of shareholders submitted outside the processes of Rule 14a-8 will be considered untimely for purposes of Rule 14a-4(c) of the Exchange Act if not received by the Company by January 2, 2008. Proposals should be sent to the Company’s principal executive office, Wyomissing Professional Center, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, directed to the attention of the Secretary.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made in connection with the merger to grant unaffiliated shareholders access to the corporate files of Penn National, any other party to the merger or any of their respective affiliates or to obtain counsel or appraisal services at the expense of Penn National or any other such party or affiliate.

OTHER MATTERS

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, or by toll-free telephone at (877) 750-9498, or to Penn National Gaming, Inc., 825 Berkshire Blvd., Suite 200, Wyomissing, PA 19610, Attention: Secretary, or by telephone at (610) 373-2400.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, our Secretary, at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

Station Place

100 F Street, N.W.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Station Place, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. You may also retrieve this information from our website at www.pngaming.com. Information contained on our website is not incorporated in or made a part of this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Penn National Gaming, Inc., 825 Berkshire Blvd., Suite 200, Wyomissing, PA 19610, Attention: Secretary, or by telephone at (610) 373-2400, or, to our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, or by toll-free telephone at (877) 750-9498. If you would like to request documents, please do so by [•], 2007, in order to receive them before the special meeting.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. We incorporate by reference the documents listed below:

Commission file number 0-24206	Period
Annual Report on Form 10-K	Year Ended December 31, 2006
Quarterly Report on Form 10-Q	Quarters Ended March 31, 2007, June 30, 2007

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated,             , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PENN NATIONAL GAMING, INC.,

PNG ACQUISITION COMPANY INC.

AND

PNG MERGER SUB INC.

June 15, 2007

A-i

A-ii

Annex A – Surviving Corporation Articles of Incorporation

Annex B – Surviving Corporation Bylaws

Annex C – Surviving Corporation Directors

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 15th day of June, 2007 by and among PENN NATIONAL GAMING, INC., a Pennsylvania corporation (the “Company”), PNG ACQUISITION COMPANY INC., a Delaware corporation (“Parent”), and PNG MERGER SUB INC., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

A. The parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct or indirect wholly owned subsidiary of Parent (the “Surviving Corporation”). The Surviving Corporation shall retain the name of the Company.

B. The Board of Directors of the Company has (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and (iii) resolved to recommend that shareholders of the Company approve this Agreement.

C. The respective Boards of Directors of Parent and Merger Sub have unanimously approved this Agreement.

D. In the Merger, subject to the terms of Article II hereof, each share of common stock, $.01 par value per share, of the Company, including any Rights associated therewith (the “Shares”), other than those shares held by Parent, will be converted into the right to receive $67.00 per share in cash, subject to possible increase as provided herein.

E. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

F. This Agreement is intended to constitute the plan of merger required by Section 1927 of the PBCL (as hereinafter defined) for the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“2007 Budget” has the meaning set forth in Section 6.1(f).

“Adjustment Date” has the meaning set forth in Section 2.2(c).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Parent and Merger Sub shall be deemed not to be Affiliates of the Company.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.1(b).

“Book-Entry Share” has the meaning set forth in Section 2.2(c).

“Business Day” means any day other than the days on which banks in New York, New York are required or authorized to close.

“CCB” has the meaning set forth in Section 7.2(b).

“Certificate” has the meaning set forth in Section 2.2(c).

“Closing” has the meaning set forth in Section 2.1(d).

“Closing Date” has the meaning set forth in Section 2.1(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 7.4(g)(i).

“Company Benefit Plan” means each Employee Benefit Plan (other than any multiemployer plan within the meaning of ERISA Section 3(37)) and all stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, employment, change-in-control, fringe benefit, bonus, incentive, pension, profit sharing, medical, deferred compensation and other material Employee Benefit Plans, agreements, programs, policies, practices or other arrangements, whether or not subject to ERISA, under which any Company Employee has any present or future right to benefits, maintained or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any present or future liability.

“Company Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Company Equity Awards” means Company Options and Company Restricted Shares.

“Company Intellectual Property” has the meaning set forth in Section 4.19.

“Company Options” means outstanding options to acquire Shares from the Company granted to Company Employees under the Company Stock Plans or otherwise.

“Company Proxy Statement” means the proxy statement, together with any amendments or supplements thereto and any other related proxy materials, relating to the approval of this Agreement by the Company’s shareholders prepared in accordance with applicable Law.

“Company Restricted Shares” has the meaning set forth in Section 2.2(e).

“Company SEC Reports” has the meaning set forth in Section 4.6(a).

“Company Securities” has the meaning set forth in Section 4.5(b).

“Company Shareholder Meeting” has the meaning set forth in Section 7.1(a).

“Company Stock Plans” means the 2007 Employees Long Term Incentive Compensation Plan, 2007 Long Term Incentive Compensation Plan For Non-Employee Directors, 2003 Long Term Incentive Compensation Plan and 1994 Stock Option Plan.

“Compensation” has the meaning set forth in Section 7.8(a).

“Confidentiality Agreements” means the Confidentiality Agreement, dated April 23, 2007, between the Company and Fortress Investment Group LLC and the Confidentiality Agreement, dated April 23, 2007, between the Company and Centerbridge Associates, L.P.

“Consent Solicitation” has the meaning set forth in Section 7.13(a).

“Contract” has the meaning set forth in Section 4.4.

“Current Employee” has the meaning set forth in Section 7.8(a).

“Current Policies” has the meaning set forth in Section 7.5(a).

“Damages” has the meaning set forth in Section 7.5(a).

“Debt Financing” has the meaning set forth in Section 5.7.

“Debt Financing Commitments” has the meaning set forth in Section 5.7.

“Debt Tender Offer” has the meaning set forth in Section 7.13(a).

“Disbursing Agent” has the meaning set forth in Section 2.3(a).

“DOJ” has the meaning set forth in Section 7.2(b).

“Dual Voting Structure” has the meaning set forth in Section 5.8.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“Employment Agreement” means any employment, severance, retention, termination, indemnification, change in control or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee of the Company or any of its Subsidiaries, on the other hand.

“End Date” has the meaning set forth in Section 9.1(b)(i).

“Environment” has the meaning set forth in Section 4.18(b).

“Environmental Law” has the meaning set forth in Section 4.18(b).

“Environmental Permits” has the meaning set forth in Section 4.18(a).

“Equity Financing” has the meaning set forth in Section 5.7.

“Equity Financing Commitments” has the meaning set forth in Section 5.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.14(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” has the meaning set forth in Section 7.4(b).

“Financing” has the meaning set forth in Section 5.7.

“Financing Commitments” has the meaning set forth in Section 5.7.

“FTC” has the meaning set forth in Section 7.2(b).

“Gaming Approvals” has the meaning set forth in Section 7.2(e).

“Gaming Authority” means any Governmental Authority with regulatory control or jurisdiction over casino, pari-mutuel, lottery or other gaming activities and operations.

“Gaming Law” means, with respect to any Person, any Law governing or relating to any current or contemplated casino, pari-mutuel, lottery or other gaming activities and operations of such Person and its Subsidiaries, including, the rules and regulations established by any Gaming Authority.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or any government or political subdivision thereof, in each case, whether national, federal, tribal, provincial, state, regional, local or municipal.

“Hazardous Materials” has the meaning set forth in Section 4.18(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indenture” has the meaning set forth in Section 7.13(a).

“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines or interpretations having the force of law, Permits, rules and bylaws, in each case, of a Governmental Authority.

“Lazard” has the meaning set forth in Section 4.10.

“Licensed Persons” has the meaning set forth in Section 7.2(f).

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Limited Guarantee Provisions” has the meaning set forth in Section 5.7.

“Material Adverse Effect on the Company” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, except (other than in clauses (A), (B), (C), (D), (H), (I) and (J) below) to the extent such changes have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate, that Material Adverse Effect on the Company shall not be deemed to include any event, change, effect, development, condition or occurrence to the extent resulting from any one or more of the following: (A) changes in general economic conditions, the securities or financial markets, the gaming industry generally or in any specific jurisdiction or regulatory, legislative or other political conditions or developments; (B) public disclosure of this Agreement or the transactions contemplated hereby, including the identity and/or structure of Parent and its Affiliates; (C) any taking of any action specifically required by this Agreement; (D) changes in Law (other than a change in Law enacted by the State of Illinois, the State of Indiana, the State of West Virginia or the Commonwealth of Pennsylvania prohibiting all gaming activities which are currently permitted therein) or GAAP, or the interpretation thereof; (E) any outbreak or escalation of hostilities or war or any act of terrorism; (F) any weather-related or other force majeure event; (G) any outbreak of illness or other public health-related event; (H) any divestiture or disposition of any assets or operations of the Company or any of its Subsidiaries which, as of the date hereof, the Company and its Subsidiaries have committed to make to satisfy any Gaming Authority or which is disclosed in the Company Disclosure Letter; (I) changes in the share price or trading volume of the Shares or the failure of the Company to meet projections or forecasts (unless due to a circumstance which would separately constitute a Material Adverse Effect on the Company); or (J) any litigation alleging breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement.

“Material Contract” has the meaning set forth in Section 4.21(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.2(c).

“Merger Shares” has the meaning set forth in Section 2.2(c).

“Merger Sub” has the meaning set forth in the Preamble.

“New Financing Commitments” has the meaning set forth in Section 7.9(c).

“No-Shop Period Start Date” has the meaning set forth in Section 7.4(a).

“Notes” has the meaning set forth in Section 7.13(a).

“Owned Real Property” has the meaning set forth in Section 4.20(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” has the meaning set forth in the preamble to Article V.

“Parent Expenses” has the meaning set forth in Section 9.2(e).

“Parent Plan” has the meaning set forth in Section 7.8(b).

“PBCL” has the meaning set forth in Section 2.1(a).

“Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority (including any Gaming Authority) possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of the Company or its Subsidiaries.

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings or with respect to which there remains an opportunity to contest; or (iii) the Real Property Leases; (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company SEC Report filed prior to the date of this Agreement; and (ix) any other Liens that do not secure a liquidated amount and that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture, group or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Real Property Leases” has the meaning set forth in Section 4.20(b).

“Recommendation” has the meaning set forth in Section 7.1(a).

“Recommendation Withdrawal” has the meaning set forth in Section 7.4(d).

“Release” has the meaning set forth in Section 4.18(b).

“Representatives” has the meaning set forth in Section 7.4(a).

“Required Financial Information” has the meaning set forth in Section 7.9(a).

“Requisite Shareholder Vote” has the meaning set forth in Section 4.2(a).

“Restraint” has the meaning set forth in Section 8.1(d).

“Reverse Termination Fee” means $200 million.

“Rights” has the meaning set forth in the Rights Agreement.

“Rights Agreement” has the meaning set forth in Section 4.12.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.6(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

“Subsidiary Securities” has the meaning set forth in Section 4.5(c).

“Superior Proposal” has the meaning set forth in Section 7.4(g)(ii).

“Surviving Corporation” has the meaning set forth in the Recitals.

“Takeover Statute” has the meaning set forth in Section 4.12.

“Tax” means all U.S. Federal, state, local, foreign and other taxes (including withholding taxes), assessments, levies, imposts and other governmental charges of any kind or nature whatsoever, together with any interest, penalties or additions imposed with respect thereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document required to be filed with a Governmental Authority with respect to Taxes, including any amendments or supplements to any of the foregoing.

“Termination Fee” means $100 million if the Termination Fee becomes payable in connection with a transaction with an Excluded Party and $200 million in all other circumstances.

“Vessels” means the vessels owned by the Company or any of its Subsidiaries and listed on Section 4.20(a) of the Company Disclosure Letter.

Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Annexes or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Annexes or Schedules, to this Agreement, unless the context expressly provides otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules and Annexes) and not to any particular provision of this Agreement.

ARTICLE II

THE MERGER

Section 2.1. The Merger.

(a) At the Effective Time, in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall survive the Merger as a direct or indirect wholly owned subsidiary of Parent.

(b) On the Closing Date, the Company and Merger Sub shall file the Articles of Merger (the “Articles of Merger”) executed in accordance with, and containing such information as is required by, the relevant provisions of the PBCL with the Department of State of the Commonwealth of Pennsylvania. The Merger shall become effective at such time as the Articles of Merger have been accepted for record by the Department of State of the Commonwealth of Pennsylvania or at such other, later date and time as is agreed between the parties and specified in the Articles of Merger in accordance with the relevant provisions of the PBCL (such date and time is hereinafter referred to as the “Effective Time”).

(c) The Merger shall generally have the effects set forth in Section 1929, and any other applicable provisions, of the PBCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(d) The closing of the Merger (the “Closing”) shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or (ii) at such other place and at such date and time as the Company and Parent may agree (the actual date of the Closing, the “Closing Date”), as soon as reasonably practicable but, in any event, no later than the seventh Business Day after the day on which the last condition to the Merger set forth in Article VIII is satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions).

Section 2.2. Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of the Shares:

(a) Each Share held by the Company as treasury stock or owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time (including Shares acquired by Parent immediately prior to the Effective Time), if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(b) Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Parent (or its parent entity) shall be recapitalized effective as of the Effective Time to implement the Dual Voting Structure. The voting shares issuable by Parent (or its parent entity) shall be held by one or more Delaware limited liability companies owned by the Licensed Persons, and the non-voting shares issuable by Parent (or its parent entity) shall be held indirectly through one or more Delaware limited liability companies held by equity providers.

(c) Each Share (including any Company Restricted Shares, except as provided in Section 2.2(e)) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.2(a)) automatically shall be canceled and converted into the right to receive $67.00 in cash (as adjusted by the last sentence of this Section 2.2(c) if applicable, the “Merger Consideration”), without interest, payable to the holder thereof upon surrender of the certificate (a “Certificate”) or the book-entry share (a “Book-Entry Share”) formerly representing such Share in the manner provided in Section 2.3. Such Shares (including any Company Restricted Shares, except for those which, in accordance with Section 2.2(e), are not cancelled and converted into the right to receive the Merger Consideration), other than those canceled pursuant to Section 2.2(a) and any Shares owned by a wholly owned Subsidiary of the Company (which Shares shall remain outstanding), sometimes are referred to herein as the “Merger Shares.” In the event that the Effective Time shall not have occurred by June 15, 2008 (the “Adjustment Date”), the $67.00 cash amount per share payable pursuant to the first sentence of this Section 2.2(c) shall be increased for each day after the Adjustment Date through and including the Closing Date, by adding thereto an amount equal to $0.0149 per day.

(d) If, between the date of this Agreement and the Effective Time, the number of outstanding Shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Share and any other dependent items shall be appropriately adjusted to provide the holders of the Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent items, subject to further adjustment in accordance with this Section 2.2(d).

(e) Each Share (other than those canceled pursuant to Section 2.2(a)) outstanding immediately prior to the Effective Time, granted subject to vesting or other lapse restrictions pursuant to the Company Stock Plans or any applicable restricted stock award agreements (collectively, the “Company Restricted Shares”), shall, by virtue of this Agreement and in accordance with Section 2.4(b), vest and become free of such restrictions immediately prior to the Effective Time and, except for Company Restricted Shares as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Company Restricted Shares shall be treated as so agreed, shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.2(c).

(f) The Company Options outstanding immediately prior to the Effective Time shall be treated as provided in Section 2.4.

Section 2.3. Payment of Cash for Merger Shares and Company Options.

(a) Prior to the Closing Date, Parent shall designate a bank or trust company that is reasonably satisfactory to the Company to serve as the disbursing agent for the Merger Consideration and payments in respect of the Company Options (the “Disbursing Agent”). Immediately prior to the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania, Parent will deposit, or will cause to be deposited, with the Disbursing Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time plus any cash necessary to pay for Company Options outstanding immediately prior to the Effective Time pursuant to Section 2.4. Pending distribution of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares and Company Options outstanding immediately prior to the Effective Time and shall not be used for any other purposes; provided, however, that Parent may direct the Disbursing Agent to invest such cash in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $500,000,000, or (iii) commercial paper obligations rated P-1 or A-1 or better by Standard & Poor’s Corporation or Moody’s Investor Services, Inc. Any profit or loss resulting from, or interest and other income produced by, such investments shall be for the account of Parent.

(b) As promptly as practicable after the Effective Time, the Surviving Corporation shall send, or cause the Disbursing Agent to send, to each record holder of Merger Shares as of immediately prior to the Effective Time a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates or Book-Entry Shares will be effected, and risk of loss and title will pass, only upon delivery of the Certificates or Book-Entry Shares to the Disbursing Agent. Upon surrender of such Certificate(s) or Book-Entry Share(s) to the Disbursing Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Disbursing Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, without interest. Until so surrendered and exchanged, each such Certificate or Book-Entry Share shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration in respect of such Certificate or Book-Entry Share, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding Certificate or Book-Entry Share in respect thereof.

(c) If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate(s) or Book-Entry Share(s) surrendered in exchange therefor, it shall be a condition to such payment that the Certificate(s) or Book-Entry Share(s) so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the satisfaction of the Disbursing Agent that such stock transfer taxes have been paid or are not payable.

(d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Disbursing Agent, such Shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) If any cash deposited with the Disbursing Agent remains unclaimed twelve months after the Effective Time, such cash shall be returned to Parent or the Surviving Corporation upon demand, and any holder who has not surrendered such holder’s Certificate(s) or Book-Entry Share(s) for the Merger Consideration payable in respect thereof prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Disbursing Agent or any of their respective directors, officers, employees and agents shall be liable to any holder of Certificates or Book-Entry Shares for an amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Certificates or Book-Entry Shares as of the date on which such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f) Except as provided in Section 2.2, from and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

(g) In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be made against the Surviving Corporation or the Disbursing Agent with respect to such Certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

(h) Parent, Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Company Restricted Shares or Company Options pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. To the extent any amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes as having been paid to the holder of the Shares, Company Restricted Shares or Company Options in respect of which such deduction and withholding was made.

Section 2.4. Treatment of Company Options.

(a) As of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be accelerated and become vested and, except for Company Options as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Company Options shall be treated as so agreed, will be canceled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the product of (i) the number of Shares subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, without interest. All payments with respect to canceled Company Options shall be made by the Disbursing Agent as promptly as practicable after the Effective Time from funds deposited by or at the direction of Parent for the purpose of paying such amounts in accordance with Section 2.3(a).

(b) Prior to the Effective Time, the Company and Parent will adopt such resolutions and take such other commercially reasonable actions as are reasonably necessary in order to effectuate the actions contemplated by Section 2.2(e) and this Section 2.4, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation, provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated.

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1. Articles of Incorporation. The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, which shall be in the form attached hereto as Annex A, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; provided, however, that Article I thereof shall read as follows: “The name of the Corporation is Penn National Gaming, Inc.”.

Section 3.2. Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time, which shall be in the form attached hereto as Annex B, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 3.3. Directors and Officers. From and after the Effective Time, (i) the directors of the Surviving Corporation at the Effective Time shall be as specified in Annex C (and such other directors as may be designated by Parent) and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

Section 3.4. Headquarters of the Surviving Corporation. Parent intends to maintain the headquarters of the Surviving Corporation in Wyomissing, Pennsylvania for at least three years after the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the section of the disclosure letter delivered to Parent and Merger Sub by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) that specifically relates to such section, or, if disclosed in another section of the Company Disclosure Letter, is reasonably apparent from the substance of such disclosure to relate to such section, of this Article IV below, or (y) other than in the case of Sections 4.5 and 4.6, as may be disclosed in the Company SEC Reports filed with or furnished to the SEC prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1. Corporate Existence and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction, except where the failure to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has all corporate or similar powers and authority required to own, lease and operate its respective properties and carry on its business as now conducted, except where the failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.2. Corporate Authorization.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Shareholder Vote, to consummate the Merger and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for the approval and adoption of this Agreement by a majority of the votes cast by all shareholders entitled to vote thereon (the “Requisite Shareholder Vote”), no other corporate proceedings on the part of the Company are necessary to approve and adopt this Agreement. The Board of Directors of the Company, at a duly held meeting has (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company and its shareholders, (ii) approved the Merger and the execution, delivery and performance of this Agreement, and (iii) resolved to recommend that the Company shareholders approve and adopt this Agreement and directed that such matter be submitted for the consideration of the shareholders of the Company at the Company Shareholder Meeting.

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

Section 4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not require any consent, approval, authorization or Permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Articles of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) filings with, and approvals by, Gaming Authorities; (iv) compliance with the applicable requirements of the Exchange Act including the filing of the Company Proxy Statement; (v) compliance with the rules and regulations of the NASDAQ Global Select Market; (vi) compliance with the rules of the Ontario Lottery and Gaming Corporation and with any applicable foreign or state securities or Blue Sky laws; and (vii) any such consent, approval, authorization, Permit, action, filing or notification the failure of which to make or obtain would not (A) be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of the Merger or the Company’s ability to observe and perform its material obligations hereunder.

Section 4.4. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of (A) the Company or (B) any of its Subsidiaries; (ii) assuming compliance with the matters referenced in Section 4.3 and the receipt of the Requisite Shareholder Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) require the consent, approval or authorization of, or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except in the case of clauses (i)(B), (ii) and (iii) above, which would not (A) be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of the Merger or the Company’s ability to observe and perform its material obligations hereunder.

Section 4.5. Capitalization.

(a) As of March 31, 2007, the authorized capital stock of the Company consists of:

(i) 200,000,000 Shares, of which 85,464,858 shares were issued and outstanding (including 380,000 outstanding Company Restricted Shares);

(ii) 1,000,000 shares of preferred stock, par value $.01 per share, none of which were issued and outstanding; and

(iii) outstanding Company Options to purchase an aggregate of 8,646,567 Shares, with a weighted average exercise price of $25.15 per share.

All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. As of March 31, 2007, 1,698,800 Shares were held in the treasury of the Company.

(b) Except as set forth in Section 4.5(a) and except for 3,226,975 Shares reserved for issuance pursuant to the Company Stock Plans and except for the Rights, as of the date of this Agreement, there have not been reserved for issuance, and there are no outstanding: (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) Company Options or other rights or options to acquire from the Company, or obligations of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (iv) equity equivalent interests in the ownership or earnings of the Company or other similar rights in respect of the Company (the securities described in clauses (i) through (iv) are collectively referred to herein as the “Company Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or preemptive rights with respect thereto.

(c) The Company or one or more of its Subsidiaries is the record and beneficial owner of the equity interests held by it of each Subsidiary of the Company, free and clear of any Lien other than Permitted Liens. As of the date of this Agreement, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any material payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Subsidiary of the Company. As of the date of this Agreement there are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

(d) From March 31, 2007 to the date of this Agreement, (i) the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and (ii) other than the issuance of Shares upon the exercise of Company Options, neither the Company nor any Subsidiary of the Company has issued, sold or repurchased any Company Securities, and their respective Boards of Directors have not authorized any of the foregoing.

(e) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Company shareholders may vote are outstanding.

Section 4.6. Reports and Financial Statements.

(a) The Company has timely filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2005 (all such forms, reports, statements, certificates and other documents filed with or furnished to the SEC since January 1, 2005, with any amendments thereto, collectively, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects, as of the date filed with the SEC, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports contained, when filed with the SEC and, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports, and (ii) to the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to normal year-end adjustments and other adjustments described therein, including the notes thereto). Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.

(c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed to the knowledge of the Company, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material (unless clearly inconsequential), that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2004, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Report has been so disclosed.

Section 4.7. Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheets (or the related notes thereto) of the Company included in the Company SEC Reports, (ii) liabilities incurred in the ordinary course of business since the date of such balance sheets, and (iii) transactions contemplated by this Agreement, including any Taxes incurred in connection therewith, as of the date hereof, neither the Company nor any of its Subsidiaries has incurred any liability of any nature (whether absolute, accrued or contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or the related notes thereto) of the Company and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.8. Disclosure Documents. The Company Proxy Statement will not, at the date it is first mailed to shareholders of the Company, at the time of any amendments thereof or supplements thereof, and at the time of the Company Shareholder Meeting (other than as to information supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion therein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and any other applicable Law as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement based on information supplied by Parent, Merger Sub or their respective Affiliates expressly for inclusion therein.

Section 4.9. Absence of Certain Changes or Events. Since January 1, 2007, no change, circumstance, event or effect has occurred which has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Between January 1, 2007 and the date hereof, the Company and its

Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice and have not, (A) set aside, made or paid any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock), or authorized, committed or agreed to take any of the foregoing actions, (B) except to the extent required by Law or collective bargaining agreement, adopted, amended in any material respect or terminated any Company Benefit Plan or any other material bonus, severance, insurance pension or other material Employee Benefit Plan, (C) made any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $10 million or more, except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice, (D) made any material change to any of the financial accounting methods, principles or practices used by it, except to the extent required by GAAP or (E) authorized, committed or agreed to take any of the foregoing actions.

Section 4.10. Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or person retained by the Company, except Lazard Frères & Co. LLC (“Lazard”), is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee payable by the Company or any Subsidiary of the Company in connection with any of the transactions contemplated by this Agreement. Prior to the date hereof, the Company furnished Parent with a true and complete copy of the engagement letter entered into between the Company and Lazard.

Section 4.11. Opinion of Financial Advisor. Lazard has delivered to the Board of Directors an opinion to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the shareholders of the Company is fair, from a financial point of view, to such shareholders.

Section 4.12. Anti-Takeover Provisions. No “fair price,” “merger moratorium,” “control share acquisition,” or other anti-takeover or similar statute or regulation (each, a “Takeover Statute”) applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby, except for (i) those which have been made not applicable to this Agreement, the Merger and the other transactions contemplated hereby by valid action of the Board of Directors of the Company prior to the execution and delivery hereof and (ii) those which do not restrict or prohibit this Agreement, the Merger and the transactions contemplated hereby because Parent will be the sole shareholder of the Company upon consummation of the Merger and prior to the implementation of the Dual Voting Structure. Prior to the execution and delivery hereof, the Board of Directors of the Company took all action necessary to ensure that Parent, Merger Sub and their respective Affiliates and Associates, as defined in the rights agreement (the “Rights Agreement”), dated as of March 17, 1999, entered into by and between the Company and Continental Stock Transfer & Trust Company, are excepted from the definitions of Acquiring Person and Adverse Person in the Rights Agreement only to the extent each is a Beneficial Owner (as defined in the Rights Agreement) as a result of the approval, execution and delivery of this Agreement or consummation of the transactions contemplated hereby or thereby.

Section 4.13. Compliance With Laws.

(a) The Company and each of its Subsidiaries is in compliance with all Laws (including Gaming Laws) applicable to the Company, its Subsidiaries and their respective businesses and activities, except for such noncompliance that has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company and each Subsidiary of the Company has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company and each Subsidiary to carry on their respective businesses as currently conducted and currently proposed to be conducted, except as has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.14. Employee Matters.

(a) Each of the Company Benefit Plans is listed on Section 4.14(a) of the Disclosure Letter, and a true and correct copy of each of the Company Benefit Plans, has been supplied to Parent. In the case of any Company Benefit Plan which is not in written form, Parent has been supplied with an accurate description of the material provisions of such Company Benefit Plan as in effect on the date hereof. Except to the extent specifically made available to Parent, as of the date hereof there are no material amendments to any Company Benefit Plan that have been adopted or approved, nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new material Company Benefit Plan.

(b) With respect to each Company Benefit Plan, (i) all material contributions due from the Company or any of its Subsidiaries to date have been timely made and all material amounts properly accrued, (ii) each such Company Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and the Company is not aware of any reason why any such determination letter should be revoked or not issued, as applicable, and (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened or anticipated with respect to any such Company Benefit Plan which has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Neither the Company nor its Subsidiaries nor any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), (i) maintains or contributes to, or has maintained or contributed to, (x) any Employee Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or (z) a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or (ii) has incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA or material penalty, excise Tax or joint and several liability pursuant to any provisions of the Code or any foreign Law or regulation relating to Employee Benefit Plans, whether contingent or otherwise. With respect to each Company Benefit Plan that is a “multiemployer plan,” no complete or partial withdrawal from such plan has been made by the Company or any Subsidiary, or by any other person, that could result in any liability to the Company or any Subsidiary, whether such liability is contingent or otherwise, except for liabilities that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, no deduction for federal income Tax purposes has been or to the knowledge of the Company is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code.

(e) No Company Benefit Plan is, to the knowledge of the Company, as of the date hereof, the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority. With respect to each Company Benefit Plan for which financial statements are required by ERISA, there has been no change in the financial status of such Plan since the date of the most recent such statements except any of the foregoing as would not be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(g) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any material liability with respect to an obligation to provide health or other non-pension benefits to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law.

(h) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, the proposed regulations issued thereunder and the Internal Revenue Service Notice 2005-1.

(i) Parent has been supplied with an analysis prepared by Strategic Apex Group in connection with the preparation of the Company’s 2007 annual meeting proxy statement, regarding the applicability of Sections 280G and 4999 of the Code to payments and benefits which could become payable and due to the individuals identified as “named executive officers” in such proxy statement in connection with a change in control of the Company on December 31, 2006 which qualifies as a transaction described in Section 280G(b)(2)(A) of the Code, including any related tax “gross-up” payment that would become payable to each such individual.

Section 4.15. Employees.

(a) Section 4.15(a) of the Company Disclosure Letter lists as of the date hereof (i) any collective bargaining agreement or any labor union contract that the Company or any of its Subsidiaries is a party to or bound by, and (ii) to the knowledge of the Company, any activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened organized labor strike, walkout, work stoppage, slowdown, or, to the Company’s knowledge, governmental investigation with respect to employees of the Company or any of its Subsidiaries, in any case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No union grievance or labor arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of the Company, has been threatened against the Company or its Subsidiaries that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

(b) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to its current or former employees, officers or directors or employment practices that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

(c) The Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to labor and employment, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages, immigration, workers compensation, working conditions and occupational safety and health, family and medical leave and employee terminations except for such noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.16. Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the knowledge of the Company, threatened in writing against or affecting the Company, any of its Subsidiaries or any director, officer or employee of any of the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any order, judgment, writ, injunction or decree, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.17. Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) To the knowledge of the Company (i) the Company and each of its Subsidiaries have timely filed (taking into account extensions) all Tax Returns required to be filed by applicable Law with respect to the Company and each of its Subsidiaries, (ii) all such Tax Returns are true, correct and complete, and (iii) the Company and each of its Subsidiaries have timely paid all Taxes due and payable with respect to the Company and each of its Subsidiaries, except, in the case of clauses (ii) and (iii) hereof, with respect to Taxes that are being contested in good faith or have been adequately provided for in accordance with GAAP.

(b) All federal and state income Tax Returns of the Company and its Subsidiaries have been audited and settled, or are closed to assessment. As of the date hereof, there is no claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any deficiency of Taxes where there is a reasonable possibility of an adverse determination. There are no outstanding written agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(c) To the knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries), and (ii) there is no obligation of the Company or any of its Subsidiaries to contribute to the payment of any Tax liability (or any amount calculated with reference thereto) of any Person (other than the Company or its Subsidiaries), including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or by contract (other than pursuant to customary agreements to indemnify lenders or indemnity provisions in agreements relating to the acquisition or disposition of assets).

(d) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(e) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4).

(f) The Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(g) As of the date hereof, no claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed an income Tax Return that it is or may be subject to income Tax by such jurisdiction.

Section 4.18. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, and, to the knowledge of the Company, no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and, to the knowledge of the Company, have received and are in compliance with all material Permits required under Environmental Laws for the conduct of its business (“Environmental Permits”); (iii) to the knowledge of the Company, each such Environmental Permit is in full force and effect, and all applications, notices or other documents in connection with such Environmental Permits have been timely filed as required to effect timely renewal, issuance or reissuance of such Environmental Permits; (iv) to the knowledge of the Company, no Hazardous Materials have been Released into, onto or upon the air, soil, surfacewater or groundwater at, on, to or from any property currently or formerly owned or operated by either the Company or any Subsidiaries for which the Company would have liability under Environmental Law (including claims for damage or injury to persons, property or natural resources); (v) to the knowledge of the Company, there is no currently existing fact, event, condition, circumstance, activity, practice, incident, action or plan which would, in the ordinary course of business, be expected to prevent either the Company or any Subsidiary’s continued compliance with Environmental Laws, result in a liability to either the Company or any Subsidiary as a result of a violation of Environmental Laws or cause the Company or any of its Subsidiaries to incur capital expenditures to maintain compliance with Environmental Laws; (vi) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law; and (vii) complete and accurate copies of all material environmental site assessment reports, investigation, remediation or compliance studies, audits, assessments or similar documents which are in the possession of either the Company or any of its Subsidiaries and relate to the environmental condition at any property currently or formerly owned or leased by either the Company or any of its Subsidiaries have been made available to Parent.

(b) For purposes of this Agreement:

(i) “Environment” means any ambient workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life and natural resources.

(ii) “Environmental Law” means any Law or any binding agreement or memorandum of understanding issued or entered by or with any Governmental Authority relating to: (a) the Environment, including, pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (c) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials; (d) the presence of Hazardous Materials in any building, physical structure, product or fixture; or (e) health and safety and such matters related to human exposure to Hazardous Materials.

(iii) “Hazardous Materials” means any pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum products or by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, mold, fungi, toxic growth, urea formaldehyde, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent or any other material, substance or waste that is regulated under Environmental Laws as being toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous.

(iv) “Release” means the active or passive, intentional or unintentional, spillage, emission, leaking, pumping, pouring, emptying, discharging, injecting, escape, leaching, dumping or disposal of any Hazardous Material into the Environment.

Section 4.19. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, the patents, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, logos, domain name registrations, registered copyrights and applications therefor, and other proprietary intellectual property rights arising under the laws of the United States to operate the business of the Company or any Subsidiary of the Company as operated as of the date of this Agreement (the “Company Intellectual Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date hereof, (a) no written claim by a third party of invalidity or conflicting ownership rights with respect to any Company

Intellectual Property has been received by the Company and no such Company Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration, interference, opposition or other proceeding, and (b) no Person has given written notice to the Company or any Subsidiary of the Company that the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Subsidiary of the Company or any licensee has misappropriated or disclosed any trade secret, confidential information or know-how.

Section 4.20. Real Property; Vessels.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material real property owned by the Company or any Subsidiary as of the date hereof (the “Owned Real Property”) and each Vessel owned by the Company or any Subsidiary. With respect to each Owned Real Property and each Vessel, (i) either the Company or a Subsidiary of the Company has good and marketable title to such Owned Real Property or Vessel, free and clear of all Liens other than Permitted Liens and (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or Vessel or any portion thereof or interest therein, other than, in the case of clauses (i) and (ii) above, any which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no physical conditions or defects at any of the Owned Real Properties or Vessels at which gaming or hotel operations are conducted which have had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Properties or Vessels.

(b) Section 4.20(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which gaming or hotel operations are conducted as of the date of this Agreement (the “Real Property Leases”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Real Property Lease is valid, binding and in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current and (ii) no termination event (other than expirations in the ordinary course) or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property which is subject to a Real Property Lease free and clear of all Liens, except for Permitted Liens. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

Section 4.21. Material Contracts.

(a) The Company has made available to Parent (or Parent has otherwise had access to) true, correct and complete copies of each contract, agreement, commitment, arrangement, lease (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Real Property Leases), as of the date hereof, that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) contains covenants that materially limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any material business or with any person or in any geographic area, except any such contract, agreement, commitment, arrangement, lease (including with respect to personal property) and other instruments that may be cancelled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

(iii) relates to the formation, creation, operation, management or control of any partnership or joint venture with a third party that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iv) relates to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount in excess of $5 million or (B) the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $50 million;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), not yet consummated, of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $50 million (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(vi) by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such contract of more than $25 million over the remaining term of such contract other than ordinary course of business procurement for supplies or services;

(vii) obligates the Company to make any capital commitment or expenditure (including pursuant to any development project or joint venture) in excess of $25 million; or

(viii) obligates the Company to manage any gaming assets on behalf of an unrelated third party.

Each contract of the type described in clauses (i) through (viii) above is referred to herein as a “Material Contract.”

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Material Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except in any such case which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.22. Insurance. Section 4.22 of the Company Disclosure Letter sets forth a true and complete list of the material insurance policies covering the Company and its Subsidiaries as of the date hereof, and as of the date of this Agreement each such insurance policy is in full force and effect.

Section 4.23. Gaming Approvals. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) there have been no adversarial proceedings to rescind or suspend the Company’s gaming licenses since January 1, 2006, and (ii) to the knowledge of the Company, no Gaming Authority is investigating or has concluded that the Company has breached any relevant Gaming Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the section of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) that specifically relates to such section, or, if disclosed in another section of the Parent Disclosure Letter, is reasonably apparent from the substance of such disclosure to relate to such section, of this Article V below, Parent and Merger Sub jointly and severally hereby represent and warrant to the Company that:

Section 5.1. Entity Existence and Power. Parent is a corporation validly existing and in good standing under the laws of Delaware. Merger Sub is a corporation, is duly organized, validly existing and in good standing under the laws of Pennsylvania. Parent has all corporate power and authority, and Merger Sub has all corporate power and authority, required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

Section 5.2. Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Merger Sub. No other corporate or other proceedings other than those previously taken or conducted on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms.

Section 5.3. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and other transactions contemplated by this Agreement do not require any consent, approval, authorization or Permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Articles of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) filings with, and approvals by, Gaming Authorities specified in Section 5.3(iii) of the Parent Disclosure Letter, (iv) compliance with the applicable requirements of the Exchange Act; (v) compliance with the rules of the Ontario Lottery and Gaming Corporation and with any applicable state securities or Blue Sky laws; and (vi) any such consent, approval, authorization, Permit, action, filing or notification the failure of which to make or obtain would not be reasonably likely to adversely affect in any material respect, or prevent or materially delay, the consummation of the Merger or Parent’s or Merger Sub’s ability to observe and perform its material obligations hereunder.

Section 5.4. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub or their respective Affiliates, (ii) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets or their respective Affiliates, or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or Merger Sub or their respective Affiliates or to a loss of any material benefit to which Parent or Merger Sub or their respective Affiliates is entitled under any Contract.

Section 5.5. Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub or any of their respective Affiliates specifically for inclusion in the Company Proxy Statement will, at the date it is first mailed to shareholders of the Company, at the time of any amendments thereof or supplements thereof and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6. Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or person except Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC (or their designated Affiliates) is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee payable by Parent or Merger Sub in connection with any of the transactions contemplated by this Agreement.

Section 5.7. Financing. Parent has delivered to the Company true and complete copies of (i) the executed commitment letters, dated as of the date hereof, among Parent, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Wachovia Capital Markets, LLC, Wachovia Bank, National Association and Wachovia Investment Holdings, LLC (collectively, the “Debt Financing Commitments”), pursuant to which the lenders party thereto committed, subject to the terms thereof, to lend the debt amounts set forth therein (the “Debt Financing”), and (ii) the executed equity commitment letters, dated as of the date hereof, from affiliates of Fortress Investment Group LLC and Centerbridge Partners, L.P. (collectively, (the “Equity Financing Commitments” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which such parties have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Financing Commitments are in full force and effect, are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, and the Company is a third party beneficiary of the Equity Financing Commitments. Under the Equity Financing Commitments, each of the parties thereto has guaranteed to the Company the payment of certain obligations specified therein (the “Limited Guarantee Provisions”). The Limited Guarantee Provisions are in full force and effect and are legal, valid and binding obligations of the parties thereto and are enforceable in accordance with their terms by the parties thereto and by the Company as a third party beneficiary thereof. None of the Financing Commitments has been or will be amended or modified, except as consistent with Section 7.9(c), and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect as of the date hereof. As of the date of this Agreement, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any Financing Commitment and subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it in any of the Financing Commitments on or prior to the Closing Date. The funds contemplated to be provided by the Financing Commitments would be sufficient to enable Parent to make or cause to be made payments of the Merger Consideration as provided herein (including for the Company Options as provided herein), all other necessary payments by it, Merger Sub or the Surviving Corporation in connection with the Merger (including the repurchase or repayment of outstanding indebtedness of the Surviving Corporation) and all of the related fees and expenses. There are no conditions precedent or other contingencies to the funding of the Financing other than as set forth in the Financing Commitments. There are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitments and delivered to the Company prior to the date hereof. As of the date hereof, Parent or Merger Sub has fully paid, or caused to be fully paid, any and all commitment fees which are due and payable with respect to the Debt Financing Commitments.

Section 5.8. Gaming Approvals and Licensing Matters. Upon the Effective Time, the equity interests in Parent (or its parent entity) will be divided into voting interests and non-voting interests (the “Dual Voting Structure”). Section 5.8 of the Parent Disclosure Letter sets forth the list of individuals and entities whom Parent is advised are reasonably likely to be the Licensed Persons, and sets forth those Gaming Approvals which such individuals and entities have obtained in the past. None of Parent, Merger Sub or any other entity under common control with Parent or Merger Sub, or any of the individuals and entities listed in Section 5.8 of the Parent Disclosure Letter, or, to Parent’s knowledge, any other existing or prospective beneficial owner of 5% or more of the economic or voting interests in Parent, or any lender or underwriter under the Debt Financing Commitments, has ever been denied a gaming license, approval, or related finding of suitability by any Gaming Authority, or had any gaming license revoked or suspended. To Parent’s knowledge, as of the date hereof, following consultation with the individuals and entities listed in Section 5.8 of the Parent Disclosure Letter and Parent’s legal and regulatory advisors, the representations set forth on Section 5.8 of the Parent Disclosure Letter are true and correct in all material respects.

Section 5.9. Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or in connection with the transactions contemplated hereby, including in connection with arranging the Financing. As of the date hereof, there were 100 shares of common stock of Merger Sub issued and outstanding, representing the only shares of capital stock of Merger Sub outstanding and entitled to vote on the Merger.

Section 5.10. Ownership of Shares. None of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any Shares, and none of Parent, Merger Sub or their respective Affiliates has any rights to acquire any Shares except pursuant to this Agreement.

Section 5.11. Interest in Competitors. As of the date of this Agreement, neither Parent or Merger Sub owns any interest(s), nor do any of their respective Affiliates, insofar as such interests would be attributed to Parent or Merger Sub under the HSR Act or the Gaming Laws, in any entity or Person doing business in the United States that derives a substantial portion of its revenues from a line of business within the Company’s principal line of business.

Section 5.12. No Other Representations and Warranties. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof and specifically (but without limiting the generality of the foregoing) that the Company makes no representations or warranties with respect to (i) any projections, estimates or budgets delivered to or made available to Parent or Merger Sub (or any of their respective Affiliates or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries.

Section 5.13. Solvency. Immediately following the Effective Time and after giving effect to the Merger, the Surviving Corporation and each of its Subsidiaries will not (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and unliquidated debts, is greater than its assets, at a fair valuation, or because the present fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and unliquidated debts, as they become absolute and matured); (ii) have unreasonably small capital with which to engage in its business; or (iii) have intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay them as they become due.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1. Conduct of the Company and Subsidiaries. Except for matters (x) set forth in Section 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, or (y) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice, perform the maintenance capital expenditures set forth in the 2007 Budget (as defined below) and Annex B of Section 6.1 of the Company Disclosure Letter, as applicable, consistent with past practice and use all commercially reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees on terms and conditions substantially comparable to those currently in effect and the goodwill of any Governmental Authorities, customers, lenders, distributors, suppliers and other Persons with which it has material business relationships. Without limiting the generality of the foregoing, and except as required by Law or except for matters set forth in Section 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit its Subsidiaries to:

(a) propose or adopt any change in the organizational or governing documents of the Company;

(b) merge or consolidate the Company or any of its Subsidiaries with any Person, other than the Merger and other than any mergers or consolidations among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(c) sell or otherwise dispose of assets or securities of third parties having a value in excess of $25 million in the aggregate, including by merger, consolidation, asset sale or other business combination, except as required by existing Contracts;

(d) redeem, repurchase, defease, cancel or otherwise acquire any indebtedness for borrowed money of the Company or any Subsidiary (other than at stated maturity and any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof or as modified with the consent of Parent);

(e) incur, create, assume or otherwise become liable for any indebtedness for borrowed money (including the issuance of any debt security); provided that, notwithstanding the above, the Company may incur, repay, prepay, amend or modify any indebtedness for borrowed money as set forth in Section 6.1(e) of the Company Disclosure Letter;

(f) make any acquisitions of any other Person or business, or make any loans, advances or capital contributions to, or investments in, any other Person, with an aggregate value in excess of $100 million, except loans, advances or capital contributions to, or investments in, any other Person made in connection with any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(g) authorize any capital expenditures in excess of $25 million in the aggregate, except for (i) expenditures contemplated by the 2007 Budget or (ii) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events or otherwise;

(h) pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its Subsidiaries;

(i) mortgage, pledge or otherwise encumber any of its assets, tangible or intangible, having a value in excess of $15 million, or create or assume any material Lien thereupon (other than Permitted Liens), in each case which are not prepayable or able to be released without premium or penalty on or before the Closing Date, except in connection with indebtedness (including facilities providing for indebtedness) which is permitted by Section 6.1(e);

(j) enter into or amend any Contract with any executive officer or director of the Company, other than (x) any Employment Agreements with persons who are newly hired as executive officers in the ordinary course of business consistent with past practice, provided, however, such agreements shall not contain a change of control or similar provision that would be triggered by the consummation of the transactions contemplated hereby, (y) any Employment Agreements entered into in the ordinary course of business consistent with past practice with the individuals listed on Section 6.1(j) of the Company Disclosure Letter in connection with the expiration of such individual’s existing Employment Agreement, or (z) any immaterial amendments to such Contracts;

(k) (i) split, combine or reclassify any Company Securities or amend the terms of any Company Securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than a dividend or distribution by a wholly owned Subsidiary of the Company to its parent corporation, or (iii) issue or offer to issue any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with (A) the exercise of Company Options, (B) the withholding of Company Securities to satisfy Tax obligations with respect to Company Equity Awards, (C) the acquisition by the Company of Company Securities in connection with the forfeiture of Company Equity Awards, (D) the acquisition by the Company of Company Securities in connection with the net exercise of Company Options in accordance with the terms thereof, (E) the issuance of (x) Company Options to purchase up to an aggregate of 1,400,000 Shares in the aggregate in connection with annual grants or grants made to newly hired or promoted employees, in each case made in the ordinary course of business or (y) up to 100,000 Company Restricted Shares under the terms of the Company’s Annual Incentive Plan and (F) any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(l) except (i) as required pursuant to existing Contracts or any Company Benefit Plan, Employment Agreement or collective bargaining agreement in effect on the date hereof, (ii) as effected in the ordinary course of business or (iii) as required by applicable Law (including Section 409A of the Code) or as deemed advisable to prevent an inclusion of income or imposition of penalties under Section 409A of the Code or as deemed advisable to amend Plans in order to facilitate compliance with such Section 409A, (A) adopt, amend or terminate any Company Benefit Plan or enter into or amend any collective bargaining agreement (except for new collective bargaining agreements entered into in connection with the expiration of existing collective bargaining agreements or as a result of elections to recognize a bargaining unit) or any Employment Agreement with any officer or director of the Company (other than entry into Employment Agreements with persons who are not executive officers or directors or who are newly hired as executive officer) or (B) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan;

(m) other than in the ordinary course of business consistent with past practice, settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that involve the payment of monetary damages not in excess of $10 million individually or $20 million in the aggregate by the Company and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company;

(n) other than in the ordinary course of business consistent with past practice, make any material change in financial accounting methods or material method of Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(o) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and consolidations, mergers or reorganizations among the Company and its Subsidiaries or among the Company’s Subsidiaries), or a letter of intent or agreement in principle with respect thereto;

(p) enter into any agreement or understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;

(q) fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to any casinos or hotels and any related assets and any other material assets, operations and activities of the Company and its Subsidiaries as is currently in effect, other than immaterial variations in policies in the ordinary course consistent with past practice;

(r) take any action to render inapplicable to a transaction with any third party other than Parent or Merger Sub, or to exempt any third party other than Parent or Merger Sub from, any provisions of any Takeover Statute; or

(s) authorize, agree or commit to do any of the foregoing.

Section 6.2. Conduct of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not (i) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger set forth in Sections 8.1 and 8.3 becoming incapable of being satisfied, or (ii) take any action or fail to take any action which would, or would reasonably be likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

Section 6.3. No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1. Shareholder Meeting; Proxy Material.

(a) The Company shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”) for the purpose of obtaining the approval and adoption of this Agreement by the Company’s shareholders in accordance with applicable Law as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Company Proxy Statement, (ii) subject to Section 7.4, use commercially reasonable efforts to solicit the approval and adoption of this Agreement by the Company’s shareholders, and (iii) except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 7.4, include in the Company Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company approve and adopt this Agreement (the “Recommendation”). Notwithstanding the foregoing, the Company shall not be obligated to convene the Company Shareholders Meeting in the event that the Board of Directors shall have effected a Recommendation Withdrawal.

(b) In connection with the Company Shareholder Meeting, the Company will (i) as promptly as reasonably practicable prepare the Company Proxy Statement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and will provide copies of such comments to Parent and Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use commercially reasonable efforts to mail to the Company shareholders as promptly as reasonably practicable the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholder Meeting (provided that the Company shall be under no obligation to mail the

Company Proxy Statement to its shareholders prior to the No-Shop Period Start Date), (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company shareholders any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholder Meeting and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Shareholder Meeting. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Company Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under applicable Law. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to mailing the Company Proxy Statement to its shareholders.

Section 7.2. Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all appropriate actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities (including Gaming Authorities) or other Persons; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the Merger under any Contract other than de minimis amounts or amounts that are advanced or simultaneously reimbursed by Parent. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.2 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act. Subject to the foregoing, Parent agrees, and shall cause any member or shareholder of Parent or any Affiliate of any member or shareholder of Parent, to undertake any divestiture or restrict the conduct with respect to its business to obtain any necessary approvals under the HSR Act. Without limiting the foregoing, the parties shall request and shall use their respective best efforts to obtain early termination of the waiting period under the HSR Act as promptly as reasonably practicable.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the Canadian Competition Bureau (the “CCB”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, the CCB or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ, the CCB or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 7.2(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ, the CCB or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable and, in furtherance of the foregoing, shall become subject to, consent and agree to, and otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, order to sell, hold separate and otherwise dispose of, and to conduct, restrict, operate, invest and otherwise change the assets or business of the Company or any Subsidiary in any manner unless such action would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company as of the Effective Time.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) In furtherance and not in limitation of the covenants of the parties contained in Section 7.2(a), Parent and Merger Sub each hereby agrees to use best efforts (i) to as promptly as practicable after the date hereof, obtain all licenses, Permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority required to permit the parties hereto to consummate the transactions contemplated by this Agreement or necessary to permit Parent to own and operate the Company (collectively, “Gaming Approvals”), (ii) to avoid any action or proceeding by any Gaming Authority challenging the consummation of the transactions contemplated hereby, (iii) to make or cause to be made all necessary filings, and thereafter make or cause to be made any other required submissions with respect to this Agreement and the transactions contemplated hereby, as required under the Gaming Laws, (iv) to schedule and attend (or cause to be scheduled and attended) any hearings or meetings with Gaming Authorities to obtain the Gaming Approvals as promptly as possible and (v) to comply with the terms and conditions of any and all of the foregoing as necessary to obtain the Gaming Approvals. Such efforts shall include but not be limited to: (i) restructuring or committing to restructure Parent’s or the Surviving Corporation’s capital structure, to the extent practicable without having a material adverse impact on the value of and returns on Parent’s or its Affiliates’ equity investment; (ii) replacing or issuing non-voting equity to (to the extent such replacement or issuance would cure the problem by preventing a Licensed Person from having any influence, directly or indirectly, over Parent or the Surviving Corporation) one or more Licensed Persons who are preventing or materially delaying the receipt of Gaming Approvals; (iii) agreeing to divest assets or operations to the extent practicable without having a material adverse impact on the value of and returns on Parent’s or its Affiliates’ equity investment; (iv) upon the Closing, placing in trust assets or operations in those gaming jurisdictions which permit such action or agreeing to permit assets or operations to operate without interference from Parent, pending obtaining control upon subsequent regulatory approval; and (v) accepting operating restrictions on the Surviving Corporation to the extent practicable without having a material adverse impact on the value of and returns on Parent’s or its Affiliates’ equity investment (it being understood that, for purposes of this Agreement, any determination as to whether an action described in this sentence has a material adverse impact on the value of and returns on Parent’s or its Affiliates’ equity investment shall not be deemed to include any impact or effect resulting from any divestiture or disposition of any assets of the Company or any of its Subsidiaries which, as of the date hereof, the Companies and its Subsidiaries have committed to make to satisfy any Gaming Authority or which is disclosed in Section 6.1 of the Company Disclosure Letter).

(f) Parent and Merger Sub shall cause all Persons who are associated or affiliated with such party or its Affiliates who are, in the view of the applicable Gaming Authorities, required to be licensed under applicable

Gaming Laws in order to consummate the transactions contemplated by this Agreement (the “Licensed Persons”), to submit to the licensing process and, as promptly as reasonably practicable, to prepare and file all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders for all Gaming Authorities. Parent and its Representatives and Affiliates shall use best efforts to (i) file or cause to be filed (x) within 60 calendar days after the date hereof all required initial applications and documents in respect of officers and directors, Affiliates or holders of equity in Parent or its Affiliates, as applicable, in connection with obtaining the Gaming Approvals and (y) as promptly as practicable after the date hereof all other required applications and documents in connection with obtaining the Gaming Approvals, (ii) request or cause to be requested an accelerated review from the Gaming Authorities in connection with such filings, (iii) act diligently and promptly to pursue the Gaming Approvals, (iv) cooperate with the Company in connection with the making of all filings referenced in this Section and (v) keep the Company reasonably informed of the status of Parent’s application for Gaming Approvals and its activities related to obtaining the Gaming Approvals, as applicable, including promptly advising the Company upon receiving any communication from any Gaming Authority that causes Parent or Merger Sub to believe that there is a reasonable likelihood that any Gaming Approval required from such Gaming Authority will not be obtained or that the receipt of any such approval will be materially delayed.

(g) Notwithstanding anything herein to the contrary, the Company shall, and shall cause its directors, officers, employees and Subsidiaries to, use best efforts in working with Parent and Parent’s counsel to obtain the Gaming Approvals.

(h) Notwithstanding anything herein to the contrary, Parent shall not, and shall not permit any of its Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which could reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement or observe or perform any of their obligations hereunder.

Section 7.3. Access to Information.

(a) Subject to the restrictions imposed by the Gaming Laws, the HSR Act, federal and state securities Laws and other applicable Laws, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice (i) such access to the offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not interfere unreasonably with the business or operations of the Company or its Subsidiaries) as Parent or Merger Sub reasonably may request and (ii) all documents that Parent or Merger Sub reasonably may request. Notwithstanding the foregoing, Parent, Merger Sub and their Representatives shall not have access to any books, records, documents and other information (i) to the extent that books, records, documents or other information is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use commercially reasonable efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreement), (ii) to the extent that the disclosure thereof would result in the loss of attorney-client privilege or (iii) to the extent required by applicable Law (provided that the Company shall use commercially reasonable efforts to enable the provision of reasonable access without violating such Law). All information exchanged pursuant to this Section 7.3(a) shall be subject to the Confidentiality Agreements.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations or warranties of the other set forth herein.

Section 7.4. Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York City Time, on the 45th day thereafter (the

“No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (“Representatives”) shall have the right to:

(i) initiate, solicit and encourage, whether publicly or otherwise, Company Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more confidentiality agreements that are on terms, with respect to the maintenance of confidentiality of the Company’s information, which are consistent with the Confidentiality Agreements; and

(ii) enter into and maintain discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Company Acquisition Proposal.

(b) Subject to Section 7.4(c), from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Company or the Company’s Subsidiaries shall, and the Company shall use reasonable best efforts to cause its respective Representatives not to, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 7.4(c) and except with respect to any Person who as of the No-Shop Period Start Date has made a bona fide Company Acquisition Proposal or who is engaged in ongoing discussions with the Company regarding a bona fide Company Acquisition Proposal as of the No-Shop Period Start Date, which in either instance the Company’s Board of Directors has determined constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal (an “Excluded Party”), following the No-Shop Period Start Date, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition Proposal. Within 48 hours of or the next Business Day immediately following the No-Shop Period Start Date, whichever is later, the Company shall notify Parent, in writing, of whether or not the Company is participating in discussions or negotiations with an Excluded Party and the identity of each such Excluded Party and provide Parent a copy of each Company Acquisition Proposal received from any such Excluded Party (or, where no such copy is available, a description of such Company Acquisition Proposal).

(c) Notwithstanding anything to the contrary contained in Section 7.4(b), if at any time following the No-Shop Period Start Date and prior to obtaining the Requisite Shareholder Vote, (i) the Company has not knowingly breached any material provision of Section 7.4(b) and the Company has received a written Company Acquisition Proposal from a third party (including a Company Acquisition Proposal received prior to the No-Shop Period Start Date from an Excluded Party) that the Board of Directors of the Company believes in good faith to be bona fide and (ii) the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company will not, and will use reasonable best efforts not to allow Company Representatives to, disclose any non-public information to such Person without entering into a confidentiality agreement on terms, with respect to the maintenance of confidentiality of the

Company’s information, which are consistent with the Confidentiality Agreements. From and after the No-Shop Period Start Date, the Company shall promptly (within two Business Days) notify Parent in the event it receives (i) a Company Acquisition Proposal or written indication by any Person that it is considering making a Company Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business or unrelated to a Company Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Company Acquisition Proposal, and shall include in such notice the material terms and conditions thereof and the identity of the party making such proposal or inquiry, and shall keep Parent reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, the Company shall promptly (within two Business Days) notify Parent orally and in writing if it determines to provide non-public information or to engage in discussions or negotiations concerning a Company Acquisition Proposal pursuant to this Section 7.4(c) other than with an Excluded Party, in each case after the No-Shop Period Start Date. Except to the extent provided in Section 7.4(a) or 7.4(c), the Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent. Notwithstanding anything to the contrary contained in Section 7.4(b) or this Section 7.4(c), prior to obtaining the Requisite Shareholder Vote, the Company will in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

(d) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly withdraw or modify the Recommendation in a manner adverse to Parent or Merger Sub, or publicly propose to do so; provided, that if at any time prior to obtaining the Requisite Shareholder Vote, the Company receives a Company Acquisition Proposal which the Board of Directors of the Company determines in good faith constitutes a Superior Proposal, then the Board of Directors of the Company may withdraw or modify its Recommendation in a manner adverse to Parent and Merger Sub, including by failing to include the Recommendation in the Company Proxy Statement (“Recommendation Withdrawal”) if such Board of Directors determines in good faith (after consultation with outside counsel) that failure to take such action likely would be inconsistent with its fiduciary duties under applicable Law. In order for the Board of Directors of the Company to make the determination, that a Company Acquisition Proposal constitutes a Superior Proposal, the Company shall be required to provide Parent prior written notice, at least three Business Days in advance (or, in the event of a material modification of a Company Acquisition Proposal with respect to which prior written notice of such intention to determine has previously been provided, the period shall be one Business Day in advance) of its intention to determine that such Company Acquisition Proposal constitutes a Superior Proposal.

(e) Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders or taking any position with respect to the Merger if, in the good faith judgment of the Company’s Board of Directors, after consultation with its outside counsel, failure to so take and/or disclose likely would be inconsistent with its fiduciary duties under applicable Law or necessary to comply with obligations under federal securities Laws or the NASDAQ Global Select Market; provided, any such disclosure made pursuant to clause (i) or (ii) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of the Company expressly reaffirms in such disclosure the Recommendation.

(f) Nothing contained in this Section 7.4 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 7.4.

(g) As used in this Agreement, the term:

(i) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase

(whether in a single transaction or a series of transactions) of a business or businesses that constitutes 20% or more of the cash flow, net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class or series of Company Securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business or businesses constitute(s) 20% or more of the cash flow, net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); and

(ii) “Superior Proposal” means a written, bona fide Company Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”), which the Board of Directors of the Company in good faith determines is more favorable to the shareholders of the Company than the transactions contemplated hereby.

Section 7.5. Director and Officer Liability.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the maximum extent permitted by law, indemnify and hold harmless (including by advancing funds for expenses) (i) the present and former officers and directors (or equivalent) of the Company or any of its Subsidiaries from and against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; and (ii) such persons from and against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer or director (or equivalent) or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries. Parent shall, or shall cause the Surviving Corporation to, obtain prior to the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance of the type and with an amount of coverage as specified in Section 7.5 of the Company Disclosure Letter, and with such other terms as are no less favorable in the aggregate than those of the directors’ and officers’ liability insurance maintained as of the date hereof by the Company and its respective Subsidiaries (the “Current Policies”); provided that, in satisfying such obligation, neither Parent nor the Surviving Corporation, as applicable, shall be obligated to pay premiums per annum in excess of 300% of the aggregate per annum amount that the Company paid for such coverage under the Current Policies in the last full year prior to the date hereof.

(b) This Section 7.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers (or equivalent) of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on Parent, the Surviving Corporation and their respective successors and assigns. In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person (including by dissolution), then, and in each such case, the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume and honor the obligations set forth in this Section 7.5.

(c) The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer (or equivalent) is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers and directors (or equivalent) and employees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims under any such policies.

Section 7.6. Takeover Statutes. The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Takeover Statute is or becomes applicable to restrict or prohibit any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

Section 7.7. Public Announcements. Except with respect to any Recommendation Withdrawal or any action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 7.4, so long as this Agreement is in effect, the parties will use reasonable efforts to consult with each other before issuing any press release or making any public announcement primarily relating to this Agreement or the transactions contemplated hereby and, except for any press release or public announcement as may be required by applicable Law, court process or any listing agreement with the NASDAQ Global Select Market, will use reasonable efforts not to issue any such press release or make any such public announcement without consulting the other parties. Parent and the Company agree to issue a mutually acceptable joint press release announcing this Agreement.

Section 7.8. Employee Matters.

(a) Without limiting any additional rights that any Company Employee employed by the Company or any of its Subsidiaries at the Effective Time (“Current Employee”) may have under any Company Benefit Plan, Employment Agreement or collective bargaining agreement, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for each Current Employee (i) base salary or hourly wage rate, and target cash bonus opportunities under annual programs and commissions (including any performance goals which must be attained to achieve any such target cash bonus), but excluding equity-based compensation (collectively, “Compensation”), that are no less favorable in the aggregate than, and (ii) welfare benefits that are no less favorable in the aggregate than, in the case of the foregoing clauses (i) and (ii), the Compensation and benefits maintained for and provided to such Current Employee immediately prior to the Effective Time; provided, however, that, subject to the obligations set forth in this Section 7.8, nothing herein shall (A) be construed as an amendment to any Company Benefit Plan, (B) prevent the amendment or termination of any Company Benefit Plans in accordance with their respective terms, or (C) interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 7.8 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time in a manner consistent with any applicable contractual obligations and any applicable Employee Benefit Plans.

(b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Current Employee full credit for purposes of eligibility to participate, vesting and determination of level of benefits (including for purposes of vacation and severance) under any Employee Benefit Plans and any other employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements, in each case maintained for the benefit of Current Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”) for such Current Employee’s service prior to the Effective Time with the Company and its Subsidiaries and their predecessor entities, to the same extent such service is recognized by the Company or its Subsidiaries immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations or exclusions and actively-at-work requirements with respect to the Current Employees and their eligible dependents and (ii) give effect, for the year in which the Closing occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees and their eligible dependents under similar plans maintained by the Company and its Subsidiaries in which such Current Employees and their eligible dependents participated immediately prior to the Effective Time.

(c) From and after the Effective Time, Parent will cause the Surviving Corporation and all of its Subsidiaries to assume and honor, in accordance with their respective terms, (i) each existing employment, change in control, severance and termination plan, policy or agreement of or between the Company or any of its Subsidiaries, on the one hand, and any officer, director or employee of that company, on the other hand, (ii) each equity-based plan, program or agreement and each bonus plan, program or agreement and (iii) all obligations pursuant to existing benefit restoration plans, equity-based plans, programs or agreements, bonus plans, programs or agreements, bonus deferral plans, vested and accrued benefits under any Employee Benefit Plan, program or arrangement of the Company or its Subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time.

(d) The provisions of this Section 7.8 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.8) under or by reason of any provision of this Agreement.

Section 7.9. Financing.

(a) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting, to, at Parent’s sole cost and expense for any and all out-of-pocket expenses, provide all cooperation reasonably requested by Parent with reasonable notice in connection with the Financing, including (i) participation in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and financial statements (including those required by the SEC) and similar documents required in connection with the Financing, provided that neither the Company nor any of its Subsidiaries needs to be the issuer of any such presentations, documents, memoranda or prospectuses, (iii) furnishing Parent and its Financing sources with readily-available historical financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all historical financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act, to use in connection with the Debt Financing or any other financing transaction executed in connection with the transactions contemplated hereby (the “Required Financial Information”), (iv) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys, affidavits and title insurance as may be requested by Parent or the lenders under the Debt Financing Commitments, (v) using commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the Closing Date, if and in the form now currently prepared by the Company, (vi) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Surviving Corporation or any Subsidiary thereof with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens), (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) so long as not effective until on or after the Effective Time, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any Subsidiary of the Company is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the Effective Time, and (ix) taking all corporate actions reasonably necessary to authorize the consummation of the Debt Financing and to permit the proceeds thereof to be made available (it being understood that to the greatest extent practicable, the actions contemplated by this Section 7.9(a)(ix) shall not be required to be taken until immediately prior to, and unless subject to, the Closing and that the Company shall have satisfied its obligations pursuant to this sentence if the Company shall have used the efforts required hereby to comply with such obligations, whether or not any applicable deliverables are actually obtained or provided); provided that nothing contained in this Section 7.9 shall require such cooperation to the extent that it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. The Company shall cause its officers, in their capacities as officers, to deliver such customary management representation letters as any audit firm may reasonably request in connection with any comfort letters or similar documents required in connection with the Debt Financing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company and its marks. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 7.9 or otherwise in connection with the Debt Financing (x) to pay any commitment or other similar fee prior to the Effective Time that is not advanced or simultaneously reimbursed by Parent, or (y) to incur any out-of-pocket expense unless such expense is advanced or simultaneously reimbursed by Parent. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all Damages suffered or incurred by them and any claims made against them in connection with (1) any action taken by them at the request of Parent or Merger Sub pursuant to this Section 7.9 or in connection with the arrangement of the Debt Financing or (2) any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), and this indemnification shall survive termination of this Agreement. Nothing contained in this Section 7.9 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to the Debt Financing prior to the Closing. All material, non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their Representatives pursuant to this Section 7.9(a) shall be kept confidential by them in accordance with the Confidentiality Agreements except for disclosure to potential investors as required in connection with the Financing subject to customary confidentiality protections.

(b) Parent shall use its best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments as promptly as practicable, including using its best efforts to (i) maintain in effect the Financing Commitments and negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms not materially less favorable to Parent and Merger Sub, (ii) satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control, and (iii) comply with its obligations under the Debt Financing Commitments. Parent shall use its best efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date (including taking enforcement action to cause such lenders and other Persons to provide such Financing). In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall promptly notify the Company and, as promptly as practicable following the occurrence of such event, use its best efforts to arrange to obtain alternative financing from the same or alternative sources on terms not materially less favorable, taken as a whole, to Parent and Merger Sub, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as possible. For the avoidance of doubt, in the event that (x) all or any portion of the contemplated Debt Financing structured as high-yield financing has not been consummated, (y) all closing conditions contained in Article VIII shall have been satisfied or waived (or are capable of being satisfied at a Closing), and (z) the bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge financing obtained in accordance with this Section 7.9) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing at the Closing.

(c) Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other material provision under the Financing Commitments without the consent of the Company if such amendments, modifications or waivers would impose new or additional conditions or otherwise amend, modify or waive any of the conditions to the receipt of the Financing in a manner that may cause any delay in the satisfaction of the conditions set forth in Article VIII (including with respect to approvals required under any Gaming Laws). Notwithstanding anything in this Agreement to the contrary, one or more Debt Financing Commitments may be superseded at the option of Parent and Merger Sub after the date hereof but prior to the Effective Time by new debt financing commitments (the “New Financing Commitments”) which replace existing Debt Financing Commitments; provided, that the terms of the New Financing Commitments shall not (A) impose new or additional conditions or adversely amend the existing conditions to the receipt of the Financing as set forth in the Debt Financing Commitments or (B) cause or increase the possibility of causing any delay in the satisfaction of the conditions set forth in Article VIII. In such event, the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the New Financing Commitments to the extent then in effect.

Section 7.10. Notices of Certain Events. Each of the parties hereto shall use reasonable efforts to promptly notify the other parties of:

(a) the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person, which consent is or would reasonably be expected to be material to the Company and its Subsidiaries or the operation of their businesses, is or may be required in connection with the transactions contemplated by this Agreement;

(b) the receipt by such party of any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) its learning of any actions, suits, claims, investigations or proceedings commenced against, or affecting such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

The delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

Section 7.11. Confidentiality Agreements. Parent acknowledges on behalf of each of Fortress Investment Group LLC and Centerbridge Associates, L.P. that each such firm continues to be bound by the applicable Confidentiality Agreement (including any “standstill” provisions therein), and the parties hereto acknowledge and agree that this Agreement does not in any manner modify or limit the Company’s, Fortress Investment Group LLC’s or Centerbridge Associates, L.P.’s rights and obligations under such agreement; provided, however, that the Company hereby acknowledges and agrees that notwithstanding anything to the contrary in such Confidentiality Agreement, in the event that the Company receives a Company Acquisition Proposal such Confidentiality Agreement shall not be deemed to limit or restrict Parent from proposing to the Board of Directors of the Company any modifications or amendments to this Agreement.

Section 7.12. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 7.13. Treatment of Certain Notes.

(a) At the request and expense of Parent, the Company shall promptly at a time reasonably requested by Parent, commence, or cause its Subsidiaries to promptly commence, an offer to purchase, and a related consent solicitation (the “Consent Solicitation”), with respect to any and all of the outstanding aggregate principal amount of each series of the Company’s publicly traded senior notes and/or senior subordinated notes identified by Parent to the Company in writing prior to, on, or after the date hereof (the “Notes”) on price terms that are acceptable to Parent and such other customary terms and conditions as are reasonably acceptable to the Company and Parent to be consummated substantially simultaneously with the Closing using funds provided by Parent (including the related Consent Solicitation, collectively, the “Debt Tender Offer”) and Parent shall assist the Company in connection therewith. The Company shall irrevocably take all corporate actions necessary for the Debt Tender Offer and the Consent Solicitation. Promptly following the expiration date of the Consent Solicitation, assuming the requisite consents are received with respect to such series of Notes, the Company shall execute a supplemental indenture to the indentures governing each such series of Notes (each, an “Indenture”), amending the terms and provisions of each such Indenture as reasonably requested by Parent and as set forth in the Debt Tender Offer documents sent to holders of such series of Notes (which amendment may include the elimination of all or substantially all of the covenants contained in such Notes or the Indenture related thereto which can be eliminated upon the favorable vote of the holders of a majority of the principal amount thereof), which supplemental indenture shall become operative immediately upon the Effective Time, and shall use all reasonable efforts to cause the trustee under each such Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer. The closing of the Debt Tender Offer shall be conditioned on the occurrence of the Closing, and the parties shall use reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date; provided that the consummation of the Debt Tender Offer with respect to any series of Notes shall not be a condition to Closing. Concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Surviving Corporation shall accept for purchase and purchase each series of Notes properly tendered and not properly withdrawn in the Debt Tender Offer using funds provided by or at the direction of Parent. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the prompt and full payment at the Effective Time of all Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Debt Tender Offer.

(b) If requested by the Parent in writing, in lieu of commencing a Debt Tender Offer for any series of Notes, the Company shall, to the extent permitted by such series of Notes and the applicable Indenture, (A) substantially simultaneous with the Effective Time issue a notice of optional redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the applicable Indenture and (B) take any other actions reasonably requested by the Parent to facilitate the satisfaction and discharge of such series of Notes pursuant to the satisfaction and discharge provisions of the applicable Indenture and the other provisions of such Indenture applicable thereto; provided that prior to the Company’s being required to take any of the actions described in clauses (A) and (B) above, the Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Indenture sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Notes. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Discharge of any Series of Notes identified to the Company by Parent in writing at any time.

(c) Parent shall promptly, upon request by the Company (which may require an advance of the amount of such costs, fees and expenses), reimburse the Company for all documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with the Debt Tender Offer or Discharge in respect of any series of Notes. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives for any liabilities incurred by any of them in connection with any action taken by them to the extent pursuant to this Section 7.13 with respect to any Debt Tender Offer or Discharge; provided, however, that the Parent shall not have any obligation to indemnify and hold harmless any such party or person to the extent such damages suffered or incurred is attributable to the information provided by the Company that is finally determined by a court of competent jurisdiction to have contained a material misstatement or omission.

(d) The Company shall be deemed to have satisfied each of its obligations set forth in clauses (a) through (d) of this Section 7.13 if the Company shall have used its reasonable best efforts to comply with such obligations, regardless of the actual outcome of any Debt Tender Offer or Discharge.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved by the Requisite Shareholder Vote.

(b) HSR Act. Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been terminated.

(c) Regulatory Approval. Any and all Gaming Approvals required to be obtained prior to the Effective Time to consummate the Merger shall have been obtained, except where the failure to obtain any such approval after the completion of the initial administrative proceedings before the applicable Gaming Authority would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law (each, a “Restraint”) shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger (provided, that prior to asserting this condition, the party asserting this condition shall have used its best efforts (in the manner contemplated by Section 7.2) to prevent the entry of any such Restraint and to appeal as promptly as practicable any judgment that may be entered).

Section 8.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

(a) Representations and Warranties. Subject to the preamble to Article IV, the representations and warranties (i) set forth in Sections 4.5(a) and (b) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time, (ii) set forth in Section 4.2 shall be true and correct in all material respects as of the date of this Agreement, (iii) set forth in Article IV, other than those described in the immediately preceding clauses (i) and (ii), which are qualified by a Material Adverse Effect qualification, shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time and (iv) set forth in Article IV, other than those described in the immediately preceding clauses (i), (ii) and (iii), shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time, except, in the case of this clause (iv), where the failure to be so true and correct, individually or in the aggregate, as of the date hereof and as of the Effective Time has not had, and would not be reasonably likely to have, a Material Adverse Effect on the Company; provided that, in the case of clauses (i), (ii), (iii) and (iv), representations made as of a specific date shall be required to be true and correct (subject to the applicable qualifications set forth in clauses (i), (ii), (iii) and (iv) above) as of such date only. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to the foregoing.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Effective Time. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to the foregoing.

Section 8.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following further conditions:

(a) Representations and Warranties. The representations and warranties (i) set forth in Section 5.13 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time and (ii) set forth in Article V, other than those described in clause (i) above, shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time except where the failure to be so true and correct, individually or in the aggregate, as of the date hereof and as of the Effective Time has not had, and would not be reasonably likely to have, an effect on Parent or Merger Sub that will, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger, provided that, in the case of clauses (i) and (ii), representations made as of a specific date shall be required to be true and correct (subject to the applicable qualifications set forth in clauses (i) and (ii) above) as of such date only. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to the foregoing.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Effective Time. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to the foregoing.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior approval of this Agreement by the shareholders of the Company):

(a) by mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before the twelve month anniversary of the date of this Agreement (the “End Date,” unless extended pursuant to the proviso below), provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement; provided, however, that if all of the conditions to the Closing set forth in Article VIII are or were capable of being satisfied on the twelve month anniversary of the date of this Agreement other than relating to Gaming Approvals pursuant to Section 8.1(c), then, upon written notice provided by Parent or the Company to the other on or prior to such twelve month anniversary, the End Date shall be automatically extended for an additional 120 days;

(ii) any Restraint having the effect set forth in Section 8.1(d) shall be in effect and shall have become final and nonappealable;

(iii) this Agreement shall have been voted upon at the Company Shareholder Meeting (including any adjournment thereof), such Shareholder Meeting shall have been completed, and the Company shareholders shall have failed to approve this Agreement by the Requisite Shareholder Vote; or

(iv) any applicable Gaming Authority shall have conclusively determined not to grant any Gaming Approval, the receipt of which is necessary to satisfy the condition set forth in Section 8.1(c); provided that in order for a party to seek to terminate this Agreement pursuant to this Section 9.1(b)(iv), it must have complied with its obligations under Sections 7.2(e) and (f);

(c) by the Company, if:

(i) a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 8.3(a) or (b) not to be satisfied by the Closing, and such breach is incapable of being cured or, if capable of being cured, such breach is not cured within 60 calendar days following notice of such breach to Parent; provided, however, that the Company is not then in material breach of its covenants and agreements under this Agreement; or

(ii) at any time on or after the date of this Agreement and prior to obtaining the Requisite Shareholder Vote, the Company shall have received a Company Acquisition Proposal and the Board of Directors of the Company shall have determined in good faith that such Company Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this clause (ii) unless:

(A) in connection with a Superior Proposal determination made after the No-Shop Period Start Date, the Company shall have provided prior written notice to Parent of the intention of the Board of Directors of the Company to determine that the Company Acquisition Proposal constitutes a Superior Proposal at least three Business Days in advance of such termination (or, in the event of a material modification of a Company Acquisition Proposal with respect to which prior written notice of such intention has previously been provided, the advance notice period shall be one Business Day), and prior to transmitting notification to Parent of the termination of this Agreement pursuant to this clause (ii) the Board of Directors of the Company has not concluded that the Company Acquisition Proposal is no longer a Superior Proposal. Any such notice shall specify the material terms and conditions of the Company Acquisition Proposal which the Board of Directors of the Company intends to determine is a Superior Proposal (including the identity of the party making the Superior Proposal);

(B) the Company concurrently with transmitting notification to Parent of the termination of this Agreement pursuant to this clause (ii) pays the Termination Fee payable pursuant to Section 9.2(a); and

(C) the Board of Directors of the Company concurrently with transmitting notification to Parent of the termination of this Agreement pursuant to this clause (ii) approves, and the Company substantially concurrently enters into, a definitive agreement with respect to such Superior Proposal;

(iii) all the closing conditions contained in Sections 8.1 and 8.2 have been satisfied or waived (or are capable of being satisfied) and Parent fails to comply with its obligation pursuant to Section 2.3(a) to deposit the necessary cash amount with the Disbursing Agent at the Closing or otherwise to consummate the Merger;

(d) by Parent or Merger Sub, if:

(i) a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.2(a) or (b) not to be satisfied by the Closing, and such breach is incapable of being cured or, if capable of being cured, such breach is not cured within 60 calendar days following notice of such breach to the Company; provided, however, that neither Parent nor Merger Sub is then in material breach of its covenants and agreements under this Agreement; or

(ii) the Board of Directors of the Company shall have effected a Recommendation Withdrawal.

Section 9.2. Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), then the Company shall pay to Parent the Termination Fee concurrently with any such termination.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii), the Company shall pay to Parent an amount equal to (x) 50% of the Termination Fee and (y) the Parent Expenses as promptly as possible (but in any event within four Business Days) following such termination of this Agreement. In addition, in the event that (i) any such termination occurs pursuant to Section 9.1(d)(ii), (ii) at any time after the date of this Agreement and prior to such termination of this Agreement, a Company Acquisition Proposal shall have been publicly announced and such Company Acquisition Proposal is not withdrawn or terminated prior to such termination of this Agreement, and (iii) within nine months after such termination of this Agreement, the Company or any of its Subsidiaries enters into (and thereafter consummates) a definitive agreement with respect to, or consummates, any Company Acquisition Proposal (whether or not the same as that originally announced), then the Company shall pay to Parent an amount equal to 50% of the Termination Fee, less the amount of Parent Expenses previously paid to Parent by the Company pursuant to this Section 9.2(b), as promptly as possible (but in any event within four Business Days) following such consummation. For purposes of this Section 9.2(b), the term “Company Acquisition Proposal” shall have the meaning set forth in the definition of Company Acquisition Proposal contained in Section 7.4 but references therein to “20%” shall be replaced with “50%”).

(c) In the event that (i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) and the Company shareholders shall have not approved this Agreement by the Requisite Shareholder Vote or (B) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(iii), (ii) at any time after the date of this Agreement and prior to the Company Shareholder Meeting, a Company Acquisition Proposal shall have been publicly announced and such Company Acquisition Proposal is not withdrawn or terminated prior to the Company Shareholder Meeting, and (iii) within nine months after such termination, the Company or any of its Subsidiaries enters into (and thereafter consummates) a definitive agreement with respect to, or consummates, any Company Acquisition Proposal (whether or not the same as that originally announced), then the Company shall pay to Parent the Termination Fee, less the amount of any Parent Expenses previously paid to Parent by the Company, as promptly as possible (but in any event within four Business Days) following such consummation (provided that solely for purposes of this Section 9.2(c), the term “Company Acquisition Proposal” shall have the meaning set forth in the definition of Company Acquisition Proposal contained in Section 7.4 but references therein to “20%” shall be replaced with “50%”).

(d) Parent shall pay the Reverse Termination Fee to the Company or as directed by the Company as promptly as possible (but in any event within four Business Days) following termination of this Agreement in any of the circumstances set forth in any of the following clauses (i)-(iii): (i) this Agreement is terminated by the Company pursuant to Section 9.1(c)(i) or 9.1(c)(iii); (ii) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(ii) (if attributable to Gaming Approvals) or Section 9.1(b)(iv); or (iii) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) and all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied or waived (or are capable of being satisfied at a Closing) except for the conditions set forth in Section 8.1(c) or 8.1(d) (if attributable to Gaming Approvals), provided that the Company is not substantially at fault for the failure of the conditions set forth in Section 8.1(c) or 8.1(d) to be satisfied.

(e) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(iii), then the Company shall pay to Parent as promptly as possible (but in any event within four Business Days of such termination) all of Parent’s and Merger Sub’s reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement (only to the extent not otherwise previously paid to, or for the benefit of, Parent by the Company prior to the termination of this Agreement) in connection with the transactions contemplated by this Agreement (“Parent Expenses”); provided that the payment by the Company of Parent Expenses pursuant to this Section 9.2(e) shall not relieve the Company of any subsequent obligation to pay the

Termination Fee pursuant to Section 9.2(c) except to the extent indicated in such Section 9.2(c); and provided, further, that the reimbursement for Parent Expenses shall in no event exceed $17.5 million in the aggregate.

(f) Any amount that becomes payable pursuant to Section 9.2(a), 9.2(b), 9.2(c), 9.2(d) or 9.2(e) shall be paid by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable. In no event shall the Company be obligated to pay the Termination Fee, or Parent be obligated to pay the Reverse Termination Fee, on more than one occasion.

(g) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If the Company fails to pay Parent the Termination Fee or Parent Expenses when due or Parent fails to pay the Company the Reverse Termination Fee when due, the Company or Parent, as the case may be, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by such other party in connection with the collection under and enforcement of this Section 9.2 and shall pay interest on the amount of the Termination Fee, Parent Expenses or Reverse Termination Fee, as applicable, at the rate of 10% per annum, compounded daily, from the date such Fee or Expenses became due and owing through and including the date of payment. In addition, the parties further agree that, if the Company fails to pay Parent any amount payable under this Agreement when due or Parent fails to pay the Company any amount payable under this Agreement when due (other than the amounts referred to in the prior sentence), the Company or Parent, as the case may be, shall pay interest on such amount at the rate of 10% per annum, compounded daily, from the date such amount became due and owing through and including the date of payment.

Section 9.3. Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates hereunder, except Sections 7.2(a) (solely with respect to the reimbursement obligations of Parent), 7.9(a) (solely with respect to the indemnification and reimbursement obligations of Parent), 7.11, 7.13 (solely with respect to the indemnification and reimbursement obligations of Parent), 9.2 and 9.3 and Article X will survive the termination hereof.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), or by facsimile, and shall be given:

if to Parent or Merger Sub, to:

PNG Acquisition Company Inc.

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: Wes Edens

Fax:          (212) 798-6070

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:  Thomas M. Cerabino

                  Adam M. Turteltaub

Fax:           (212) 728-8111

if to the Company, to:

Penn National Gaming, Inc.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

Attention: Peter M. Carlino

Fax:          (610) 376-2842

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Daniel A. Neff

                 David C. Karp

Fax:          (212) 403-2000

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2. Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.

Section 10.3. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that the Company shall be liable for and shall pay any Tax imposed on its shareholders in respect of assets that are owned directly or indirectly by the Company.

Section 10.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the Company shareholders; provided, however, that, after approval of this Agreement by the Company shareholders, no amendment may be made which under applicable Law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.5. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 10.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Section 10.8. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 7.5.

Section 10.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10. Entire Agreement. This Agreement, together with the Annexes, the Company Disclosure Letter, the Parent Disclosure Letter, the Equity Financing Commitments and the Confidentiality Agreements, constitute the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter hereof except as specifically set forth herein or in the Company Disclosure Letter.

Section 10.11. Jurisdiction.

(a) For the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, each party irrevocably submits to the jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and, in the event there is no subject matter jurisdiction over this dispute in Federal court, then to the jurisdiction of the Court of Common Pleas of Berks County. Each party agrees to commence any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in the United States District Court for the Eastern District of Pennsylvania, and, in the event such suit, action or other proceeding may not be brought in Federal court, then each party agrees to commence such suit, action or proceeding in the Court of Common Pleas of Berks County. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) the United States District Court for the Eastern District of Pennsylvania, and in (ii) the Court of Common Pleas of Berks County. Each party hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any of the aforementioned courts that any such suit, action or proceeding has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 10.11 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 10.11 shall not constitute a general consent to service of process in the Commonwealth of Pennsylvania and shall have no effect for any purpose except as provided in this Section 10.11. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12. Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 10.13. Remedies.

(a) Notwithstanding anything to the contrary contained in this Agreement, Parent’s and Merger Sub’s right to terminate this Agreement and receive, as applicable, the payment of the Termination Fee pursuant to Section 9.2(a), 9.2(b) or 9.2(c) and the amounts payable pursuant to Section 9.2(e) and 9.2(g) shall be the sole and exclusive monetary remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, shareholders, partners, members, directors, officers or agents except that if Parent terminates this Agreement pursuant to Section 9.1(d)(i) as a result of a breach of a covenant or agreement or other intentional breach on the part of the Company (a “Section 9.1(d)(i) Covenant Breach Termination”), the sole and exclusive monetary remedy of Parent and Merger Sub, if any, against the Company and its Subsidiaries and any of their respective Affiliates, shareholders, partners, members, directors, officers and agents shall be from the Company, and in such event the Company shall not be directly or indirectly liable for losses and damages arising from or in connection therewith in an aggregate amount in excess of the Termination Fee. The parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in all material respects by the Company in accordance with their specific terms or were otherwise materially breached (or the Company were to threaten such a breach). The Company irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Sub. Accordingly, the parties acknowledge that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or to enforce specifically the obligations of the Company under this Agreement. Whether or not Parent or Merger Sub seeks specific performance pursuant to the foregoing provisions or otherwise, in no event shall Parent or Merger Sub be entitled to Damages in excess of the amount of the Termination Fee. Upon the payment, as applicable, by the Company of the Termination Fee pursuant to Section 9.2(a), 9.2(b) or 9.2(c) and the amounts payable pursuant to Section 9.2(e) and 9.2(g) or which may be payable in respect of a Section 9.1(d)(i) Covenant Breach Termination, none of the Company and its Subsidiaries or any of their respective Affiliates, shareholders, partners, members, directors, officers or agents shall have any further monetary liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company’s right to terminate this Agreement and receive, as applicable, payment of the Reverse Termination Fee pursuant to Section 9.2(d) and any amounts payable pursuant to Sections 7.2(a), 7.9(a) and 9.2(g) shall be the sole and exclusive monetary remedy of the Company and its Subsidiaries against Parent, Merger Sub and any of their respective Affiliates, shareholders, partners, members, directors, officers or agents. The parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in all material respects by Parent or Merger Sub in accordance with their specific terms or were otherwise materially breached (or Parent or Merger Sub were to threaten such a breach). Parent and Merger Sub irrevocably waive any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by the Company. Accordingly, the parties acknowledge that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the obligations of Parent and/or Merger Sub under this Agreement, including Parent’s obligation to cause the Equity Financing to be funded at the Closing if all of the conditions to Closing set out in Section 8.1 and Section 8.2 are satisfied (or are capable of being satisfied upon the Closing). Whether or not the Company seeks specific performance pursuant to the foregoing provision or otherwise, in no event shall the Company be entitled to Damages in an amount in excess of the Reverse Termination Fee. Upon the payment, as applicable, of the Reverse Termination Fee pursuant to Section 9.2(d) and any amounts payable pursuant to Sections 7.2(a), 7.9(a) and 9.2(g), none of the Parent or Merger Sub or any of their respective Affiliates, shareholders, partners, members, directors, officers or agents shall have any further monetary liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first written above.

PENN NATIONAL GAMING, INC.

By:	/s/ Peter M. Carlino
Name: Mr. Peter M. Carlino Title: Chairman and Chief Executive Officer

PNG ACQUISITION COMPANY INC.

By:	/s/ William Doniger
Name: William Doniger Title: Vice President

PNG MERGER SUB INC.

By:	/s/ William Doniger
Name: William Doniger Title: Vice President

ANNEX B

June 15, 2007

The Board of Directors

Penn National Gaming, Inc.

825 Berkshire Boulevard

Wyomissing, PA 19610

Dear Members of the Board:

We understand that PNG Acquisition Company Inc. (“Parent”), PNG Merger Sub Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and Penn National Gaming, Inc. (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger and a wholly-owned subsidiary of Parent (the “Merger”). Pursuant to the Merger, each share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than any shares of Company Common Stock (i) held by the Company as treasury stock or (ii) owned directly or indirectly by Parent or Merger Sub), shall be automatically converted into the right to receive $67.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are set out more fully in the Agreement. Capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the Agreement. We understand that certain holders of shares of Company Common Stock (collectively the “Rollover Investors”) may, immediately prior to the effective time of the Merger, contribute their shares of Company Common Stock in exchange for equity interests of Parent or another entity that will own the Company, directly or indirectly, following the effective time of the Merger.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Rollover Investors, Parent and its affiliates, if any), of the Merger Consideration to be paid to such holders in the Merger. In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Analyzed certain publicly available historical business and financial information relating to the Company;

(iii)	Reviewed various financial forecasts and other data provided to us by the management of the Company relating to its business;

(iv)	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company;

(vii)	Reviewed the historical stock prices and trading volumes of the Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency or fair value of the Company, and have not been furnished with any such valuation or appraisal. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. We were authorized to solicit a limited number of parties regarding a potential transaction with respect to the Company prior to the date hereof.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions of the Agreement by the Company. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Merger.

Lazard Frères & Co. LLC (“Lazard”) is acting as investment banker to the Company in connection with the Merger and will receive a fee for its services, a portion of which we will receive upon rendering this opinion, and another portion of which is payable upon consummation of the Merger. Also, we may have from time to time in the past provided, and may currently or in the future provide, investment banking services to Fortress Investment Group LLC, Centerbridge Partners, L.P. or their respective affiliates or to one or more of their respective portfolio companies, for which we have received or may receive customary fees. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our engagement and the opinion expressed herein are for the benefit of the Company’s Board of Directors in connection with its consideration of the Merger. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the underlying business decision by the Company to engage in the Merger, and is not intended to and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Merger or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock (other than the Rollover Investors, Parent and its affiliates, if any) in the Merger is fair to such holders from a financial point of view.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ Leslie Heisz
Leslie Heisz Managing Director

B-2

PRELIMINARY — SUBJECT TO COMPLETION — DATED OCTOBER 29, 2007

PROXY

PENN NATIONAL GAMING, INC. 825 BERKSHIRE BLVD., SUITE 200 WYOMISSING, PA 19610

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic deliver of information up until 11:59 p.m. eastern time on             , 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. on             , 2007. Have your proxy card in hand when you call and then follow the instructions

VOTE BY MAIL Return a signed proxy card in the postage-paid envelope we’ve provided or return it to Penn National Gaming, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED

PENN NATIONAL GAMING, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1 AND A VOTE “FOR” PROPOSAL NO. 2

1. Approve and adopt the Agreement and Plan of Merger, dated as of June 15, 2007, by and among Penn National Gaming, Inc., PNG Acquisition Company Inc. and PNG Merger Sub Inc.	For	Against	Abstain
	[ ]	[ ]	[ ]

2.      Adjournment and postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

	[ ]	[ ]	[ ]

3. In their discretion, such other business as may properly come before the special meeting.	[ ]	[ ]	[ ]

Please sign exactly as name appears.

For joint accounts, each joint owner must sign.

A proxy executed by a corporation or other

company should be signed in its name by its authorized officers.

Executors, Administrators, trustees and partners should

indicate their positions when signing.

Signature	Date	Signature (Joint Owners)	Date
Title(s), if any		Title(s), if any

PROXY

PENN NATIONAL GAMING, INC.

SPECIAL MEETING OF SHAREHOLDERS, ______, 2007

The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) [•] and [•], and each of them, as attorneys and proxies, with full power of substitution, to vote on behalf of the shareholder(s) all of the shares of Common Stock of Penn National Gaming, Inc. that the shareholder(s) would be entitled to vote at the Special Meeting of Shareholders thereof to be held on _______, 2007, and at any and all postponements and adjournments thereof, upon the matters listed on the reverse side.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED “FOR” SUCH ITEM AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

SEE REVERSE SIDE	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE DATE AND SIGN ON THE OTHER SIDE AND RETURN THIS PROXY PROMPTLY.	SEE REVERSE SIDE